Filed with the Securities and Exchange Commission on April 26, 1995
                                                       Registration No. 33-58111


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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                ----------------
                              UJB FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

          New Jersey                                        22-1903313
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                                      6711
                         (Primary Standard Industrial
                          Classification Code Number)

                              301 Carnegie Center
                                 P.O. Box 2066
                        Princeton, New Jersey 08543-2066
                                 (609) 987-3200
    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                           RICHARD F. OBER, JR., ESQ.
            Executive Vice President, General Counsel and Secretary
                       301 Carnegie Center, P.O. Box 2066
                        Princeton, New Jersey 08543-2066
                                 (609) 987-3430

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                ----------------
                                   Copies to:

   RONALD F. DAITZ, ESQ.                              HENRY L. JUDY, ESQ.
  Weil, Gotshal & Manges                            Kirkpatrick & Lockhart
     767 Fifth Avenue                                 1800 M Street, N.W.
 New York, New York 10153                           South Lobby--Suite 900
                                                    Washington, D.C. 20036

                                ----------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the merger of Bancorp New Jersey, Inc. with and into the Registrant as described herein.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                ----------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              UJB FINANCIAL CORP.

                             Cross-Reference Sheet
                                      for
               Registration Statement on Form S-4 and Prospectus

 Item
Number               Caption                                          Caption in Prospectus
- ------               -------                                          ---------------------
A. INFORMATION ABOUT THE
     TRANSACTION
 1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus ...............................  Facing Page of Registration Statement; Cross Reference Sheet;
                                                    Outside Front Cover Page of Prospectus

 2. Inside Front and Outside Back Cover
      Pages of Prospectus ......................  Incorporation of Certain Documents by Reference; Available
                                                    Information; Table of Contents


 3. Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information ............  Incorporation of Certain Documents by Reference; Summary; Introduction;
                                                    Selected Financial Data; Pro Forma Financial Information



 4. Terms of the Transaction ...................  Summary; Introduction; The Merger; The Merger Agreement;
                                                    Description of UJB Capital Stock; Description of Bancorp
                                                    Capital Stock

 5. Pro Forma Financial Information ............  Selected Financial Data; Pro Forma Financial Information

 6. Material Contracts with the Company
      Being Acquired ...........................  The Merger; The Merger Agreement

 7. Additional Information Required for
      Re-offering by Persons and Parties
      Deemed to be Underwriters ................  Not Applicable


 8. Interests of Named Experts and Counsel .....  Legal Matters


 9. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities ..............................  Not Applicable


B. INFORMATION ABOUT THE
     REGISTRANT

10. Information with Respect to S-3
      Registrants .............................  Incorporation of Certain Documents by Reference; UJB Financial
                                                    Corp.; Description of UJB Capital Stock

11. Incorporation of Certain Information by
      Reference ...............................  Incorporation of Certain Documents by Reference

12. Information with Respect to S-2 or S-3
      Registrants .............................  Not Applicable

13. Incorporation of Certain Information
      by Reference ............................  Not Applicable

14. Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants .......  Not Applicable


 Item
Number               Caption                                          Caption in Prospectus
- ------               -------                                          ---------------------
C. INFORMATION ABOUT THE COMPANY
     BEING ACQUIRED
15. Information with Respect to S-3
      Companies ...............................  Not Applicable


16. Information with Respect to S-2 or S-3
      Companies ...............................  Incorporation of Certain Documents by Reference; Bancorp
                                                    New Jersey, Inc.; Description of Bancorp Capital Stock.

17. Information with Respect to Companies
      Other Than S-2 or S-3 Companies .........  Not Applicable


D. VOTING AND MANAGEMENT
     INFORMATION


18. Information if Proxies, Consents or
      Authorizations are to be Solicited ......  Incorporation of Certain Documents by Reference; Summary;
                                                    Introduction; Bancorp Annual Meeting; The Merger; UJB
                                                    Financial Corp.; Bancorp New Jersey, Inc.; Election of
                                                    Bancorp Directors

19. Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer .................  Not Applicable

[LOGO CUT]


                            BANCORP NEW JERSEY, INC.
                              10 West High Street
                          Somerville, New Jersey 08876
                                 (908) 722-0600



                                                                  April 28, 1995


Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of Bancorp New Jersey, Inc. ("Bancorp"), to be held at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, at 3:00 p.m.(local time), on Friday, May 26, 1995.

     At the Annual Meeting, the shareholders will be asked to approve three Proposals that have been adopted by Bancorp's Board of Directors. The first Proposal is for approval of the Agreement and Plan of Merger dated January 19, 1995 between Bancorp and UJB Financial Corp., which provides for the merger of Bancorp with and into UJB Financial Corp. and the conversion of shares of common stock of Bancorp into either shares of the common stock of UJB Financial Corp. or cash, or in certain circumstances a combination of UJB Financial Corp. common stock and cash, all as more fully described in the accompanying Proxy Statement-Prospectus. Consummation of the merger is subject to certain conditions, including the approval of the Agreement and Plan of Merger by Bancorp's shareholders at this Annual Meeting. The Second Proposal is for the election of three directors of Bancorp. The third Proposal is for ratification of the appointment of independent certified accountants for Bancorp.


     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS APPROVED THESE THREE PROPOSALS AND RECOMMENDS THAT YOU VOTE FOR THEIR APPROVAL. Because of the importance of the Proposals, I urge you to read the additional important information concerning Bancorp, UJB Financial Corp. and the Proposals contained in the Notice of Annual Meeting of Shareholders, Proxy Statement-Prospectus and Annual Report to Shareholders that accompany this letter.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Please sign each proxy card that you receive and return it, as soon as possible, in the postage-paid return envelope that is provided for your convenience. The return of your proxy card will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

     Kindly forward your proxy card at your earliest convenience.

                                        Sincerely,

                                        [Signature Cut]

                                        Beatrice D'Agostino
                                        Chairman, President and
                                          Chief Executive Officer

                            BANCORP NEW JERSEY, INC.
                              10 West High Street
                          Somerville, New Jersey 08876
                                 (908) 722-0600

                                ----------------

                                     NOTICE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 26, 1995

                                ----------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bancorp New Jersey, Inc. ("Bancorp") will be held at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, on Friday, May 26, 1995 at 3:00 p.m. (local time), for the purpose of considering and voting on the following matters:


          (1) A proposal to approve the Agreement and Plan of Merger dated January 19, 1995 between Bancorp and UJB Financial Corp., which agreement provides for the merger of Bancorp with and into UJB Financial Corp. and for the conversion of outstanding shares of the common stock, par value $.01 per share, of Bancorp into either (i) whole shares of the common stock, par value $1.20 per share, of UJB Financial Corp. and cash in lieu of fractional shares, based on an exchange ratio to be determined subsequent to the date of the Annual Meeting and subject to certain anti-dilution adjustments, (ii) cash, or (iii) in certain circumstances, depending upon the outcome of an election and allocation process, a combination of whole shares of UJB Financial Corp. common stock (and cash in lieu of fractional shares) based on the exchange ratio and cash, all as more fully described in the accompanying Proxy Statement-Prospectus.

          (2) The election of three directors to serve for a term of three years or until consummation of the merger provided for in the Agreement and Plan of Merger.


          (3) The ratification of the appointment of KPMG Peat Marwick LLP as independent certified accountants of Bancorp for the year ending December 31, 1995; and


          (4) The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Descriptions of the Proposals to be considered are contained in the Proxy Statement-Prospectus that accompanies this Notice.

     Pursuant to the Bylaws of Bancorp, the Board of Directors has fixed March 31, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only record holders of outstanding Bancorp common stock as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A complete alphabetical list of shareholders entitled to vote at the Annual Meeting shall be open to examination by any shareholder, for any purpose germane to the meeting, during ordinary business hours, for 10 days prior to the meeting, at the principal office of Bancorp, as set forth above.

                                             By order of the Board of Directors

                                             [Signature Cut]


                                             Robert H. Hunt, Jr.
                                             Secretary



Somerville, New Jersey
April 28, 1995


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER YOU
PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING OR NOT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE SELF-ADDRESSED POSTAGE-PAID ENVELOPE. ANY PROXY MAY BE REVOKED BY YOU IN WRITING, OR IN PERSON, AT ANY TIME PRIOR TO THE VOTING OF SUCH PROXY.

THE BOARD OF DIRECTORS OF BANCORP UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER, TO ELECT THE THREE DIRECTOR NOMINEES NAMED HEREIN AND TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT ACCOUNTANTS OF BANCORP FOR THE YEAR ENDING DECEMBER 31, 1995.

           [BANCORP LOGO]                            [UJB LOGO]

           PROXY STATEMENT                           PROSPECTUS
      BANCORP NEW JERSEY, INC.                  UJB FINANCIAL CORP.
         10 WEST HIGH STREET                    301 CARNEGIE CENTER
    SOMERVILLE, NEW JERSEY 08876         PRINCETON, NEW JERSEY 08543-2066
           (908) 722-0600                         (609) 987-3200

                              2,678,610 SHARES OF
                    COMMON STOCK (PAR VALUE $1.20 PER SHARE)

     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $.01 per share, of Bancorp New Jersey Inc., a Delaware corporation and registered bank holding company ("Bancorp"), in connection with the solicitation of proxies by the Board of Directors of Bancorp ("Bancorp Board") for use at the Annual Meeting of Bancorp's shareholders to be held at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, at 3:00 p.m. (local time) on Friday, May 26, 1995, and at any adjournments thereof ("Annual Meeting").

     This Proxy Statement-Prospectus relates to up to 2,678,610 shares of common stock, par value $1.20 per share ("UJB Stock"), of UJB Financial Corp, a New Jersey corporation and registered bank holding company ("UJB"), to be issued upon the merger ("Merger") of Bancorp with and into UJB, pursuant to an Agreement and Plan of Merger dated January 19, 1995 ("Merger Agreement"). In the Merger, each outstanding share of Bancorp's common stock, par value $.01 per share ("Bancorp Stock"), outstanding at the Effective Time (as defined herein) will be converted into the right to receive either (1) whole shares of UJB Stock and cash in lieu of any fractional shares of UJB Stock ("Cash In Lieu Amount"), based on an exchange ratio to be determined subsequent to the date of the Annual Meeting ("Exchange Ratio"), adjusted, if necessary, in accordance with certain anti-dilution provisions (such whole shares of UJB Stock and such Cash In Lieu Amount determined in accordance with the Exchange Ratio and any necessary anti-dilution adjustments are referred to collectively herein as the "Stock Consideration"), (2) $43.10 per share in cash ("Cash Consideration"), or (3) in certain circumstances, depending upon the outcome of an election and allocation process, a combination of Stock Consideration and Cash Consideration. The Stock Consideration and Cash Consideration payable in connection with the Merger, whether payable individually or in combination as a result of the election and allocation process, are sometimes collectively referred to herein as the "Merger Consideration." The Exchange Ratio will be fixed based on the "Average Price" of UJB Stock over a period ending on the "Determination Date" (as both terms are defined herein). The Exchange Ratio will not be lower than
1.5441 and will not be higher than 1.8872 except in certain circumstances more fully described herein. See "THE MERGER AGREEMENT--Determination of Exchange Ratio" for further discussion of the Exchange Ratio.


     This Proxy Statement-Prospectus constitutes (1) the Proxy Statement of Bancorp relating to the solicitation of proxies by the Bancorp Board for use at the Annual Meeting to be held for the purpose of considering and voting upon (a) a proposal to approve the Merger Agreement and the transactions contemplated thereby, (b) the election of three directors to serve for a term of three years or until the Effective Time of the Merger, and (c) the ratification of the appointment of KPMG Peat Marwick LLP as independent accountants of Bancorp for the year ending December 31, 1995, and (2) the Prospectus of UJB with respect to the UJB Stock to be issued in the Merger. Consummation of the Merger is subject to various conditions, including the approvals of the shareholders of Bancorp, the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the Commissioner of Banking of the State of New Jersey ("New Jersey Commissioner of Banking").


     All information contained in this Proxy Statement-Prospectus with respect to UJB has been supplied by UJB, and all information with respect to Bancorp has been supplied by Bancorp.

     The Proxy Statement-Prospectus is first being mailed to Bancorp shareholders on or about April 28, 1995.

                                ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                ----------------


         The date of this Proxy Statement-Prospectus is April 28, 1995.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
 INDEX OF DEFINED TERMS .................................................. (iii)
 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .........................    1
 AVAILABLE INFORMATION....................................................    1
 SUMMARY..................................................................    3
   The Companies..........................................................    3
   Annual Meeting.........................................................    3
   Stock Held By Affiliates ..............................................    3
   The Merger.............................................................    4
   Conversion of Outstanding Bancorp Stock ...............................    5
   Conversion of Outstanding Bancorp Stock Options .......................    5
   Recommendation of Bancorp Board .......................................    6
   Opinion of Bancorp's Financial Advisor ................................    6
   Dissenters' Rights ....................................................    6
   Accounting Treatment ..................................................    6
   Federal Income Tax Consequences........................................    6
   Regulatory Approvals...................................................    6
   Conditions of the Merger...............................................    7
   Exchange of Certificates...............................................    7
   Interests of Certain Persons in the Merger.............................    7
   Market Prices and Dividends............................................    7
 INTRODUCTION.............................................................    9
 ANNUAL MEETING...........................................................    9
   Record Date; Vote Required.............................................    9
   Holders of Bancorp Voting Securities...................................    9
   Proxies; Revocation; Solicitation......................................   11
 SELECTED FINANCIAL DATA..................................................   12
 PRO FORMA FINANCIAL INFORMATION..........................................   14
   Pro Forma Combined Condensed Balance Sheet.............................   15
   Pro Forma Combined Condensed Statements of Income......................   17
   Pro Forma Combined Common Share Data ..................................   19
 MARKET PRICE AND DIVIDEND MATTERS........................................   20
   Market Price and Dividend History......................................   20
   Coordination of and Limitations on Dividends Under Merger
     Agreement............................................................   20
   Dividend Limitations ..................................................   20
 PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT.............................   21
 THE MERGER...............................................................   21
   Recommendation of the Bancorp Board and Reasons for the Merger.........   21
   Background.............................................................   22
   Opinion of Bancorp's Financial Advisor.................................   23
   Charter and By-Laws of Surviving Corporation...........................   27
   Board of Directors and Officers of Surviving Corporation...............   27
   Dissenters' Rights.....................................................   27
   New York Stock Exchange Listing........................................   29
   Accounting Treatment...................................................   29
   Certain Federal Income Tax Consequences................................   29
   Differences in Shareholders' Rights....................................   31
 THE MERGER AGREEMENT.....................................................   37
   Effective Time.........................................................   37
   Closing of the Merger..................................................   37
   Determination of Exchange Ratio........................................   38



                                         (i)

                                                                            Page
                                                                            ----
   Election and Allocation Procedures.....................................   38
   Termination Fee........................................................   41
   Amendment..............................................................   42
   Bancorp Stock Option Plans.............................................   42
   Interests of Certain Persons in the Merger.............................   43
   Covenants..............................................................   47
   Regulatory Approvals...................................................   47
   Conditions to the Merger; Termination..................................   49
   Expenses...............................................................   49
 UJB FINANCIAL CORP. .....................................................   49
   Description of Business................................................   49
   Recent Developments....................................................   50
 DESCRIPTION OF UJB CAPITAL STOCK.........................................   50
   Common Stock...........................................................   50
   Series B Preferred Stock...............................................   51
   Shareholder Rights Plan................................................   51
 BANCORP NEW JERSEY, INC. ................................................   52
   Description of Business................................................   52
 DESCRIPTION OF BANCORP CAPITAL STOCK.....................................   52
   Common Stock...........................................................   52
   Preferred Stock........................................................   52
   Shareholder Rights Plan................................................   53
 PROPOSAL II--ELECTION OF DIRECTORS.......................................   53
   Information Regarding the Bancorp Board................................   54
   Compensation and Committees of Directors ..............................   55
   Executive Compensation and Other Information...........................   56
PROPOSAL III--RATIFICATION OF APPOINTMENT OF INDEPENDENT
  CERTIFIED ACCOUNTANTS...................................................   64
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING............   64
ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTED AT AN ANNUAL
  MEETING AND SHAREHOLDER PROPOSALS.......................................   64
LEGAL MATTERS.............................................................   64
EXPERTS...................................................................   65
AGREEMENT AND PLAN OF MERGER (without exhibits) ...................  Appendix A
OPINION OF KAPLAN ASSOCIATES, INC. ................................  Appendix B
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ...............  Appendix C
PRESS RELEASE OF UJB REGARDING FIRST QUARTER EARNINGS .............  Appendix D
PRESS RELEASE OF BANCORP REGARDING FIRST QUARTER EARNINGS .........  Appendix E

                                    (ii)

                             INDEX OF DEFINED TERMS

    (Index of Capitalized Terms Defined in this Proxy Statement-Prospectus)

                                             Page in
Defined Term                                Prospectus


1988 Program ...............................      6
1991 Plan ..................................      5
Acquiring Person ...........................     51
Allocated Cash Consideration ...............     41
Annual Meeting .............................   Cover
ATMs .......................................     52
Average Price ..............................      5
Bancorp ....................................   Cover
Bancorp Acquiring Person ...................     53
Bancorp Board ..............................   Cover
Bancorp Certificates .......................      5
Bancorp Distribution Date ..................     53
Bancorp Preferred Stock ....................     52
Bancorp Rights .............................     53
Bancorp Rights Plan ........................     53
Bancorp Shareholders .......................      9
Bancorp Stock ..............................   Cover

BHC Act ....................................     42

Cash Amount ................................      4
Cash Consideration .........................   Cover
Cash Electee Block(s) ......................      4
Cash Electees ..............................      4
Cash Excess ................................     41
Cash In Lieu Amount ........................   Cover
Cash Non-Electees ..........................     41
Closing ....................................     37
Closing Date ...............................     37
Closing Notice .............................     37
Code .......................................      6
Commission .................................      1
Committee ..................................     58
Comparison Group ...........................     59
Corporation Law ............................     27
Court ......................................     28
CPI ........................................     59
Determination Date .........................      5
Dissenting Shareholder .....................     29
Dissenting Shares ..........................      4
Distribution Date ..........................     51
DRP ........................................     11
Effective Time .............................      5
Election Deadline ..........................     39
Election Form ..............................     38
Election Form Record Date ..................     38
Emeritus Program ...........................     46
ESOSP ......................................      7
Excess Stock Amount ........................      4
Exchange Act ...............................      1
Exchange Agent .............................     38
Exchange Ratio .............................   Cover
FDIC .......................................     52
Federal Reserve Board ......................   Cover
IRS ........................................     60
Justice Department .........................      6
Kaplan .....................................      6
M&A Committee ..............................     22
Merger .....................................   Cover
Merger Agreement ...........................   Cover
Merger Consideration .......................   Cover
Named Executive Officer(s) .................     56
NASD .......................................      1
NASDAQ .....................................      1
New Jersey Commissioner of Banking .........   Cover
New Jersey Savings Bank Act ................     48
NJ Certificate .............................     37
NJSB .......................................      3
NJSB Board .................................     54
Non-Electees ...............................      4
Notice of Guaranteed Delivery ..............     39
NYSE .......................................      1
Option Plans ...............................      6
Outstanding Shares .........................      4
P/B ........................................     25
P/E ........................................     25
Record Date ................................      3
Registration Statement .....................      1
Rights .....................................     51
Rights Plan ................................     51
Securities Act .............................      1
Series A Preferred Stock ...................     53
Series B Preferred Stock ...................     50
Series R Preferred Stock ...................     51
SERP .......................................     57
Stock Amount ...............................      4
Stock Consideration ........................   Cover
Stock Electees .............................      4
Stock Shortfall Amount .....................      4
Substitute Stock Consideration .............     41
Surviving Corporation ......................     21
Tax Counsel ................................     41
Tax-Free Consideration .....................     41
Termination Notice .........................     38
Trust ......................................     63
UJB ........................................   Cover
UJB Board ..................................     23
UJB Certificates ...........................      5
UJB Preferred Stock ........................     50
UJB Stock ..................................   Cover


                                     (iii)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference into and made a part of this Proxy Statement-Prospectus the following documents filed with the Securities and Exchange Commission ("Commission"): (1) the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and the Current Report on Form 8-K dated January 19, 1995 filed by UJB, (2) the Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and the Current Report on Form 8-K dated January 19, 1995 filed by Bancorp and (3) the description of the UJB Stock contained in UJB's Registration Statement on Form 10 filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), dated August 31, 1970, including all amendments thereto and reports filed under the Exchange Act for the purpose of updating such description. All documents filed by UJB and Bancorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the respective dates of filing of such documents.


     This Proxy Statement-Prospectus is accompanied by Bancorp's 1994 Annual Report to Shareholders.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.


     This Proxy Statement-Prospectus incorporates documents by reference that are not presented herein or delivered herewith. UJB and Bancorp each hereby undertakes, with respect to the documents listed above filed by it with the Commission, to provide without charge to each person, including any beneficial owner, to whom this Proxy Statement-Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated into this Proxy Statement-Prospectus and deemed to be part hereof, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Requests for documents filed by UJB should be directed to Richard F. Ober, Jr., Secretary, UJB Financial Corp., 301 Carnegie Center, P.O. Box 2066, Princeton, New Jersey 08543-2066 (telephone (609) 987-3442). Requests for documents filed by Bancorp should be directed to Russell G. Muter, Executive Vice President and Treasurer, Bancorp New Jersey, Inc.,10 West High Street, Somerville, New Jersey 08876 (telephone (908) 722-0600). In order to ensure timely delivery of documents prior to the Annual Meeting, any request should be made by May 12, 1995.



                             AVAILABLE INFORMATION

     Each of UJB and Bancorp is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission relating to its businesses, financial statements and other matters. The Registration Statement discussed below and the exhibits thereto as well as such reports, proxy statements and other information filed by UJB and Bancorp may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission:
Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. UJB Stock is listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning UJB are available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Bancorp Stock is listed on the NASDAQ Stock Market--National Market System ("NASDAQ") and reports, proxy statements and other information concerning Bancorp are available for inspection at the offices of the National Association of Securities Dealers, Inc. ("NASD"), 1735 K
Street, N.W., Washington, D.C. 20006.

     UJB has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), in respect of the UJB Stock to be issued in the Merger ("Registration Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits filed as a part thereof or incorporated by reference therein.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create an implication that there has been no change in the affairs of UJB or Bancorp or in the information set forth herein since the date of this Proxy Statement-Prospectus.

                                    SUMMARY


     The following constitutes a brief summary, for the convenience of the shareholders of Bancorp, of the information contained in this Proxy Statement-Prospectus, relating principally to the proposal to approve the Merger Agreement, including Appendices A, B and C hereto. The summary is necessarily selective and is qualified in its entirety by the more extensive discussion contained elsewhere in this Proxy Statement-Prospectus and the documents incorporated by reference herein relating to the proposal to approve the Merger Agreement. Bancorp shareholders are encouraged to read carefully this Proxy Statement-Prospectus, including Appendices A, B and C.

The Companies

  UJB

     UJB Financial Corp., a New Jersey corporation and registered bank holding company with its principal executive offices at 301 Carnegie Center, Princeton, New Jersey, through its wholly owned subsidiary banks, United Jersey Bank and First Valley Bank, operated, as of December 31, 1994, 270 banking offices located in New Jersey and eastern Pennsylvania. The subsidiary banks of UJB are engaged in a general banking business. They offer demand and interest bearing deposit accounts, make business, real estate, personal and installment loans, and provide lease financing and trust and fiduciary services. In addition, UJB owns nine active nonbank subsidiaries that are engaged primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

  Bancorp


     Bancorp New Jersey, Inc., a Delaware corporation and registered bank holding company with its principal executive offices at 10 West High Street, Somerville, New Jersey, through its wholly owned subsidiary bank, New Jersey Savings Bank ("NJSB"), operated, as of January 31, 1995, twelve banking offices located in Basking Ridge, Bedminster, Branchburg, Bridgewater, Flemington, Hillsborough, Princeton, Somerville, Somerset and Whitehouse, New Jersey. NJSB's primary business consists of attracting deposits from the general public and originating loans that are secured by residential properties, as well as originating commercial and consumer loans.


Annual Meeting

  Time, Date, Place and Purpose


     The Annual Meeting will be held on May 26, 1995 at 3:00 p.m. (local time), at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, to consider and vote upon (1) a proposal to approve the Merger Agreement and the transactions contemplated thereby, (2) the election of three directors to serve for a term of three years or until the Effective Time of the Merger and (3) the ratification of the appointment of KPMG Peat Marwick LLP as independent accountants of Bancorp for the year ending December 31, 1995. A copy of the Merger Agreement is attached hereto as Appendix A.


  Record Date; Vote Required

     The record date for determining the Bancorp shareholders entitled to notice of and to vote at the Annual Meeting is March 31, 1995 ("Record Date"). The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Bancorp Stock is necessary to constitute a quorum at the Annual Meeting. An affirmative vote of a majority of the shares of Bancorp Stock outstanding and entitled to vote at the Annual Meeting is necessary to approve the Merger Agreement. The vote of a plurality of the shares of Bancorp Stock represented, in person or by proxy, at the Annual Meeting is required to elect the three directors. The third proposal requires the affirmative vote of a majority of the shares of Bancorp Stock represented, in person or by proxy, at the Annual Meeting. In the event that there are not sufficient votes to approve any proposal, the Annual Meeting may, in the sole discretion of the Bancorp Board, be adjourned in order to permit further solicitation of proxies by Bancorp.

  Stock Held by Affiliates



     The directors and executive officers of Bancorp and their affiliates beneficially owned an aggregate of 23.04% of the shares of Bancorp Stock outstanding on the Record Date (assuming the exercise of all options to purchase Bancorp Stock outstanding on such date). The directors and executive officers of Bancorp and their affiliates owned as of the Record Date 300,836, representing 14.30%, of the issued and outstanding shares of Bancorp Stock. Approval of the Merger Agreement by Bancorp Shareholders (as defined herein) will require the affirmative vote of 1,051,636 of the issued and outstanding shares of Bancorp Stock. The directors and the executive officers of Bancorp have all indicated that they will vote their shares of Bancorp Stock in favor of the Merger Agreement. None of the directors or executive officers of Bancorp have yet indicated whether they will elect Cash Consideration or Stock Consideration in exchange for their Bancorp Stock or elect to make no election.

The Merger

  Election and Allocation of Stock and Cash Consideration

     The number of shares of Bancorp Stock to be converted into the right to receive Stock Consideration in the Merger ("Stock Amount") will equal, as closely as reasonably possible, 60% of the "Outstanding Shares." The "Outstanding Shares" is that number arrived at by subtracting from the number of shares of Bancorp Stock outstanding at the Effective Time the number of shares of Bancorp Stock, if any, held by UJB or a subsidiary of UJB at the Effective Time.

     The number of shares of Bancorp Stock to be converted into the right to receive the Cash Consideration ("Cash Amount") will equal, as closely as reasonably possible, the remaining 40% of the Outstanding Shares, reduced by the number of shares of Bancorp Stock representing "Dissenting Shares." "Dissenting Shares" are defined to be the shares of Bancorp Stock with respect to which all conditions necessary to the exercise of applicable appraisal rights, as more fully discussed at "THE MERGER-Dissenters' Rights," have been satisfied as of the Effective Time.

     On a date subsequent to the Annual Meeting but prior to the Closing Date (as defined herein), holders of Bancorp Stock will be requested by the Exchange Agent (as defined herein) to specify in an election process, subject to the allocation provisions described below, whether they wish to receive Stock Consideration ("Stock Electees") or Cash Consideration ("Cash Electees") in the Merger. Bancorp shareholders entitled to participate in the election process may, and probably will, be required to elect between Stock Consideration and Cash Consideration without knowing the Exchange Ratio.

     Also as part of the election process, Cash Electees will be permitted to divide their holdings of Bancorp Stock into blocks of 5,000 shares or more (with any shares not exactly divisible by the selected block amount added to one of the blocks). All Bancorp Stock held by Cash Electees, whether held in a single undivided block or divided into blocks for purposes of the election process, is sometimes referred to herein in the singular as a "Cash Electee Block" and in the plural as "Cash Electee Blocks." See "THE MERGER AGREEMENT--Election and Allocation Procedures."

     If, upon the conclusion of the election process, Stock Electees represent a number of shares of Bancorp Stock that exceeds in the aggregate the Stock Amount (the amount by which such aggregate number exceeds the Stock Amount being sometimes referred to herein as the "Excess Stock Amount"):

          (1) Stock Electees will receive Stock Consideration only with respect to a "Pro Rata Amount" of their shares and will receive Cash Consideration with respect to the remaining balance of their shares. The Pro Rata Amount for each such Stock Electee will equal, as closely as reasonably possible, the aggregate number of shares of Bancorp Stock held by such Stock Electee multiplied by a fraction, the numerator of which is the Stock Amount and the denominator of which is the sum of the Stock Amount and the Excess Stock Amount; and

          (2) Cash Electees and holders of Bancorp Stock failing to have made any election ("Non-Electees") will receive Cash Consideration.

     If, upon the conclusion of the election process, Stock Electees represent a number of shares of Bancorp Stock that is in the aggregate less than the Stock Amount (the amount by which the Stock Amount exceeds this number is sometimes referred to herein as the "Stock Shortfall Amount"):

          (1) all Stock Electees will receive Stock Consideration; and

          (2) (a) if the number of shares of Bancorp Stock represented by Non-Electees is greater than the Stock Shortfall Amount, the Exchange Agent will select by random selection a sufficient number of Non-Electees such that the number of shares of Bancorp Stock represented by such Non-Electees equals, as closely as reasonably possible, the Stock Shortfall Amount, and

          (i) the Non-Electees so selected will receive Stock Consideration, and

          (ii) the Non-Electees not so selected and all Cash Electees will receive Cash Consideration; and

          (b) if the number of shares of Bancorp Stock represented by Non-Electees is less than the Stock Shortfall Amount,

          (i) all Non-Electees will receive Stock Consideration, and

          (ii) the Exchange Agent will select by random selection a sufficient number of Cash Electee Blocks such that the number of shares of Bancorp Stock represented by such Cash Electee Blocks, when added to the shares represented by Non-Electees, equals, as closely as reasonably possible, the Stock Shortfall Amount and (A) holders of the Cash Electee Blocks so selected will receive Stock Consideration, while (B) the holders of Cash Electee Blocks not so selected will receive Cash Consideration.


     If upon conclusion of the allocation process described above the aggregate Cash Consideration otherwise payable as a result of the allocation process (considered together with the cash that may be payable to Dissenting Shareholders (as defined herein)) exceeds, in the opinion of Tax Counsel (as defined herein) the aggregate Cash Consideration payable to qualify the Merger as a tax-free reorganization under Section 368(a) of the Code (as defined herein), thereby rendering Tax Counsel unable to deliver at the Closing Date the opinions required as a condition to the closing of the Merger, then a sufficient number of Non-Electees not already receiving Stock Consideration, and, if necessary, Cash Electee Blocks not already receiving Stock Consideration will, by a random process conducted by the Exchange Agent, be selected to receive UJB Stock based on the price of UJB Stock on the business day before the Closing Date such that Tax Counsel are then able to render the tax opinions.

     See "THE MERGER AGREEMENT--Election and Allocation Procedures."

Determination of Exchange Ratio

     As just described, the shares of each holder of Bancorp Stock will be converted in the Merger into the right to receive the Stock Consideration, the Cash Consideration or a combination of Stock Consideration and Cash Consideration. The Cash Consideration is fixed by the Merger Agreement at $43.10 per share of Bancorp Stock. However, the number of whole shares of UJB Stock and the Cash In Lieu Amount constituting the Stock Consideration, and the Exchange Ratio upon which the determination of the Stock Consideration will be based, have not been fixed and will not be fixed until a date subsequent to the Annual Meeting. The Merger Agreement provides that the Exchange Ratio (and thereby the shares of UJB Stock and Cash In Lieu Amount constituting the Stock Consideration) will be fixed on the "Determination Date," a date which may be any date between the Closing Date of the Merger and the date which is ten business days prior to the Closing Date. The Exchange Ratio will be set by reference to the "Average Price" of UJB Stock, which will be the price representing the average of the closing prices of UJB Stock on the NYSE - Composite Transactions Tape over a ten consecutive trading-day period ending on the Determination Date, and will be based upon the following criteria:

           "Average Price" of UJB Stock on
               the "Determination Date"                      Exchange Ratio
           -------------------------------                   --------------
Greater than $27.9125 ................................    1.5441
  Equal to or greater than $22.8375 and
    equal to or less than $27.9125 ...................    $43.10 [division sign]
                                                          Average Price
  Less than $22.8375 and greater than or
    equal to $20.90 ..................................    1.8872
  Less than $20.90 ...................................    Bancorp may terminate
                                                          the Merger Agreement
                                                          unless UJB agrees to
                                                          an Exchange Ratio
                                                          equal to $39.44
                                                          [division sign]
                                                          Average Price

     Bancorp shareholders entitled to participate in the election process may, and probably will, be required to elect between Stock Consideration and Cash Consideration without knowing the Exchange Ratio.

     The Exchange Ratio is also subject to certain anti-dilution adjustments. See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

Conversion of Outstanding Bancorp Stock

     Upon the date and time specified in the Certificate of Merger filed with the Office of the Secretary of State of the State of New Jersey, or, if filed later, the date of filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware ("Effective Time"), Bancorp will be merged with and into UJB. It is presently contemplated that the Effective Time will occur late in the second quarter or early in the third quarter of 1995 due to the need to obtain the regulatory approvals described herein. At the Effective Time, each outstanding share of Bancorp Stock, other than shares of Bancorp Stock beneficially owned by UJB or a subsidiary of UJB, if any, and Dissenting Shares (see "THE MERGER--Dissenters' Rights"), if any, will be converted into and represent the right to receive the Merger Consideration. In connection with the election process described above, holders of Bancorp Stock will be asked to tender to the Exchange Agent all certificates representing their Bancorp Stock ("Bancorp Certificates"). As soon as practicable following the Effective Time such holders of Bancorp Stock will receive from the Exchange Agent, in exchange for their Bancorp Certificates: (i) checks representing the Cash Consideration; (ii) certificates representing the whole shares of UJB Stock payable as Stock Consideration ("UJB Certificates") and checks representing Cash In Lieu Amounts; or (iii) a combination of (i) and (ii).

Conversion of Outstanding Bancorp Stock Options

     Non-employee directors and certain employees of Bancorp have been granted options to purchase Bancorp Stock under the Bancorp New Jersey, Inc. 1991 Stock Incentive Plan ("1991 Plan"), the New Jersey Savings Bank

Stock Incentive Program ("1988 Program") or both the 1991 Plan and the 1988 Program (collectively, the "Option Plans"). Under the terms of the 1991 Plan, non-employee directors of Bancorp on the date of the Annual Meeting who have served as a director of Bancorp for at least three years will each be granted options to purchase 500 shares of Bancorp Stock on such date (with an exercise price per share equal to the fair market value of a share of Bancorp Stock on the date of grant).

     Limited rights, exercisable only upon a "change in control" of Bancorp (as that term is defined in the Option Plans), were granted in tandem with all options granted to employees of Bancorp under the Option Plans. The limited rights will become exercisable upon consummation of the Merger for a period of 60 days (if granted under 1991 Plan) or 90 days (if granted under the 1988 Program) and will entitle the holder thereof to receive in cash the difference between the exercise price of the option underlying the limited right and the "acquisition price" of the Merger (as that term is defined in the Option Plans) multiplied by the number of shares of UJB Stock with respect to which the limited right is exercised.

     Under the Merger Agreement, options and limited rights relating to Bancorp Stock outstanding at the Effective Time will be converted into options and limited rights relating to UJB Stock and be subject to the same terms and conditions following such conversion as were in effect under the Option Plans, except that (i) the number of shares and exercise prices thereunder will be adjusted based on the Exchange Ratio, (ii) non-employee Directors will be permitted for 90 days following the Effective Time to exercise their options as limited rights, and (iii) the exercisability of options held by employees will be extended for three months following any termination of employment, other than terminations of employment for cause. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans."

Recommendation of Bancorp Board

     The Bancorp Board unanimously recommends that Bancorp shareholders vote to approve the Merger Agreement.

Opinion of Bancorp's Financial Advisor


     Bancorp engaged Kaplan Associates, Inc. ("Kaplan") to render financial advisory and investment banking services in connection with Bancorp management's decision to explore various methods to enhance Bancorp shareholder value. Pursuant to such engagement, Kaplan has evaluated the financial terms of the Merger. Kaplan has delivered to Bancorp an opinion dated April 26, 1995 stating that, as of January 19, 1995 and April 26, 1995, based on the review and assumptions and subject to the limitations described therein, the consideration to be received for each share of Bancorp Stock in the Merger was fair, from a financial point of view, to Bancorp's shareholders. A copy of Kaplan's opinion is attached as Appendix B to this Proxy Statement-Prospectus and should be read in its entirety. See "THE MERGER--Opinion of Bancorp's Financial Advisor."


Dissenters' Rights

     Under certain conditions and by complying with the specific procedures required by statute and described herein, Bancorp's shareholders will have the right to dissent from the Merger, in which event, they may be entitled to receive in cash the judicially determined "fair value" of their shares of Bancorp Stock. See "THE MERGER--Dissenters' Rights."


Accounting Treatment

     It is anticipated that the Merger, when consummated, will be accounted for as a purchase.


Federal Income Tax Consequences

     The Merger is expected to qualify as a "tax-free" reorganization under
Section 368 of the Internal Revenue Code of 1986, as amended ("Code"). Bancorp's counsel has advised Bancorp that, among other things, no gain or loss will be recognized for federal income tax purposes to Bancorp's shareholders upon the conversion of their Bancorp Stock into Merger Consideration, except with respect to any Cash Consideration or Cash In Lieu Amount paid to a Bancorp shareholder. See "THE MERGER--Certain Federal Income Tax Consequences."

Regulatory Approvals

     Consummation of the Merger requires, and is conditioned upon receipt of, the approval of the Merger by the Federal Reserve Board and the New Jersey Commissioner of Banking. The Merger may not be consummated until after the expiration of a 15-to-30-day statutory waiting period following receipt of Federal Reserve Board approval without objection to the Merger by the United States Department of Justice ("Justice Department"). See "THE MERGER AGREEMENT--Regulatory Approvals."

Conditions of the Merger

     Consummation of the Merger is subject, among other things, to the approval of the Merger Agreement by the requisite vote of Bancorp's shareholders and the receipt of all requisite regulatory approvals. See "THE MERGER
AGREEMENT--Conditions to the Merger; Termination."

Exchange of Certificates

     After the date of the Annual Meeting but prior to the Effective Time, Bancorp's shareholders will receive in the mail from the Exchange Agent instructions for electing between receipt of Stock Consideration or Cash Consideration in the Merger and for exchanging Bancorp Certificates for the Merger Consideration to which they become entitled. Bancorp's shareholders should not surrender their Bancorp Certificates until they receive these instructions. See "THE MERGER AGREEMENT--Election and Allocation Procedures."


     In the event a Bancorp Certificate has been, lost, stolen, destroyed or is not properly registered, the holder of the Bancorp Stock represented thereby is urged, in order to avoid delays and additional expense, to notify Bancorp's registrar and transfer agent, Midlantic Bank, N.A., now at (908) 205-4517 of such fact and begin the process of having replacement certificates issued.


Interests of Certain Persons in the Merger



     Directors and executive officers of Bancorp have interests in the Merger that are in addition to their interests as shareholders of Bancorp. These interests include: (1) indemnification of directors and officers of Bancorp and NJSB against certain claims; (2) for certain officers, payments under their employment agreements in the event their employment is terminated by UJB following the Merger (see "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information--Management Employment Contracts"); (3) the additional payment to be made to the Supplemental Executive Retirement Trust of Bancorp's Chief Executive Officer, Beatrice D'Agostino, as a result of the Merger (see "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information--Management Employment Contracts"); (4) in connection with the Option Plans, (i) the exercisability upon consummation of the Merger, due to the resulting "change in control" of Bancorp, for 60 or 90 days, of limited rights previously granted in tandem with employee options, (ii) permitting non-employee Directors, in lieu of purchasing UJB Stock upon exercise of a converted stock option, for a 90 day period following the Effective Time, to receive cash equal to the difference between the exercise price and the Merger acquisition price, and (iii) the extension for three months of the exercisability period for employee options following terminations of employment other than for cause (see "THE MERGER AGREEMENT--Bancorp Stock Option Plans"); (5) Mrs. D'Agostino's receipt of special payments to compensate her for certain costs incurred by her, and that may be incurred by her, in connection with the exercise of certain options in 1994; (6) for certain directors, payments under, and changes to, Bancorp's Director Emeritus Program in connection with the Merger (see "PROPOSAL II--ELECTION OF DIRECTORS--Compensation and Committees of Directors"); and (7) the contemplated termination of the New Jersey Savings Bank Employee Stock Ownership and Savings Plan ("ESOSP") and distribution of accrued benefits, including benefits that had not vested prior to the Merger, and all accounts to participants and their beneficiaries (see "THE MERGER AGREEMENT--Covenants--UJB Covenants"). The estimated aggregate dollar value of all consideration to the directors and executive officers of Bancorp if the Merger is consummated is $2,742,000 to Beatrice D'Agostino (Chairman, President and Chief Executive Officer), $286,000 to each of directors Irving Schwartz, Norman A. Gathany, Louis A. Imfeld and Richard E. Schmelz, $255,000 to each of directors Joseph
A. Hoffman and Theodore K. Sargent, $1,774,000 to each of Robert H. Hunt, Jr. (Senior Executive Vice President and Secretary) and Russell G. Muter (Executive Vice President and Treasurer), $908,000 to John Vassallo (Senior Vice President, Mortgage Loan Division, of NJSB), $796,000 to George S. Sirusas (Senior
Vice President, Commercial Loan Division, of NJSB), $420,000 to Robert J.
DiTota (Assistant Secretary and Assistant Treasurer), and $129,000 to Daniel J. Matyola (Corporate Counsel, Assistant Secretary and Assistant Treasurer), for a total of $10,197,000 to all of the above persons. These interests and the underlying assumptions are described in more detail below under "THE MERGER AGREEMENT--Interests of Certain Persons in the Merger."



Market Prices and Dividends

     UJB Stock is listed and traded on the NYSE. Bancorp Stock is listed and traded on NASDAQ. The following table presents for the periods indicated (rounded to the nearest cent and adjusted for all stock splits and stock dividends) the high, low and closing sale prices of a share of UJB Stock, the high, low and closing sale prices of a share of Bancorp Stock and dividends declared per share on UJB Stock and Bancorp Stock.

                                  UJB Stock                         Bancorp Stock
                    ----------------------------------    --------------------------------
                         Sale Prices                            Sale Prices
                    -----------------------  Dividends    ---------------------  Dividends
Year                High     Low      Close  Per Share    High    Low     Close  Per Share
- ----                ----     ---      -----  ---------    ----    ---     -----  ---------

1992 ............ $ 24.50  $ 14.00  $ 24.25  $ 0.60    $ 15.00  $ 11.25  $ 14.25  $ 0.48
1993 ............   33.25    21.63    24.00    0.69      21.25    14.25    20.75    0.60
1994 ............   29.25    22.50    24.13    0.94      33.50    20.00    29.50    0.80
1995 (through
  April 25) .....   28.75    24.13    27.38    0.29      42.13    29.50    41.88    0.20

     The following table presents (rounded to the nearest cent) for January 19, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and for April 25, 1995, the last sale price of a share of UJB Stock, the last sale price of a share of Bancorp Stock and a hypothetical pro forma equivalent in UJB Stock of a share of Bancorp Stock. The hypothetical pro forma equivalents set forth below are provided for illustration purposes only. Neither hypothetical pro forma equivalent is intended to represent the actual pro forma equivalent that will be applicable to the Merger; such amount will not be calculable until a date subsequent to the Annual Meeting.

     The hypothetical pro forma equivalents were arrived at by multiplying the last sale price of UJB Stock on each of the dates specified in the table by a hypothetical Exchange Ratio that was fixed by assuming, for purposes of the Exchange Ratio criteria set forth in the Merger Agreement (see "THE MERGER AGREEMENT--Determination of Exchange Ratio"), that the date set forth in the first column of the table was the "Determination Date" and that the Average Price was the last sale price of UJB Stock on the assumed Determination Date.

                                                    Pro Forma
                                                     Bancorp     Exchange
                                  UJB     Bancorp   Equivalent   Ratio (1)
                                  ---     -------   ----------   ---------
January 19, 1995..........       $ 24.88   $ 33.00   $ 43.10      1.7327
April 25, 1995............         27.38     41.88     43.10      1.5741


     On the date the Exchange Ratio is fixed and on the date UJB Certificates are received by Bancorp shareholders entitled thereto, the price of a share of UJB Stock, the Pro Forma Bancorp Equivalent and the actual Exchange Ratio applicable to the Merger may differ from those set forth above. Bancorp shareholders should obtain current price quotations. Bancorp shareholders receiving exclusively Cash Consideration in the Merger will not be affected by the determination of the Exchange Ratio. See "MARKET PRICE AND DIVIDEND MATTERS."


     The following table presents, as of April 25, 1995, the current annualized dividend rate for a share of UJB Stock, for a share of Bancorp Stock, and (rounded to the nearest cent) for the hypothetical pro forma equivalent in UJB Stock of a share of Bancorp Stock computed by multiplying the annualized dividend rate of a share of UJB Stock by certain hypothetical Exchange Ratios set forth and described below.

                                                    Pro Forma
                                                     Bancorp     Exchange
                                  UJB     Bancorp   Equivalent   Ratio (1)
                                  ---     -------   ----------   ---------
April 25, 1995 ...........       $1.16     $0.80      $1.79       1.5441
                                   --        --        1.97       1.6985
                                   --        --        2.19       1.8872


(1) The listed Exchange Ratios have been furnished for illustration purposes only. The Exchange Ratio has not been fixed, will not be fixed until a date subsequent to the scheduled date of the Annual Meeting, and may, when fixed as provided for in the Merger Agreement, differ from the Exchange Ratios set forth above. The Exchange Ratios listed above would be applicable in the following situations:

                                                    Average Price of
                                                  UJB Stock on Listed
    Exchange Ratio                                 Determination Date
    --------------                                -------------------
        1.5441 ..........................    Greater than $27.9125
        1.6985 ..........................    $25.375
        1.8872 ..........................    less than $22.8375 but greater than
                                               or equal to $20.90

     The Merger Agreement provides that, for Average Prices of UJB Stock on the Determination Date of between $22.8375 and $27.9125, the Exchange Ratio would vary from 1.5441 to 1.8872 (based on the formula of $43.10 (divided by) Average Price). The Exchange Ratio of 1.6985 applies only if the Average Price of UJB Stock on the Determination Date is exactly $25.375, the mid-point between $22.8375 and $27.9125.

     The Exchange Ratio would differ from the hypothetical Exchange Ratios presented in the table if the Average Price of UJB Stock on the Determination Date were less than $20.90. In such case, Bancorp could terminate the Merger Agreement unless UJB agreed to the Exchange Ratio determined by dividing $39.44 by the Average Price. See "THE MERGER AGREEMENT--Determination of Exchange Ratio."

                                  INTRODUCTION


     This Proxy Statement-Prospectus is being furnished to shareholders of Bancorp who are holders of Bancorp Stock as of the Record Date ("Bancorp Shareholders") in connection with the solicitation of proxies by the Bancorp Board for use at the Annual Meeting to be held on May 26, 1995 or any adjournments thereof, at the Bridgewater Manor, 1251 Route 202/206, Bridgewater, New Jersey, at 3:00 p.m. (local time). The purpose of the Annual Meeting is to consider and vote upon (1) a proposal to approve the Merger Agreement and the transactions contemplated thereby, (2) the election of three directors to serve for a term of three years or until the Effective Time of the Merger and (3) the ratification of the appointment of KPMG Peat Marwick LLP as independent certified accountants of Bancorp for the year ending December 31, 1995.


     The Board of Directors of Bancorp has unanimously approved the Merger Agreement and recommends that Bancorp Shareholders vote FOR its approval. The Board of Directors of Bancorp also recommends that Bancorp Shareholders vote FOR the three director nominees named herein and FOR the ratification of the appointment of KPMG Peat Marwick LLP as Bancorp's independent accountants.

     The information contained herein with respect to UJB has been supplied by UJB and the information contained herein with respect to Bancorp has been supplied by Bancorp.

                                 ANNUAL MEETING

Record Date; Vote Required



     The securities to be voted at the Annual Meeting consist of shares of Bancorp Stock, with each share entitling its owner to one vote on each Board of Director position to be filled at the Annual Meeting, each proposal and on all other matters properly brought before the Annual Meeting. Bancorp had no other class of voting securities outstanding at the close of business on the Record Date, March 31, 1995. There were 1,542 record holders of Bancorp Stock and 2,103,270 shares of Bancorp Stock outstanding and eligible to be voted at the Annual Meeting as of the Record Date. It is anticipated that this Proxy Statement-Prospectus, together with the enclosed proxy card, will be mailed to shareholders on or about April 28, 1995.


     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Bancorp Stock will constitute a quorum for the transaction of business. Under Delaware law and Bancorp's Certificate of Incorporation and Bylaws, the approval of the Merger Agreement requires the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes (as defined below) have the effect of a vote against the Merger Agreement. The Annual Meeting may be adjourned from time to time if necessary to obtain a quorum or to obtain the votes necessary to approve the Merger Agreement. In connection therewith, however, proxies voting against the Merger Agreement may not be used by the proxyholders to vote in favor of the adjournment pursuant to such proxyholders' discretionary voting authority. The approval of the Merger Agreement by Bancorp Shareholders is a condition to the consummation of the Merger. See "THE MERGER AGREEMENT--Conditions to the Merger; Termination."


     Assuming the presence of a quorum at the Annual Meeting, the vote of a plurality of the votes of the shares represented, in person or by proxy, at the Annual Meeting is required to elect the three directors. The third proposal requires the affirmative vote of a majority of the shares represented, in person or by proxy, at the Annual Meeting.

     Votes cast "for" and "against" on each proposal and "for" and "withheld" on each Board of Director position to be filled at the Annual Meeting will be tallied as indicated. "Broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the persons entitled to vote such shares and the broker or nominee does not have discretionary voting power under the applicable NYSE rules) are not counted and will have no effect on whether a proposal (other than the first proposal) is adopted or a director nominee is elected. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and the number of votes necessary to adopt any proposal or elect any director nominee. The vote of a Bancorp Shareholder who abstains will have the same effect as a vote "against" a proposal or against a director nominee.

Holders of Bancorp Voting Securities

     Bancorp is not aware of any person or entity, other than the ESOSP and Beatrice and Anthony D'Agostino, that is a beneficial owner of more than five percent (5%) of Bancorp Stock. The following table represents information as to the shares of Bancorp Stock beneficially owned by directors of Bancorp (including those directors who are also nominees), the executive officers of Bancorp listed in the "Summary Compensation Table" under the caption "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information" below, and all directors and executive officers as a group, as of the Record Date.

                                                                    Amount and Nature of
                                                                         Beneficial              Percent of
Name of Beneficial Owner                                                Ownership (1)               Class
- ------------------------                                            --------------------         ----------

New Jersey Savings Bank ESOSP ........................................   183,816(2)                 8.74%
Beatrice D'Agostino ..................................................   127,561(3)                 5.94%
         Chairman, President, Chief Executive Officer and Director
Irving Schwartz ......................................................    33,638(4)(5)              1.60%
         Vice Chairman and Director
Bernard Adler ........................................................    70,470(6)                 3.35%
         Director
Dr. Norman A. Gathany ................................................    10,844(5)(7)              0.51%
         Director
Joseph A. Hoffman ....................................................     8,572(5)                 0.41%
         Director
Louis A. Imfeld ......................................................    25,347(5)                 1.20%
         Director
Gerald A. Johnson* ...................................................     7,109(8)                 0.34%
         Director
Theodore K. Sargent* .................................................    15,395(5)(9)              0.73%
         Director
Richard E. Schmelz* ..................................................    10,391(5)(10)             0.49%
         Director
Robert H. Hunt, Jr. ..................................................    60,406(11)                2.82%
         Senior Executive Vice President and Corporate Secretary
Russell G. Muter .....................................................    61,530(12)                2.87%
         Executive Vice President and Treasurer
Robert J. DiTota .....................................................    13,028(13)                0.62%
         Assistant Treasurer and Assistant Secretary
Daniel J. Matyola ....................................................     4,725(14)                0.22%
         Assistant Treasurer and Assistant Secretary
Directors and Executive Officers as a group (16 persons) .............   518,227(15)               22.34%


- -------------
 *  Nominee for Director.

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for the purposes of this table, of any shares of Bancorp Stock if he or she has or shares voting or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days of the Record Date. Unless otherwise noted, the persons as to whom the information is provided have sole voting and investment power over the shares of Bancorp Stock shown as beneficially owned.


(2) The ESOSP's shares are held in a trust, the trustee of which is First Fidelity Bank, N.A., New Jersey, 765 Broad Street, Newark, NJ 07102. As of the Record Date, all 183,816 shares of Bancorp Stock held by the ESOSP were credited to the accounts of the participants and such credited shares are included to the extent appropriate in the individual beneficial ownership holdings listed in the beneficial ownership table.


(3) Includes 13,206 shares held of record by Mrs. D'Agostino's spouse, and 2,276 shares held jointly with Mrs. D'Agostino's spouse. Includes 45,000 shares, of 50,000 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date. Mrs. D'Agostino's address is 10 West High Street, Somerville, New Jersey 08876-0340.

(4) Includes 4,600 shares held by Mr. Schwartz's spouse.

(5) Includes 6,300 shares of 7,500 total stock options granted for each non-employee director that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.


(6) Includes 63,945 shares held jointly with Mr. Adler's spouse and 6,218 shares held by 3 trusts for the benefit of Mr. Adler's children.

(7)  Includes 2,272 shares held by Dr. Gathany's spouse.

(8)  Includes 3,000 shares held jointly with Mr. Johnson's spouse.

(9)  Includes 9,095 shares held jointly with Mr. Sargent's spouse.

(10) Includes 4,091 shares held jointly with Mr. Schmelz's spouse.

(11) Includes 4,530 shares held of record by Mr. Hunt's spouse and 42,500 shares, of 45,000 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

(12) Includes 1,493 shares held of record by Mr. Muter's spouse, 4,545 shares held jointly with Mr. Muter's spouse, and 783 shares held of record by Mr. Muter's spouse as custodian for their minor children. Also includes 42,500 shares, of 45,000 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

(13) Includes 8,625 shares, of 9,875 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.


(14) Includes 68 shares held jointly with Mr. Matyola's spouse, 973 shares held of record by Mr. Matyola's spouse, and 119 shares held by an adult child of Mr. Matyola. Includes 1,000 shares, of 1,500 total stock options granted, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.


(15) Includes 66,652 shares allocated to the executive officers under the ESOSP. See footnote (2) to this table. Includes 39,966 shares, of 42,083 total stock options granted to the three executive officers not listed in this table, that may be purchased pursuant to stock options exercisable as of, or within 60 days of, the Record Date.

Proxies; Revocation; Solicitation


     If the enclosed form of proxy is properly executed and returned to Bancorp in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Proxies that are executed, but as to which no instructions have been marked, will be voted FOR the approval of the Merger Agreement, FOR election of the management-designated nominees for director and FOR the ratification of the independent accountants. Should any other matter come before the Annual Meeting, the persons named as proxies in the accompanying proxy, acting by a plurality of those proxies present, will have discretionary authority to vote on such matters in accordance with their judgment. Although the Annual Meeting may be adjourned, proxies voting against the Merger Agreement may not be used by the proxyholders to vote in favor of the adjournment pursuant to such proxyholders' discretionary voting authority. As of the time of the preparation of this Proxy Statement-Prospectus, the Bancorp Board does not know of any matters, other than those referred to in the Notice of Annual Meeting of Shareholders, to be presented for action at the Annual Meeting.


     The cost of soliciting proxies will be borne by Bancorp. In addition to use of the mails, proxies may be solicited personally or by telephone, telecopier or telegraph by officers, directors or employees of Bancorp and its subsidiary, NJSB, who will not be specially compensated for such solicitation activities. Arrangements will also be made by Bancorp to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. Bancorp has retained Georgeson & Company, a proxy soliciting firm, to assist in the solicitation of proxies, at a fee of $6,000 plus fees for direct telephone solicitations, if authorized, and reimbursement of certain out-of-pocket costs.

     A Bancorp Shareholder may revoke a proxy at any time prior to its being voted by (i) filing with Robert H. Hunt, Jr., Secretary of Bancorp, 10 West High Street, Somerville, New Jersey 08876, written notice of revocation, (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and giving the Secretary written notice of his or her intention to vote in person. Unless previously revoked or otherwise instructed thereon, proxies will be voted at the Annual Meeting on the matters described above. If a Bancorp Shareholder holding Bancorp Stock in street name wishes to vote such Bancorp Stock at the Annual Meeting, the Bancorp Shareholder must obtain from the nominee holding the Bancorp Stock in street name a properly executed "legal proxy" identifying the individual as a Bancorp Shareholder, authorizing the Bancorp Shareholder to act on behalf of the nominee at the Annual Meeting and identifying the number of shares with respect to which the authorization is granted.

     If a Bancorp Shareholder is participating in Bancorp's Dividend Reinvestment Plan ("DRP"), the Bancorp Shareholder will receive a single proxy card both for shares held by such Bancorp Shareholder in certificate form and for shares held by the DRP plan administrator for the Bancorp Shareholder's DRP account. No Bancorp Stock held by a Bancorp Shareholder, including any shares held under the DRP, will be voted if a properly executed proxy is not timely returned.

                            SELECTED FINANCIAL DATA
                 (Dollars in thousands, except per share data)

     The following tables present selected historical consolidated financial information for UJB and Bancorp at December 31 for each of the years 1990 through 1994. Such information has been derived from and should be read in conjunction with the consolidated financial statements of UJB and Bancorp, including the respective notes thereto, which are incorporated by reference herein.

UJB--HISTORICAL                                                   Year Ended December 31,
- -------------------------------------------------------------------------------------------------------------
                                              1994           1993         1992         1991          1990
                                          -----------    -----------  -----------   -----------   -----------
Summary of Operations
Interest income ......................... $   960,973    $   907,628  $   979,008   $ 1,134,624   $ 1,217,082
                                          -----------    -----------  -----------   -----------   -----------
Interest expense ........................     344,869        331,720      429,725       634,432       723,064
 Net interest income ....................     616,104        575,908      549,283       500,192       494,018
Provision for loan losses ...............      84,000         95,685      139,555       167,650       251,888
                                          -----------    -----------  -----------   -----------   -----------
 Net interest income after
  provision for loan losses .............     532,104        480,223      409,728       332,542       242,130
Non-interest operating income ...........     175,447        170,645      159,018       136,206       171,105
Investment securities gains (losses) ....       1,888          8,877       18,485        13,919          (596)
                                          -----------    -----------  -----------   -----------   -----------
Total non-interest income ...............     177,335        179,522      177,503       150,125       170,509
Non-interest expenses ...................     505,246        554,190      511,013       454,731       441,221
                                          -----------    -----------  -----------   -----------   -----------
 Income (loss) before income taxes ......     204,193        105,555       76,218        27,936       (28,582)
Federal and state income taxes (benefit)       72,312         26,953       19,430         3,684       (17,166)
                                          -----------    -----------  -----------   -----------   -----------
 Income (loss) before cumulative
  effect of a change in
  accounting principle ..................     131,881         78,602       56,788        24,252       (11,416)
Cumulative effect of a change in
 accounting principle ...................      (1,731)         3,816           --            --            --
                                          -----------    -----------  -----------   -----------   -----------
 Net income (loss) ...................... $   130,150    $    82,418  $    56,788   $    24,252  $    (11,416)
                                          ===========    ===========  ===========   ===========   ============
Common Share Data
Net income (loss) ....................... $      2.35    $      1.50  $      1.09   $      0.46   $     (0.29)
Cash dividends declared .................        0.94           0.69         0.60          0.60          1.02
Book value at year end ..................       19.53          18.23        17.38         16.92         17.09
Market value at year end ................       24.13          24.00        24.25         14.63          7.13
Average common shares outstanding
 (in thousands) .........................      54,697         53,917       50,398        48,279        47,230
Balance Sheet Data
Total assets ............................ $15,429,472    $13,789,641  $14,114,550   $13,727,539   $13,156,273
Investment securities ...................   4,327,716      3,877,473    3,713,506     3,538,905     3,077,065
Total  loans ............................   9,656,574      8,743,708    8,928,580     8,937,873     8,860,622
Allowance for loan losses ...............     214,161        244,154      277,449       292,490       265,148
Total deposits ..........................  12,567,791     11,751,499   12,087,328    11,620,247    10,912,739
Long-term debt ..........................     204,754        208,654      216,945        65,152        72,960
Shareholders' equity ....................   1,104,260      1,019,252      959,492       850,873       845,551
Capital Ratios
Average total equity to average total
 assets .................................        7.19%          7.12%        6.48%         6.30%         6.95%
Tier I capital to average assets
 (leverage) .............................        7.02           7.20         6.79          6.10          6.07
Tier I capital to risk-adjusted assets ..        9.27           9.64         9.18          8.27          8.23
Total capital to risk-adjusted assets ...       12.04          12.67        12.26          9.77          9.83
Operating Ratios
Return on average assets ................        0.88%          0.59%        0.41%         0.18%        (0.09)%
Return on average common equity .........       12.36           8.32         6.37          2.70         (1.53)
Net interest margin .....................        4.63           4.62         4.49          4.18          4.29
Loan Quality Ratios
Allowance for loan losses to
 year-end loans .........................        2.22%          2.79%        3.11%         3.27%         2.99%
Net charge offs to average loans ........        0.86           1.46         1.73          1.58          1.25

                                    SELECTED FINANCIAL DATA (continued)
                               (Dollars in thousands, except per share data)

BANCORP--HISTORICAL                                             Year Ended December 31,
- ------------------------------------------------------------------------------------------------------------
                                             1994           1993          1992           1991         1990
                                           --------       --------      --------       --------     --------
Summary of Operations
Interest income .......................... $ 31,068       $ 31,594      $ 35,910       $ 38,895     $ 27,202
Interest expense .........................   12,509         13,683        18,263         24,365       15,941
                                           --------       --------      --------       --------     --------
  Net interest income ....................   18,559         17,911        17,647         14,530       11,261
Provision for loan losses ................      800          1,650         1,800          1,800        1,313
                                           --------       --------      --------       --------     --------
  Net interest income after
    provision for loan losses ............   17,759         16,261        15,847         12,730        9,948
Non-interest operating income ............    1,365          1,573         1,449          1,182          790
Investment securities gains                      --             10            --            105            4
                                           --------       --------      --------       --------     --------
Total non-interest income ................    1,365          1,583         1,449          1,287          794
Non-interest expenses ....................   12,257         12,169        12,002         11,286        7,075
                                           --------       --------      --------       --------     --------
  Income before income taxes and
    cumulative effect of a change in
    accounting principle .................    6,867          5,675         5,294          2,731        3,667
Federal and state income taxes ...........    2,551          1,961         2,458          1,569        1,635
                                           --------       --------      --------       --------     --------
  Income before cumulative
    effect of a change in
    accounting principle .................    4,316          3,714         2,836          1,162        2,032
  Cumulative effect of a change
    in accounting principle                      --          1,150            --             --           --
                                           --------       --------      --------       --------     --------
  Net income ............................. $  4,316       $  4,864       $ 2,836        $ 1,162      $ 2,032
                                           ========       ========      ========       ========     ========
Common Share Data
Net income ............................... $   1.95       $   2.20       $  1.26        $  0.49      $  0.80
Cash dividends declared ..................     0.80           0.60          0.48           0.48         0.44
Book value at year end ...................    24.23          23.04         21.16          19.66        19.06
Market value at year end .................    29.50          20.75         14.25          10.50         7.75
Average common shares outstanding
  (in thousands) .........................    2,212          2,208         2,251          2,341        2,529
Balance Sheet Data
Total assets ............................. $480,371       $471,400      $474,797       $460,285     $287,293
Investment securities ....................  159,844        161,267       190,184        188,944       41,785
Total Loans ..............................  292,797        259,890       241,048        231,150      216,591
Allowance for loan losses ................    4,652          4,564         3,706          2,143        1,586
Total deposits ...........................  421,993        422,189       428,292        412,820      239,356
Long-term debt ...........................       --            173           495            765        1,060
Shareholders' equity .....................   50,936         47,838        44,130         44,558       45,394
Capital Ratios
Average total equity to average total
  assets .................................    10.42%          9.84%         9.62%         10.32%       16.70%
Tier I capital to average assets
  (leverage) .............................    10.57          10.08          9.10           9.42        15.80
Tier I capital to risk-adjusted assets ...    21.18          20.86         18.02          21.27        26.40
Total capital to risk-adjusted assets ....    22.44          22.12         19.27          22.34        27.33
Operating Ratios
Return on average assets .................     0.92%          1.04%         0.61%          0.26%        0.72%
Return on average common equity ..........     8.86          10.53          6.36           2.53         4.31
Net interest margin ......................     4.15           3.96          3.95           3.39         4.14
Loan Quality Ratios
Allowance for loan losses to
  year-end loans .........................     1.59%          1.75%         1.53%          0.93%        0.73%
Net charge offs to average loans .........     0.27           0.32          0.10           0.57         0.12

                        PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma financial information combines the historical audited financial statements of UJB at December 31, 1994, as filed on Form 10-K for the fiscal year ended December 31, 1994, and of Bancorp at December 31, 1994, as filed on Form 10-K for the fiscal year ended December 31, 1994, giving effect to the Merger. The Pro Forma Combined Condensed Balance Sheet reflects the Merger as if it had become effective December 31, 1994, while the Pro Forma Combined Condensed Statement of Income uses an effective date of January 1, 1994. The Merger will be accounted for, in accordance with generally accepted accounting principles, as a purchase of Bancorp by UJB. Under the purchase method of accounting, all assets and liabilities of Bancorp at December 31, 1994 have been adjusted, net of income tax effects, to their current estimated fair values and combined with the asset and liability book values of UJB. The pro forma financial information assumes an Exchange Ratio of 1.8872 shares of UJB Stock for one share of Bancorp Stock and, in accordance with the allocation required under the Merger Agreement, the conversion of 60% of Bancorp shares into UJB Stock and the conversion of 40% of Bancorp shares into cash at the rate of $43.10 per share. The assumed Exchange Ratio is the highest and most dilutive of the fixed Exchange Ratios specifically provided for in the Merger Agreement. (The Exchange Ratio would be higher if the Average Price of UJB Stock on the Determination Date is less than $20.90, Bancorp sends notice terminating the Merger Agreement, and UJB nullifies such notice by agreeing to an Exchange Ratio equal to $39.44 divided by the Average Price.) See "THE MERGER AGREEMENT--Determination of Exchange Ratio."


     The unaudited pro forma information presented herein does not give effect to operating results of UJB or Bancorp subsequent to December 31, 1994. Purchase accounting adjustments to estimated fair values have been made with respect to assets and liabilities of Bancorp and the related income and expense accounts based upon preliminary estimates and evaluations as of December 31, 1994. Such preliminary estimates and assumptions are subject to change as additional information is obtained. The pro forma information does not reflect anticipated cost savings expected to be realized from the Merger. The allocations of purchase costs are subject to final determination, based upon estimates and other evaluations of fair value, as of the close of the transaction. Therefore, the allocations reflected in the unaudited pro forma financial information may differ from the amounts ultimately determined. The unaudited pro forma information does not purport to be indicative of the combined financial position or results of operations of future periods.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                 (Dollars in thousands, except per share data)

                                                                       December 31, 1994
                                                  -----------------------------------------------------------
                                                                                 Pro Forma
                                                          As Reported           Adjustments
                                                  --------------------------     Increase           Pro Forma
                                                      UJB        Bancorp(1)     (Decrease)          Combined
                                                  ----------    ------------    ------------        ---------
Assets
  Cash and due from banks ...................   $   925,421        $ 12,663        $    (50)(2)    $   938,034
  Interest bearing deposits with banks ......        18,809            --                               18,809
  Short-term investment securities ..........        44,875           7,323         (36,248)(4)         15,950
  Trading account securities ................        33,513            --                               33,513
  Investment securities available for sale ..       201,215          22,491                            223,706
  Investment securities .....................     4,092,988         137,353          (6,313)(3)      4,224,028
  Loans .....................................     9,656,574         292,797          (6,816)(3)      9,942,555
    Less: Allowance for loan losses .........       214,161           4,652                            218,813
                                                -----------        --------        --------        -----------
    Net loans ...............................     9,442,413         288,145          (6,816)         9,723,742
  Premises and equipment ....................       167,905           3,933             754 (3)        172,592
  Other real estate owned, net ..............        31,449           1,159                             32,608
  Excess of cost over fair value of assets
    acquired, net ...........................        45,822             523          60,047 (4)        105,869
                                                                                       (523)(3)
  Other assets ..............................       425,062           6,781           5,264 (3)        437,107
                                                -----------        --------        --------        -----------
      Total Assets ..........................   $15,429,472        $480,371        $ 16,115        $15,925,958
                                                ===========        ========        ========        ===========
Liabilities and Shareholders' Equity
  Deposits ..................................   $12,567,791        $421,993        $    (50)(2)    $12,989,287
                                                                                       (447)(3)
  Other borrowed funds ......................     1,333,430           6,000                          1,339,430
  Other liabilities .........................       219,237           1,442          11,082 (3)        233,856
                                                                                      2,095 (3)
  Long-term debt (12) .......................       204,754            --                              204,754
                                                -----------        --------        --------        -----------
    Total liabilities .......................    14,325,212         429,435          12,680         14,767,327

Shareholders' Equity
  Preferred stock ...........................        30,008            --                               30,008
  Common stock ..............................        66,006              27             (27)(5)         68,863
                                                                                      2,857 (4)
  Surplus ...................................       413,429          28,339         (20,364)(3)        464,943
                                                                                     51,514 (4)
                                                                                     (7,975)(5)
  Retained earnings .........................       604,066          29,528         (29,528)(5)        604,066
  Net unrealized loss on investment
    securities ..............................        (9,249)           (339)            339 (5)         (9,249)
  Treasury stock ............................           --            (6,619)          6,619 (5)           --
    Total shareholders' equity ..............     1,104,260          50,936           3,435          1,158,631
                                                -----------        --------        --------        -----------
    Total Liabilities and Shareholders'
     Equity .................................   $15,429,472        $480,371        $ 16,115        $15,925,958
                                                ===========        ========        ========        ===========
Common shares outstanding at year end
  (in thousands) ............................        55,005           2,103                             57,386
                                                     ======          ======                             ======
Book value per common share .................        $19.53          $24.23                             $19.67
                                                     ======          ======                             ======

- ----------------
(1)-(5): See Notes to Pro Forma Combined Condensed Balance Sheet on the following pages.

Notes to Pro Forma Combined Condensed Balance Sheet

(1) Certain reclassifications have been made to Bancorp historical amounts to conform with the method of presentation of UJB. The purchase accounting adjustments reflected herein are estimates; the actual purchase accounting adjustments and classifications of accounts will be based on amounts that exist at the Effective Time.

(2)  Represents the elimination of intercompany deposits.

(3) Adjustment to Surplus reflecting the fair value of assets and liabilities acquired and estimated acquisition costs (in thousands):


       Decrease in securities .................................   $(6,313)
       Decrease in loans ......................................    (6,816)
       Elimination of acquired goodwill and intangibles .......      (523)
       Increase in premises and equipment .....................       754
       Decrease in interest-bearing deposits ..................       447
       Estimated acquisition costs ............................   (11,082)
       Increase in other liabilities--income tax on
         recapture of allowance for loan loss .................    (2,095)
       Increase in deferred tax assets ........................     5,264
                                                                 --------
       Surplus adjustments, net ...............................  $(20,364)
                                                                 ========

(4) Represents the acquisition of Bancorp Stock (40% in exchange for cash of $36,248,000 and 60% in exchange for approximately 2,380,784 shares of UJB Stock at an assumed market value of $22.8375 per share, or $54,371,000), resulting in an increase in UJB Stock of approximately $2,857,000 and an increase in Surplus of approximately $51,514,000. Acquisition costs were estimated at $11,082,000 (consisting of option, contract and lease buy-outs, employment-related costs and other transaction-related costs), resulting in a total purchase price of approximately $101,701,000. The transaction, after giving effect to the fair value adjustments referred to in Note 3 above, resulted in intangibles of approximately $60,047,000, $7,792,000 of which was assigned to core deposit intangibles. The intangibles were derived as follows (in thousands):


       Total purchase price, including acquisition costs ..............                            $ 101,701
       Tangible  net  assets  of  Bancorp  at  book  value ............                $  50,413
       Purchase accounting adjustments:
        Decrease in securities .......................................    $  (6,313)
         Decrease in loans ............................................      (6,816)
         Increase in premises and equipment ...........................         754
         Decrease in interest-bearing deposits ........................         447
         Increase in other liabilities--income taxes on recapture of
           allowance for loan loss ....................................      (2,095)
       Increase in deferred tax assets ................................       5,264       (8,759)
                                                                          ---------    ---------
       Tangible net assets after purchase accounting adjustments ......                               41,654
                                                                                                   ---------
       Excess of purchase price over value of identifiable tangible net
       assets acquired ................................................                            $  60,047
                                                                                                   =========

(5) To eliminate the remaining stockholders' equity of Bancorp as follows (in thousands):

       Common stock ...............................................................                $     (27)
                                                                                                   =========
       Surplus ....................................................................   $(28,339)
         Less: Surplus adjustment, net (Note 3) ...................................   (20,364)
       Net adjustment .............................................................                $  (7,975)
                                                                                                    =========
       Retained earnings ..........................................................                $ (29,528)
                                                                                                    =========
       Net unrealized loss on investment securities ...............................                $     339
                                                                                                   =========
       Treasury stock .............................................................                $   6,619
                                                                                                   =========

                                       16

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                 (Dollars in thousands, except per share data)


                                                                      Year Ended December 31, 1994
                                                             ----------------------------------------------
                                                                                    Pro Forma
                                                                As Reported         Adjustments
                                                             -----------------       Increase     Pro Forma
                                                               UJB     Bancorp      (Decrease)    Combined
                                                             -------   -------    --------------  ---------
Interest Income
  Interest and fees on loans ............................   $706,049   $20,345       $1,136 (1)   $727,530
  Interest on investment securities .....................    218,727     8,753        1,263 (2)    228,743
  Interest on investment securities available
    for sale ............................................     34,300     1,317       (2,269)(7)     33,348
  Interest on Federal funds sold and securities
    purchased under agreements to resell ................        600       653                       1,253
  Interest on trading accounts securities ...............        668       --                          668
  Interest on deposits with banks .......................        629       --                          629
                                                            --------   -------      -------       --------
    Total interest income ...............................    960,973    31,068          130        992,171
Interest Expense
  Interest on savings and time deposits .................    239,714    11,981          447 (4)    252,142
  Interest on commercial certificates of
    deposit $100,000 and over ...........................     13,639       430                      14,069
  Interest on borrowed funds ............................     91,516        98                      91,614
                                                            --------   -------      -------       --------
    Total interest income ...............................    344,869    12,509          447        357,825
                                                            --------   -------      -------       --------
    Net interest income .................................    616,104    18,559         (317)       634,346
  Provision for loan losses .............................     84,000       800                      84,800
                                                            --------   -------      -------       --------
    Net interest income after provision
      for loan losses ...................................    532,104    17,759         (317)       549,546
Non-Interest Income
  Service charges on deposit accounts ...................     64,474       839                      65,313
  Service and loan fee income ...........................     42,008       163                      42,171
  Trust income ..........................................     21,792       --                       21,792
  Investment securities gains ...........................      1,888       --                        1,888
  Trading account gains .................................        670       --                          670
  Other .................................................     46,503       363                      46,866
                                                            --------   -------      -------       --------
    Total non-interest income ...........................    177,335     1,365          --         178,700
Non-Interest Expenses
  Salaries ..............................................    183,339     4,517                     187,856
  Pension and other employee benefits ...................     53,386     1,183                      54,569
  Occupancy, net ........................................     50,749     1,314                      52,063
  Furniture and equipment ...............................     49,065       641           25 (3)     49,731
  FDIC assessment .......................................     27,933       948                      28,881
  Other real estate owned ...............................     18,287        32                      18,319
  Advertising and public relations ......................     10,843       477                      11,320
  Other .................................................    111,644     3,145         (203)(5)    118,675
                                                                                      1,476 (6)
                                                                                      2,613 (9)
                                                            --------   -------      -------       --------
    Total non-interest expenses .........................    505,246    12,257        3,911        521,414
                                                            --------   -------      -------       --------
Income from continuing operations, before income taxes ..    204,193     6,867       (4,228)       206,832
  Federal and state income taxes ........................     72,312     2,551         (622)(8)     74,201
                                                           --------   -------      -------       --------
Income from continuing operations, before cumulative
  effect of a change in accounting principle ............    131,881     4,316       (3,566)       132,631

Per Common Share Data:
  Income from continuing operations, before
    cumulative effect of a change in
    accounting principle ................................   $   2.38   $  1.95                    $   2.29(10)

Averaged Common Shares Outstanding (in
  thousands) ............................................     54,697     2,212                      57,202(10)
                                                            ========   =======      =======       ========
Preferred Dividends .....................................   $  1,835   $   --                     $  1,835
                                                            ========   =======      =======       ========

- ------------
(1)-(10): See Notes to Pro Forma Combined Condensed Statement of Income on the following page.




           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME


(1) Accretion of $1,136,000 related to the loan discount of $6,816,000, utilizing a weighted average expected life of 6 years.

(2) Accretion of $1,263,000 related to the securities discount of $6,313,000, utilizing a weighted average expected life of 5 years.

(3) Depreciation of $25,000 related to the premium on acquired premises of $754,000, utilizing a useful life of 30 years.

(4) Accretion of $447,000 related to the discount on interest-bearing deposits acquired of $447,000, utilizing a weighted average expected life of 10 months.

(5) Elimination of amortization expense of $203,000 related to acquired intangibles.

(6) Amortization of $1,476,000 related to core deposit intangible assets acquired of $7,792,000, on an accelerated basis over 10 years.

(7)  Lost interest on funds paid for 40% of Bancorp shares to effect the Merger.

(8) Income tax benefit of $662,000 on Notes 1 through 7 based upon an assumed effective tax rate of 41%.

(9) Amortization of $2,613,000 related to goodwill of $52,255,000, using a life of 20 years.


(10) Using an Exchange Ratio of 1.5441, the lowest and least dilutive of the fixed Exchange Ratios specifically provided for in the Merger Agreement, would result in the issuance of approximately 1,947,901 shares of UJB Stock. Under this scenario income per common share from continuing operations, before cumulative effect of a change in accounting principle would be $2.30 and the number of average common shares outstanding would be approximately 56,746,000.

                      PRO FORMA COMBINED COMMON SHARE DATA

     The following table presents net income per share, cash dividends declared per share and book value per share for the year ended December 31, 1994 on a historical basis for UJB and Bancorp, on a pro forma basis giving effect to the Merger and on a pro forma equivalent per share for Bancorp.

         Net income per share (1)
           UJB(2) ..................................   $2.38
           Bancorp .................................    1.95
           Pro forma combined at Exchange Ratio of:
             1.5441 ................................    2.30
             1.6985 ................................    2.30
             1.8872 ................................    2.29

           Pro forma Bancorp equivalent at Exchange Ratio of (3):
             1.5441 ................................    3.55
             1.6985 ................................    3.91
             1.8872 ................................    4.32
         Dividends per share
           UJB .....................................   $0.94
           Bancorp .................................    0.80
           Pro forma combined (4): .................   (0.94)
           Pro forma Bancorp equivalent at Exchange Ratio of (3):
             1.5441 ................................    1.45
             1.6985 ................................    1.60
             1.8872 ................................    1.77

         Book value per share (5)
           UJB .....................................  $19.53
           Bancorp .................................   24.23
           Pro forma combined at Exchange Ratio of:
             1.5441 ................................   20.24
             1.6985 ................................   19.74
             1.8872 ................................   19.67
           Pro forma Bancorp equivalent at Exchange Ratio of (3):
             1.5441 ................................   31.25
             1.6985 ................................   33.53
             1.8872 ................................   37.12

- ------------
(1) Assumes that the Merger became effective on January 1, 1994 and that pro forma combined net income was the same under each of the Exchange Ratios.
(2) Based on income from continuing operations, before cumulative effect of a change in accounting principle.
(3) Bancorp pro forma equivalent per share data is computed by multiplying pro forma combined per share data by the indicated Exchange Ratio.
(4) Pro forma amount assumes that UJB would have declared cash dividends per share equal to its historical cash dividends declared.
(5)  Assumes that the Merger became effective on December 31, 1994.

                       MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History

     UJB Stock is listed and traded on the NYSE and is quoted under the symbol "UJB." The following table sets forth, for the periods indicated, the high, low and closing sale prices of a share of UJB Stock, as reported in published financial sources, and quarterly dividends declared per share.

     Bancorp Stock is listed and traded on NASDAQ. Bancorp Stock is quoted under the symbol "BCNJ." The following table sets forth, for the periods indicated, the high, low and closing sale prices of a share of Bancorp Stock, as reported in published financial sources, and quarterly dividends declared per share.


     All stock prices shown in the table below and in the paragraph following the table have been rounded to the nearest cent and all stock prices and dividends shown below have been adjusted for stock splits and stock dividends.

                                                   UJB Stock                       Bancorp Stock
                                     --------------------------------    --------------------------------
                                          Sale Prices                          Sale Prices
                                     ---------------------  Dividends    ----------------------  Dividends
                                     High    Low     Close  Per Share    High      Low    Close  Per Share
                                     ----    ---     -----  ---------    ----      ---    -----  ---------
1992
 First Quarter ..................  $18.75  $14.00   $18.38    $0.15     $12.13   $11.25  $12.00    $0.12
 Second Quarter .................   20.38   14.63    19.63     0.15      14.00    12.00   13.25     0.12
 Third Quarter ..................   20.75   16.50    17.50     0.15      14.75    13.25   14.00     0.12
 Fourth Quarter .................   24.50   16.13    24.25     0.15      15.00    14.25   14.25     0.12


1993
 First Quarter ..................   29.38   22.50    27.13     0.16      19.50    14.25   18.50     0.15
 Second Quarter .................   29.25   21.63    24.50     0.16      21.25    18.50   18.50     0.15
 Third Quarter ..................   33.25   24.25    30.00     0.16      20.00    18.50   19.75     0.15

 Fourth Quarter .................   30.25   23.38    24.00     0.21      21.25    19.00   20.75     0.15


1994
 First Quarter ..................   28.63   23.50    26.88     0.21      24.25    20.00   23.00     0.20
 Second Quarter .................   29.25   25.50    27.63     0.21      26.00    22.50   26.00     0.20
 Third Quarter ..................   29.13   26.13    26.38     0.26      30.00    25.00   29.25     0.20
 Fourth Quarter .................   27.13   22.50    24.13     0.26      33.50    28.50   29.50     0.20


1995
 First Quarter ..................   28.75   24.13    27.50     0.29      41.63    29.50   41.50     0.20
 Second Quarter
  (through April 25) ............   28.75   27.38   27.38      0.00      42.13    41.63   41.88     0.00

     On January 19, 1995, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last sale price of a share of UJB Stock was $24.88 and the last sale price of a share of Bancorp Stock was $33.00. On April 25, 1995, the last sale price of a share of UJB Stock was $27.38 and the last sale price of Bancorp Stock was $41.88. Bancorp shareholders are urged to obtain current market quotations.


Coordination of and Limitations on Dividends Under Merger Agreement

     In order to ensure that Bancorp shareholders would be paid at least one but no more than one dividend in the calendar quarter in which the Merger is consummated, Bancorp agreed to coordinate with UJB the declaration of any dividends and the setting of any record or payment dates. In addition, pending consummation of the Merger, Bancorp has agreed not to pay (or make a declaration that creates an obligation to pay) any cash dividend at a quarterly rate in excess of $0.20.

Dividend Limitations

     The bank subsidiaries of UJB and Bancorp are restricted by law in the amount of dividends they may pay to UJB and Bancorp, respectively. In addition, UJB is restricted by certain debt agreements in the amount of dividends it may pay to its shareholders. Assuming the Merger was effective at December 31, 1994, under the most restrictive of such agreements, the amount that would have been available on that date for dividend payments to holders of UJB Stock was approximately $229,154,000.

                  PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

Recommendation of the Bancorp Board and Reasons for the Merger

     The Merger Agreement provides for the merger of Bancorp with and into UJB, with UJB being the surviving corporation ("Surviving Corporation"). Upon consummation of the Merger each outstanding share of Bancorp Stock, other than shares of Bancorp Stock beneficially owned by UJB or a subsidiary of UJB, if any, and Dissenting Shares, if any, will be converted into and represent the right to receive the Merger Consideration. The Exchange Ratio upon which the Stock Consideration will be based has not yet been fixed and will not be fixed until a date subsequent to the Annual Meeting, which date may not more than ten business days prior to the Closing Date of the Merger. See "THE MERGER AGREEMENT--Determination of Exchange Ratio." The Merger Agreement also provides for a conversion of options and limited rights relating to Bancorp Stock granted under the Option Plans and outstanding at the Effective Time into options and limited rights relating to UJB Stock based on the Exchange Ratio subject to the same terms and conditions, except for the grant of certain additional rights, applicable to the options and limited rights under the Option Plans. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans." The Exchange Ratio is subject to appropriate adjustments in the event that, from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

     THE MERGER AGREEMENT HAS BEEN APPROVED BY THE BANCORP BOARD. THE BANCORP BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BANCORP SHAREHOLDERS. THE BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT BANCORP SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.


     The Bancorp Board has considered the terms of the Merger Agreement and has concluded that such terms are fair to, and that the Merger is in the best interests of, Bancorp and its shareholders. In determining to accept the offer from UJB and enter into the Merger Agreement, the Bancorp Board considered the following material factors: (i) the financial condition, operating results and future prospects of UJB and Bancorp; (ii) a comparison of the consideration being paid in the Merger to consideration paid in comparable thrift mergers, based, among other things, on multiples of book value and earnings; (iii) the tax-free nature of the transaction to Bancorp shareholders receiving Stock Consideration (except to the extent a Bancorp shareholder receives a Cash In Lieu Amount, see "THE MERGER--Certain Federal Income Tax Consequences"); (iv) Bancorp's alternatives to the Merger; (v) the provisions of the Merger Agreement allowing Bancorp to terminate the Merger Agreement if certain conditions, including a minimum Exchange Ratio, are not met at the closing (see "THE MERGER AGREEMENT--Conditions to the Merger; Termination"); and (vi) the opinion of Kaplan that the financial terms of UJB's offer were fair to Bancorp's shareholders from a financial point of view. The Bancorp Board did not assign any specific or relative weights to the factors under consideration.

     The Bancorp Board concluded that the financial condition, operating results and future prospects of UJB and Bancorp were both very favorable, and that a merger between the two institutions would be beneficial to the shareholders of Bancorp. The Bancorp Board also took into account that Bancorp shareholders would have the opportunity to participate in the future growth of UJB by obtaining UJB Stock in the Merger. The Bancorp Board noted that, upon consummation of the Merger, Bancorp, as part of an interstate bank holding company of greater size and resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. The Bancorp Board believes that the Merger will result in a stronger and more effective competitor in its market, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that might not be available to Bancorp on its own. The Bancorp Board believes that the Merger will provide NJSB's customers with a broader range of products and services, as well as greater convenience.

     The Bancorp Board determined that the consideration offered by UJB to Bancorp shareholders compared very favorably with the consideration paid in comparable thrift mergers and that the tax-free nature of the transaction to Bancorp shareholders receiving Stock Consideration was an additional positive consideration in approving the Merger. Bancorp's primary alternative to the Merger was to continue as an independent company and to consider possible acquisitions of smaller financial institutions in or adjacent to its market area. While this alternative was attractive and would have increased shareholder value over time, the alternative involved more risk than the Merger and was not likely, in the long run, to produce shareholder value in excess of that being provided by the Merger. The provisions of the Merger Agreement allowing Bancorp to terminate the Merger Agreement if certain conditions are not met at the closing help to ensure that the Bancorp Board can protect the interests of Bancorp's shareholders against certain financial risks inherent in transactions of this nature, and the opinion of Kaplan that the financial terms of UJB's offer were fair to Bancorp's shareholders from a financial point of view substantiated the Bancorp Board's view that the proposed Merger was in the best interests of Bancorp's shareholders. The Bancorp Board therefore determined that all of these material factors indicated that the Bancorp Board should accept UJB's offer and enter into the Merger Agreement.

Background

     On August 24, 1994, Bancorp engaged Kaplan to provide financial advisory services to Bancorp in connection with the desire of Bancorp's management and Board to enhance shareholder value. Kaplan was selected by Bancorp for its expertise in such matters, and because of its particular knowledge of and experience in working with Bancorp as a corporate entity. Kaplan's predecessor firm had been the independent appraiser for NJSB in 1987, when NJSB was converted from a mutual savings bank to a capital stock savings bank. Kaplan (or its predecessor firm) has served as financial advisor to Bancorp since June 28, 1988, and as such has advised Bancorp in connection with long-term planning, dividend policy, and possible acquisitions of other companies or branches of other companies. In particular, Kaplan served as financial advisor to Bancorp and NJSB in 1991, when NJSB doubled its retail network through a series of branch acquisitions from the Resolution Trust Corporation and from an operating savings association.

     In accordance with Bancorp's long-term plan, Bancorp and Kaplan concentrated principally on opportunities for expanding NJSB during the period from 1988 through 1994. Throughout that period, however, in order to ensure that it was giving proper consideration to every opportunity to enhance shareholder value, Bancorp managment and Kaplan periodically also evaluated opportunities for the sale of Bancorp and, under various assumptions, compared estimates of the benefits of those opportunities to estimates of the benefits to be derived from further growth of the franchise.

     In 1993, at Bancorp's request, Kaplan initiated a process of updating its previous analyses of these issues and of more intensively studying all the options available for enhancement of shareholder value. As a result of these activities, Kaplan presented to the Bancorp Board detailed analyses relating to three approaches to enhancing shareholder value. The first involved various means of enhancing earnings. The second involved the leveraging of Bancorp's capital by the acquisition of another financial institution. The third involved a preliminary evaluation of Bancorp as a potential acquisition target for a larger financial institution. From the ongoing review of these analyses by the Bancorp Board and management, it became progressively clearer that any significant enhancement of shareholder value would have to be based on one of two approaches: (1) leveraging Bancorp's capital by acquiring another institution combined with improving operating efficiency, or (2) selling Bancorp to a larger institution.

     Consistent with its previously announced policy of preferring independent operation, Bancorp determined to begin with the exploration of the first of these approaches. Bancorp, in consultation with Kaplan, therefore selected a particular acquisition target and in a report rendered on May 25, 1994, Kaplan analyzed in detail the impact that such a proposed acquisition would have on Bancorp, both alone and in conjunction with other earnings enhancement strategies. In the following weeks, the costs, risks and benefits of this proposed acquisition and these earnings enhancement strategies were reviewed in detail, and compared with a possible sale of Bancorp as a means of enhancing shareholder value.

     On July 12, 1994, Kaplan presented to Bancorp's management and Board a detailed financial analysis of a possible sale of Bancorp. After a thorough review of this analysis and the previous analyses of other methods of enhancing shareholder value, the Bancorp Board determined that, subject to achieving an adequate level of consideration, the possible sale of Bancorp might be the approach that was in the best interest of Bancorp and its shareholders. Accordingly, on August 24, 1994, Bancorp entered into an engagement letter with Kaplan under which Kaplan would act as financial advisor to Bancorp in the potential sale.

     The Board established a Merger & Acquisition Committee ("M&A Committee") comprised of directors Joseph A. Hoffman (Chairman), Gerald A. Johnson (Vice Chairman), Beatrice D'Agostino, Irving Schwartz, Louis A. Imfeld and Bernard Adler. From August 24, 1994 through the execution of the Merger Agreement on January 19, 1995, the M&A Committee met with management and Kaplan on numerous occasions to decide upon and implement the strategy for the proposed sale of Bancorp.


     The M&A Committee, in consultation with Kaplan, developed a list of twenty-one financial institutions that were considered to be potentially interested in a possible acquisition of Bancorp and capable of effecting such a transaction. At the direction of the M&A Committee, Kaplan contacted these institutions to determine whether they would be interested in considering an acquisition of Bancorp. Ten institutions executed confidentiality agreements in order to receive and review confidential information regarding Bancorp through Kaplan. All of these institutions were then invited to submit a written preliminary indication of interest, including a proposed acquisition price. Six preliminary indications of interest were received on November 3 and November 4, 1994. The lowest indication of value set forth a range of $32.00 to $35.00 per share and the highest indication of value set forth a range of $38.50 to $40.50 per share, based on the value at that time of the consideration being offered.

     The companies that submitted satisfactory written indications of interest were invited to conduct limited due diligence. At the conclusion of this process, each institution was given an opportunity to submit a revised indication of interest, and four institutions submitted such revised offers. The revised offers ranged from a low offer of $34.09 to $35.35 per share to a high offer of $41.00 per share, based on the value at that time of the consideration being offered. The Bancorp Board instructed Kaplan to evaluate all four offers, based primarily on the offer price, and also to examine the fundamental value of the stock being offered by each institution, since each proposed to offer Bancorp shareholders stock in the acquiring institution or a combination of cash and acquiring institution stock. Kaplan presented to the Bancorp Board detailed information concerning operating data, stock performance, relative financial and ownership information, potential offer price movement and dividend payment policy for each institution. Based upon this analysis, Kaplan concluded that the common stock of each of the four institutions was acceptable consideration, in whole or in part, for Bancorp Stock. Kaplan also advised the Bancorp Board that, of the four offers, the offer by UJB, in the amount of $38.50 per share, and the offer by another institution, in the amount of $41.00 per share, were the best offers in terms of total value to Bancorp shareholders, based on the value at that time of the consideration being offered. The Bancorp Board therefore determined to proceed further in negotiations with the two institutions submitting the best indications of interest, giving priority to the institution showing a revised preliminary indication of $41.00 per share, based on the value at that time of the consideration being offered. The institution submitting the best revised indication of interest was then permitted to conduct a detailed on-site due diligence investigation, and Bancorp, with the assistance of

Kaplan and Kirkpatrick & Lockhart, its counsel, conducted an on-site due diligence investigation of this institution. This institution also submitted to Bancorp a proposed draft of a definitive agreement to be used in an acquisition transaction.

     At this point, Bancorp advised UJB that Bancorp was proceeding to negotiate a proposed definitive agreement with another bidder, whose revised preliminary indication of value was significantly higher than UJB's. Shortly thereafter, UJB transmitted to Bancorp a revision to its indication of interest which was substantially more competitive in its terms, including proposed acquisition price, than previously, based on the value at that time of the consideration being offered, and based on a purchase method of accounting for the acquisition. UJB was then permitted to conduct a detailed on-site due diligence investigation of Bancorp, and Bancorp, with the assistance of Kaplan and Kirkpatrick & Lockhart, conducted an on-site due diligence investigation of UJB. UJB also submitted to Bancorp a proposed draft of a definitive agreement to be used in an acquisition transaction.

     After thorough review of the two best offers, the draft definitive agreements and the results of the reciprocal due diligence, it was determined that the two offers were extremely close to one another and that, therefore, it was in the best interests of Bancorp and its shareholders to offer each institution a final opportunity to revise its offer for the acquisition of Bancorp. Final offers were received from both on January 13, 1995. The final offer from UJB was $43.10 per share, payable 60% in stock and 40% in cash, based on the value at that time of the consideration being offered, and was based on purchase accounting. After analyzing the two final offers, Kaplan advised the Bancorp Board that the UJB offer was clearly the better of the two final offers, based on the price to be paid to Bancorp shareholders. After further negotiations between the parties, the Bancorp Board determined to accept the proposal submitted by UJB in reliance upon advice received from Kaplan and Kirkpatrick & Lockhart. The UJB Board of Directors ("UJB Board") and the Bancorp Board, at separate meetings held on January 18, 1995, approved the terms of the Merger Agreement. The Merger Agreement was executed and delivered on January 19, 1995, and immediately announced publicly by the parties after the close of business on January 19, 1995.


     The terms of the Merger Agreement between UJB and Bancorp are the result of extensive, long, arms-length negotiations between representatives of UJB and Bancorp. There are no past or present relationships between UJB and Bancorp, except that NJSB has for many years maintained a correspondent banking relationship with United Jersey Bank and, at the time of NJSB's conversion from mutual to stock form in 1987, the ESOSP borrowed $2,003,000 from United Jersey Bank to acquire Bancorp Stock, which loan was fully repaid in 1994. United Jersey Bank is also the trustee of the Supplemental Executive Retirement Trust for the benefit of Bancorp's Chief Executive Officer.

Opinion of Bancorp's Financial Advisor

     Pursuant to the terms of an engagement letter, dated August 24, 1994 (as amended on October 5, 1994), among Bancorp, NJSB and Kaplan, Bancorp engaged Kaplan as its financial advisor to generally advise the Bancorp Board on financial and strategic matters relating to the enhancement of shareholder value and, more specifically, in connection with the possible sale of Bancorp and such other matters as requested by the Bancorp Board. Bancorp paid Kaplan a general advisory fee of $50,000 upon the execution of the above-referenced engagement letter, and a specific advisory fee of $140,000 following the delivery of Kaplan's financial fairness opinion issued in conjunction with Bancorp's execution of the Merger Agreement. In addition, on the closing date of the Merger, Bancorp will pay Kaplan a contingent transaction fee equal to 1.0% of the gross consideration to be received by the holders of Bancorp Stock less the aggregate amount of the above-referenced general and specific advisory fees previously paid to Kaplan by Bancorp, or approximately $800,000, assuming an Average Price equal to or greater than $22.8375 and equal to or less than $27.9125. Whether or not the Merger is consummated, Bancorp has also agreed to reimburse Kaplan for its actual and reasonable out-of-pocket expenses incurred in connection with the services provided to Bancorp by Kaplan and to indemnify and hold harmless Kaplan, to the full extent lawful, from and against certain liabilities, including certain liabilities under the federal securities laws, in connection with its engagement. In addition, Bancorp and NJSB have paid Kaplan $58,020 in retainer and other fees and $4,164 as reimbursement of out-of-pocket expenses during the past two years for services outside of the scope of the August 24, 1994 engagement letter, as amended. Kaplan (including its predecessor firm) has been Bancorp and NJSB's financial advisor from time to time since June 28, 1988.

     Kaplan is a nationally recognized financial advisory and consulting firm that specializes in the commercial banking, thrift and mortgage banking industries. Kaplan is regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions, initial public offerings, private placements, recapitalizations and valuations for estate, corporate and other purposes. The Bancorp Board selected Kaplan to serve as its financial advisor on the basis of its reputation, experience and expertise in transactions such as the Merger.


     In its capacity as financial advisor to Bancorp, Kaplan participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision whether to accept any offer and the final pricing of the Merger was ultimately made by the Bancorp Board. Kaplan rendered its oral opinion to the Bancorp Board on January 18, 1995, which was confirmed in writing on January 19, 1995, and rendered its written opinion on April 26, 1995 that, as of January 19, 1995 and April 26, 1995, the financial terms of UJB's offer were "fair" to Bancorp's shareholders from a financial point of view. No limitations were imposed by the Bancorp Board upon Kaplan with respect to the investigations made or procedures followed by it in arriving at its opinion.


     The full text of the written opinion of Kaplan dated as of April 26, 1995, which sets forth assumptions made and matters considered, is attached as Appendix B to this Proxy Statement-Prospectus. Bancorp's shareholders are urged to read this opinion in its entirety. Kaplan's opinion is directed only to the consideration to be received by Bancorp's shareholders in the Merger and does not constitute a recommendation to any Bancorp shareholder as to how such shareholder should vote at the Annual Meeting or as to any other matter. The summary of the opinion of Kaplan set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion. Kaplan's oral opinion as of January 18, 1995, and its written opinion as of January 19, 1995, were to the same effect as the opinion attached hereto.


     In connection with its written opinion dated April 26, 1995, Kaplan reviewed and analyzed material bearing upon the financial and operating condition of Bancorp and UJB and material prepared in connection with the Merger, including, among other things: (a) the Merger Agreement; (b) the Proxy Statement-Prospectus; (c) publicly available reports filed with the Commission by Bancorp and by UJB; (d) certain other publicly available financial and other information concerning Bancorp and UJB and the trading markets for the publicly traded securities of Bancorp and UJB; (e) certain other internal information, including projections for Bancorp, relating to Bancorp and UJB prepared by the managements of Bancorp and UJB and furnished to Kaplan for purposes of its analysis; and (f) publicly available information concerning certain other banks and bank holding companies, savings and loan associations, savings and loan holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry. Kaplan also met with certain officers and representatives of Bancorp and UJB to discuss the foregoing as well as other matters relevant to Kaplan's inquiry, including the past and current business operations, financial condition and future prospects of Bancorp and UJB, both separately and on a combined basis. In addition, Kaplan reviewed the reported price and trading activity for Bancorp Stock and UJB Stock, compared certain financial and stock market information for Bancorp and UJB with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking and thrift industries, and performed such other studies and analyses as it considered appropriate. Kaplan also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking and thrift industries generally.


     In conducting its review and arriving at its opinions, Kaplan relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Kaplan has relied upon the managements of Bancorp and UJB as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to Kaplan, and assumed that such projections, including, without limitation, projected cost savings and operating synergies resulting from the Merger, reflected the best currently available estimates and judgments of such Bancorp and UJB management and that such projections would be realized in the amounts and time periods estimated. Kaplan also assumed, without independent verification, that the aggregate allowances for loan losses for Bancorp and UJB were adequate to cover such losses. Kaplan did not conduct physical inspections of any of the properties or assets of Bancorp or UJB, and Kaplan did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Bancorp or UJB. Kaplan was retained by the Bancorp Board to express an opinion as to the fairness, from a financial point of view, to the holders of Bancorp Stock of the consideration to be received by them in the Merger.

     In connection with rendering its opinions to the Bancorp Board, Kaplan performed a variety of financial analyses that are summarized below. The summary of the presentations by Kaplan to the Bancorp Board as set forth herein does not purport to be a complete description of such presentations. Kaplan believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and process underlying its opinions. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Kaplan made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Bancorp or UJB. Any estimates contained in Kaplan's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. No company or transaction utilized in Kaplan's analyses was identical to Bancorp or UJB or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions, and prospective buyer interest, as well as other factors that could affect the public trading values of the company or companies to which they are being compared. None of the analyses performed by Kaplan was assigned a greater significance by Kaplan than any other.


     The following is a brief summary of all of the analyses performed by Kaplan in connection with its opinions:


          (1) Discounted Cash Flow Analysis. Kaplan prepared a discounted cash flow analysis that indicated theoretical present values for Bancorp based on a range of terminal price-to-earnings ("P/E") multiples between 9.0x and 18.0x and a discount rate of 12.0%. The range of values was based upon future dividend estimates and a range of projected earnings for the next five years, assuming annual earnings growth rates between 2.5% and 12.5%. The results of this analysis indicated a range of theoretical values of Bancorp between $12.25 per share (2.5% earnings growth rate; terminal P/E multiple of 9.0x) and $31.14 per share (12.5% earnings growth rate; terminal P/E multiple of 18.0x).

          Kaplan also prepared a discounted cash flow analysis based upon a range of terminal price-to-book ("P/B") ratios between 90.0% and 180.0% and a discount rate of 12.0%. The range of values was based upon future dividend estimates and an assumed earnings growth rate between 2.5% and 12.5%. The analysis indicated a range of values for Bancorp between $19.05 per share (2.5% earnings growth rate; terminal P/B ratio of 90.0%) and $37.41 per share (12.5% earnings growth rate; terminal P/B ratio of 180.0%). The nominal value of the offer from UJB for each share of Bancorp Stock was $43.10 per share.


          Kaplan also prepared discounted cash flow analyses of comparative theoretical shareholder returns for the following scenarios:
     Bancorp's remaining independent, Bancorp's being sold to another third party and Bancorp's accepting the UJB offer, incorporating Kaplan's evaluation of the future prospects of Bancorp and UJB on a pro forma combined basis based on various estimates of pro forma net income for the twelve month periods ending December 31, 1994 and December 31, 1995.


          (2) Contribution Analysis. Kaplan prepared a contribution analysis showing the percentage of assets, deposits, common equity, tangible common equity and estimated fiscal 1995 net income contributed to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership of UJB. This analysis showed that Bancorp, as of a projected closing date of June 30, 1995 (a projection made solely by Kaplan for purposes of this analysis), after taking into account certain pre-closing adjustments, would contribute 3.0% of pro forma consolidated total assets, 3.3% of pro forma consolidated deposits, 4.5% of pro forma consolidated equity and 0.7% of pro forma consolidated net income for the projected fiscal year ended December 31, 1995.

          (3) Merger Consideration Analysis. Pursuant to the Merger Agreement, the consideration to be received in the Merger will consist of the right to receive the number of shares of UJB Stock equal to the Exchange Ratio determined as set forth below or cash equal to $43.10 for each share of Bancorp Stock, subject to certain adjustments and limitations as set forth in the Merger Agreement. For purposes of the Merger Agreement, the Exchange Ratio is determined as follows: (i) if the Average Price (see "THE MERGER AGREEMENT--Determination of Exchange Ratio") of a share of UJB Stock is greater than $27.9125, the Exchange Ratio shall be 1.5441; (ii) if the Average Price of a share of UJB Stock is equal to or greater than $22.8375 and equal to or less than $27.9125, the Exchange Ratio shall be equal to the quotient obtained by dividing $43.10 by the Average Price; and (iii) if the Average Price of a share of UJB Stock is less than $22.8375, the Exchange Ratio shall be 1.8872; provided, however, that, if the Average Price of a share of UJB Stock is less than $20.90, Bancorp may terminate the Merger Agreement unless UJB agrees that the Exchange Ratio shall be equal to the quotient obtained by dividing $39.44 by the Average Price. Except as otherwise provided in the Merger Agreement, the number of shares of Bancorp Stock to be converted into rights to receive UJB Stock pursuant to the Merger shall equal, as closely as reasonably possible, 60% of the difference between number of outstanding shares of Bancorp Stock minus the number of shares of Bancorp Stock purchased by UJB or any subsidiary of UJB on or after the date of the Merger Agreement.

          Kaplan performed a review of Bancorp Stock over the period from December 3, 1993, to January 19, 1995. Bancorp Stock's price ranged from a low of $20.00 to a high of $33.00. During the same period, the price of UJB Stock ranged from a low of $23.125 to a high of $29.00. The Kaplan analyses also compared the weekly trading volume for Bancorp Stock and UJB Stock from December 3, 1993 to January 19, 1995. During these periods, the weekly trading volume for Bancorp Stock averaged 18,330 shares, while the weekly trading volume for the UJB Stock averaged 734,755 shares.

          (4) Financial Implications to Bancorp's Shareholders. Kaplan performed an analysis of the financial implications of the UJB proposal to Bancorp's shareholders. This analysis illustrated that, for those shareholders that receive UJB Stock, on a pro forma common share equivalent basis, a shareholder of Bancorp would achieve, as a result of the proposal, a 198.7% improvement in projected earnings per share and a 39.5% increase in stated tangible book value per share. Bancorp shareholders would also receive a dividend equivalent of $1.77 per share, a 120.8% increase.

          (5) Comparable Transaction Analysis. Kaplan performed an analysis of offer prices and premiums paid in recently completed and pending acquisition transactions of thrifts headquartered in selected mid-Atlantic states. Multiples of earnings, book value and tangible book value implied by the consideration to be received by Bancorp's shareholders in the Merger were compared with multiples paid in such mid-Atlantic thrift transactions, which included selected pending and completed acquisitions of thrifts with total assets greater than $250 million and an equity-to-assets ratio greater than 7.00%, announced between January 1, 1993 and January 19, 1995. The average offer price to book value for this group of comparable transactions was 168.7%. The equivalent offer price to book value for Bancorp was 179.4% based on the consideration to be received in the Merger for each outstanding share of Bancorp Stock and Bancorp's shareholders' equity as of September 30, 1994. The average offer price to tangible book value was 173.5% for the comparative group, as compared to 181.5% for the prevailing offer consideration to be received by Bancorp's shareholders. The average multiple of offer price to latest twelve months earnings was 14.6x for the comparative group, as compared to 24.1x for Bancorp.


     The thrift transactions included in the above averages are summarized in the table below:

   State of State of
    Buyer    Target            Acquiror                           Acquiree
   -------- --------           --------                           --------
      NY       NY       New York Bancorp Inc.             Hamilton Bancorp, Inc.
      PA       PA       Integra Financial Corporation     Lincoln Savings Bank
      NY       NY       North Fork Bancorporation, Inc.   Metro Bancshares Inc.
      PA       NJ       Sovereign Bancorp, Inc.           Charter FSB Bancorp, Inc.
      NJ       NJ       UJB Financial Corp.               Palisade Savings Bank
      PA       MD       Susquehanna Bancshares, Inc.      Fairfax Financial Corporation
      PA       PA       CoreStates Financial Corp         Germantown Savings Bank
      NJ       NJ       UJB Financial Corp.               VSB Bancorp, Inc.
      PA       PA       USBANCORP, Inc.                   Johnstown Savings Bank
      PA       PA       Keystone Financial, Inc.          Elmwood Bancorp, Inc.
      PA       PA       PNC Bank Corp.                    United Federal Bancorp, Inc.

          (6) Comparable Company Analysis. In performing its comparable company analysis, Kaplan examined the operating performance of Bancorp in comparison to publicly traded thrift institutions that Kaplan deemed to be comparable to Bancorp. This group of companies included eleven publicly traded thrift institutions. Ten of the institutions were headquartered in New Jersey and one was headquartered in Pennsylvania. The group included Bankers Corp., Central Jersey Financial Corporation, Collective Bancorp, Inc., FMS Financial Corporation, First State Financial Services, Inc., First Home Savings Bank, FSB, Lakeland First Financial Group, Inc., Pamrapo Bancorp, Inc., Pulse Bancorp, Inc., and Raritan Bancorp, Inc., all of which are headquartered in New Jersey, and Sovereign Bancorp, Inc., which is headquartered in Pennsylvania.

          Kaplan analyzed the relative performance and outlook for Bancorp by comparing certain financial and trading market information of Bancorp with the group of comparable thrifts. Kaplan compared Bancorp with the comparable thrifts based on selected operating fundamentals, including profitability, capital adequacy and asset quality. Using financial data as of or for the twelve months ended September 30, 1994, and market price data as of January 16, 1995, the average market price to latest twelve months earnings multiple was 8.4x for the comparable thrifts and 17.2x for Bancorp. The average price to stated book value was 109.3% for the comparable thrifts and 128.0% for Bancorp. The average price to tangible book value was 117.3% for the comparable thrifts and 129.5% for Bancorp. The implied market trading values for Bancorp derived from such comparable company analysis utilizing the resulting valuation ratio averages ranged from approximately $15.03 to $27.85 per share. At September 30, 1994, the average equity to assets ratio was 8.0% for the group of comparable thrifts and 10.5% for Bancorp. The average tangible equity to assets ratio was 7.6% for the comparable thrifts and 10.4% for Bancorp. The average latest twelve months return on average assets was 1.14% for the comparable thrifts and 0.85% for Bancorp. The average return on average equity was 14.61% for the comparable thrifts and 8.24% for Bancorp. Based on the value of the consideration to be received in the Merger of $43.10 per share, as of September 30, 1994, the UJB offer price represented 179.4% of Bancorp's book value, 181.5% of Bancorp's tangible book value, and 24.1x Bancorp's latest twelve months earnings through September 30, 1994.

          In addition, Kaplan compared the market price, price-to-book value and price-to-earnings multiples of the UJB Stock with the individual market multiples and averages of ten selected comparable companies deemed to be reasonably similar to UJB in size, financial character, operating profile, historical performance and geographical market. This group comprised The Bank of New York Company, Inc. (New York), CoreStates Financial Corp (Pennsylvania), First Empire State Corporation (New York), First Fidelity Bancorporation (New Jersey), HUBCO, Inc. (New Jersey), Integra Financial Corporation (Pennsylvania), Meridian Bancorp, Inc. (Pennsylvania), Midlantic Corporation (New Jersey), The Summit Bancorporation (New Jersey) and Valley National Bancorp (New Jersey).

          The analysis also compared returns on average assets and on average equity of UJB to those of the selected comparable companies and the averages of the comparable group. Using financial data as of or for the twelve months ended September 30, 1994, and market price data as of January 16, 1995, the analysis indicated that the UJB Stock traded at a price-to-earnings multiple of 12.0x trailing twelve months earnings for the period ending September 30, 1994 as compared to a comparative group average of 10.3x trailing twelve months earnings. UJB Stock traded at 136.0% of book value and 142.7% of tangible book value, as compared to 159.4% and 173.9% respectively, for the comparative group. UJB's operating results, as measured by returns on average assets and average equity, were 0.83% and 11.50%, respectively, as compared to the averages for the selected comparable companies, which were 1.22% and 15.61%, respectively.

     The Kaplan analyses also included summary income statement and balance sheet data and selected ratio analyses for UJB and various other potential acquirors of Bancorp. In addition, on January 18, 1995, the senior management of Bancorp, in conjunction with Kaplan and Bancorp's legal counsel, summarized certain historical financial information of UJB and reported to the Bancorp Board regarding the results of a due diligence review of UJB conducted during the week of January 6, 1995.


     In connection with its opinion dated as of April 26, 1995, Kaplan also confirmed the appropriateness of its reliance on the analyses used to render its January 19, 1995 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

     Kaplan's written opinion dated as of April 26, 1995 was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such opinion, including the market price of UJB Stock. Events occurring after that date, including a material change in the market price of UJB Stock, could materially affect the assumptions and conclusions contained in its opinion. Kaplan has not undertaken to reaffirm or revise its opinion or otherwise comment upon an event occurring after the date thereof.


     The summary set forth above does not purport to be a complete description, but is a brief summary, of the material analyses and procedures performed in the course of arriving at its opinions.

Charter and By-Laws of Surviving Corporation

     Pursuant to the Merger Agreement, the Restated Certificate of Incorporation and By-Laws of UJB, as in effect at the Effective Time, will be the Certificate of Incorporation and By-Laws of the Surviving Corporation in the Merger unless and until amended.

Board of Directors and Officers of Surviving Corporation

     The Merger Agreement provides that the directors and officers of UJB immediately prior to the Effective Time will continue to be the directors and officers, respectively, of the Surviving Corporation.

Dissenters' Rights

     Any holder of record of Bancorp Stock who follows the procedures specified in Section 262 of the Delaware General Corporation Law ("Corporation Law") is entitled to have such shareholder's shares of Bancorp Stock appraised by the Delaware Court of Chancery ("Court") and to receive the "fair value" of such shares as of the Effective Time as determined by the Court in lieu of the Stock Consideration or the Cash Consideration. The following summary of Section 262 of the Corporation Law is necessarily incomplete and is qualified in its entirety by reference to Section 262 of the Corporation Law, which is attached hereto as Appendix C.

     Effect of Election and Allocation Process and Determination of Exchange Ratio. Each share of Bancorp Stock will be converted into the right to receive
(i) the Cash Consideration, which is fixed at $43.10 per share, (ii) the Stock Consideration, which is not yet fixed and will not be fixed until the Exchange Ratio is set on a date subsequent to the Annual Meeting, or, (iii) in certain circumstances discussed below, a combination of Cash Consideration and Stock Consideration.

     The number of shares of Bancorp Stock that will represent the Stock Amount, (i.e., Bancorp Stock converted into the right to receive Stock Consideration) will equal 60% of the Outstanding Shares. The number of shares of Bancorp Stock that will represent the Cash Amount, (i.e., Bancorp Stock converted into the right to receive Cash Consideration) will equal the remaining 40% of the Outstanding Shares, reduced by the number of Dissenting Shares, if any.

     After an election process (held subsequent to the Annual Meeting but before the Closing Date) in which holders of Bancorp Stock will be permitted to specify the consideration they wish to receive in the Merger, Bancorp shareholders will be deemed Stock Electees if they elected Stock Consideration, Cash Electees if they elected Cash Consideration and Non-Electees if they failed to make any election. Bancorp shareholders entitled to participate in the election process may, and probably will, be required to elect between Stock Consideration and Cash Consideration without knowing the Exchange Ratio.

     Cash Electees will be permitted, as part of the election process, to divide their holdings of Bancorp Stock into blocks of 5,000 shares or more and all Bancorp Stock held by Cash Electees will be deemed held in Cash Electee Blocks.

     If, upon the conclusion of the election process, there is an Excess Stock Amount (i.e., Bancorp Stock held by Stock Electees exceeds the Stock Amount),
(i) Stock Electees will receive Stock Consideration only with respect to the Pro Rata Amount of their shares and will receive Cash Consideration with respect to the balance of their shares, and (ii) Cash Electees and Non-Electees will receive Cash Consideration.

     If, upon the conclusion of the election process, there is a Stock Shortfall Amount (i.e., Bancorp Stock held by Stock Electees is less than the Stock Amount):

          (1) all Stock Electees will receive Stock Consideration; and

          (2) (a) if the number of shares of Bancorp Stock represented by Non-Electees is greater than the Stock Shortfall Amount:

               (i) Non-Electees chosen by random selection by the Exchange Agent and representing Bancorp Stock equal in number of shares to the Stock Shortfall Amount will receive Stock Consideration, and

               (ii) the remaining Non-Electees and all Cash Electees will receive Cash Consideration; and

               (b) if the number of shares of Bancorp Stock represented by Non-Electees is less than the Stock Shortfall Amount:

               (i) All Non-Electees will receive Stock Consideration, and

               (ii) holders of Cash Electee Blocks chosen by random selection by the Exchange Agent and representing Bancorp Stock equal in number of shares, when added to shares of all Non-Electees, to the Stock Shortfall Amount will receive Stock Consideration, and the remaining holders of Cash Electee Blocks will receive Cash Consideration.

     See "THE MERGER AGREEMENT--Determination of Exchange Ratio" and "THE MERGER AGREEMENT--Election and Allocation Procedures."

     Because the election and allocation process and the determination of the Exchange Ratio will occur after the Annual Meeting, Bancorp Shareholders will be required to decide whether or not to file a written objection to the Merger and to vote against the Merger (prerequisites to the perfection of appraisal rights under Section 262 of the

Corporation Law) prior to knowing the Exchange Ratio or whether the Merger Consideration will be paid in full or in part according to their election.

     Operation of Section 262 of the Corporation Law. If a Bancorp Shareholder elects to exercise the right to an appraisal under Section 262 of the Corporation Law, such Bancorp Shareholder must do ALL of the following:

          (1) The Bancorp Shareholder must file with Bancorp a written demand for appraisal of the Bancorp Stock held before the vote is taken on the Merger at the Annual Meeting;

          (2) The Bancorp Shareholder may not vote in favor of the Merger;

          (3) The Bancorp Shareholder must continuously hold such shares of Bancorp Stock through the Effective Time, and

          (4) Within 20 days after of the date of mailing of the notice by UJB of the Effective Time, the Bancorp Shareholder must make a written demand on UJB for payment for the "fair value" of such holder's Bancorp Stock, stating the number and class of shares for which payment is demanded.

     A Bancorp Shareholder who fails to comply with Section 262 of the Corporation Law is bound by the terms of the Merger.

     Within 10 days after the Effective Time, UJB will give written notice of the Effective Time to each Bancorp Shareholder who has satisfied the requirements of Section 262 of the Corporation Law and has not voted for, or consented to, the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (a "Dissenting Shareholder"). Within 120 days after the Effective Time, UJB or any Dissenting Shareholder may file a petition in the Court demanding a determination of the fair value of the shares of Bancorp Stock of all Dissenting Shareholders. Since, at this time, UJB has not decided whether it will file such a petition if appraisal rights are exercised, any Dissenting Shareholder desiring the filing of such a petition is advised to file such petition on a timely basis unless such Dissenting Shareholder receives notice that such a petition has been filed by UJB or another Dissenting Shareholder.

     If a petition for appraisal is timely filed, the Court will determine the fair value of Bancorp Stock held by Dissenting Shareholders, exclusive of any element of value arising from the accomplishment or expectation of the Merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. Such fair value may be determined by the Court to be more than, less than or equal to the consideration that such Dissenting Shareholder would otherwise be entitled to receive pursuant to the Merger Agreement. The costs of the appraisal proceeding shall be determined by the Court and taxed against the parties as the Court determines to be equitable under the circumstances. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease.


     From and after the Effective Time, no Dissenting Shareholder shall have any rights of a Bancorp shareholder with respect to such holder's Bancorp Stock for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on such holder's Bancorp Stock (payable to Bancorp shareholders of record as of a date prior to the Effective Time). If a Dissenting Shareholder delivers to UJB a written withdrawal of the demand for an appraisal within 60 days after the Effective Time or thereafter with the written approval of UJB, then the right of such Dissenting Shareholder to an appraisal will cease and such Dissenting Shareholder will be entitled to receive only Cash Consideration.


New York Stock Exchange Listing

     UJB has agreed in the Merger Agreement to use its best efforts to cause the shares of UJB Stock to be issued in the Merger to be listed on the NYSE. Listing of such shares of UJB Stock on the NYSE (subject to official notice of issuance) is a condition to the consummation of the Merger.

Accounting Treatment

     It is anticipated that the Merger, when consummated, will be accounted for as a purchase.

Certain Federal Income Tax Consequences

     The Merger is expected to qualify as a "tax-free" reorganization under
Section 368 of the Code. UJB has received an opinion from its counsel, Weil, Gotshal & Manges, and Bancorp has received an opinion from its counsel,

Kirkpatrick & Lockhart, both respecting the material federal income tax matters relating to the Merger set forth below, which were based upon certain representations of the management of UJB and Bancorp and certain assumptions. The Weil, Gotshal & Manges opinion covers items (1) and (2) below as to UJB, and the Kirkpatrick & Lockhart opinion covers items (1) through (8) below as to Bancorp, in each case for federal income tax purposes:

          (1) The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1) of the Code;


          (2) No gain or loss will be recognized by UJB or Bancorp in the Merger;

          (3) No gain or loss will be recognized by Bancorp shareholders whose Bancorp Stock is exchanged solely for UJB Stock in the Merger;

          (4) In the case of Bancorp shareholders who receive cash in whole or in part in exchange for their Bancorp Stock, gain, if any, realized on the exchange shall be recognized, but in an amount not in excess of the amount of such cash;

          (5) In the case of Bancorp shareholders who recognize gain on the exchange of their Bancorp Stock and in whose hands the stock was a capital asset on the date of the exchange, the gain shall be treated as capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their Bancorp Stock), except in the case of any shareholder as to which the exchange has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code, determined with the application of the stock attribution rules of Section 318 of the Code, it being understood that such determination depends on such shareholders' particular factual circumstances;

          (6) The basis of the UJB Stock received by Bancorp shareholders will be the same as the basis of their Bancorp Stock exchanged therefor, reduced by the amount of cash received, if any, in the exchange, and increased by the amount of the gain recognized, if any, in the exchange;

          (7) The holding period of the UJB Stock in the hands of Bancorp's shareholders will include the holding period of the Bancorp Stock exchanged therefor, provided such stock was held as a capital asset on the date of the Merger; and

          (8) The payment of cash in lieu of fractional shares of UJB Stock will be treated as if the fractional shares were distributed in exchange for Bancorp Stock and then were redeemed by UJB.


     The receipt of such opinions again as of the date of the closing of the Merger is a condition to the consummation of the Merger, unless waived by the party entitled to receive such opinion.


     THE DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE PERTAINS ONLY TO UJB, BANCORP AND DOMESTIC UNITED STATES HOLDERS OF THE BANCORP STOCK REFERRED TO ABOVE. IT DOES NOT PURPORT TO DESCRIBE ALL OF THE TAX CONSEQUENCES RELATING TO THE MERGER, AND DOES NOT DESCRIBE THE TAX CONSEQUENCES OF THE EXCHANGE IN THE MERGER OF SHARES OF BANCORP STOCK AWARDED UNDER THE 1991 PLAN OR THE 1988 PROGRAM. THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FOREIGN HOLDERS OF BANCORP STOCK AND HOLDERS OF BANCORP STOCK HAVING SPECIAL STATUS UNDER THE CODE MAY VARY FROM THOSE SET FORTH ABOVE. ALL BANCORP SHAREHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS BOTH AS TO THE MATTERS DISCUSSED HEREIN AND AS TO ANY ADDITIONAL FEDERAL, OR ANY STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES THAT COULD RESULT FROM THE MERGER.

Differences in Shareholders' Rights


     The rights of Bancorp shareholders, which are determined by the Corporation Law and the Certificate of Incorporation and Bylaws of Bancorp, differ from the rights accorded UJB shareholders, which are determined by New Jersey corporation law and the Restated Certificate of Incorporation and By-Laws of UJB. Some of the differences in shareholders' rights are attributable to differences between the corporation law of Delaware, the state of Bancorp's incorporation, and the corporation law of New Jersey, the state of UJB's incorporation. The remaining differences in shareholders' rights are attributable to differences between the Certificate of Incorporation and Bylaws of Bancorp and the Restated Certificate of Incorporation and By-laws of UJB. Certain of the rights of Bancorp shareholders described below that are provided by the Corporation Law or contained in the Certificate of Incorporation or Bylaws of Bancorp, and that are not provided by New Jersey corporation law or contained in the Restated Certificate of Incorporation or By-Laws of UJB, are deemed to have an anti-takeover effect and will not be available to Bancorp shareholders as UJB shareholders; however, certain rights provided for by New Jersey corporation law or the Restated Certificate of Incorporation or By-Laws of UJB are also deemed to have an anti-takeover effect and will be available to Bancorp shareholders but only after becoming UJB shareholders. The following is a summary explanation of the material differences between the rights of shareholders of Bancorp and the rights of shareholders of UJB. This summary is qualified in its entirety by reference to the corporation laws of Delaware and New Jersey and the governing documents of Bancorp and UJB referred to above.


     Comparison of Certificates of Incorporation and By-laws

                                    Bancorp

     Board of Directors. The Bancorp Board is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Bancorp Board. Terms are staggered by class, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation of Bancorp provides that a director may be removed from the Bancorp Board prior to the expiration of his or her term only for cause and upon the vote of 80% of shareholders entitled to vote at an election of directors, which vote may only be taken at a meeting of shareholders called for that purpose. See "UJB--Classified Board and Related Provisions" for a discussion of the classified board and related provisions provided for in UJB's Restated Certificate of Incorporation.

     Cumulative Voting and Special Meetings. The Certificate of Incorporation of Bancorp does not permit cumulative voting for any purpose. Moreover, special meetings of shareholders of Bancorp may be called only by the Bancorp Board. The Certificate of Incorporation of Bancorp also provides that any action taken by the shareholders of Bancorp may be taken only at an annual or special meeting or by unanimous written consent of the shareholders in lieu of a meeting.

     Authorized Shares. The Certificate of Incorporation of Bancorp authorizes the issuance of 8,000,000 shares of Bancorp Stock and 2,000,000 shares of preferred stock. The Bancorp Board has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.

     Fair Price Provision. The Certificate of Incorporation of Bancorp contains a provision requiring an affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Bancorp Stock entitled to vote, to approve a "Business Combination" with an "Interested Stockholder" (generally a 5% or more holder of voting stock or affiliate or associate thereof), unless the transaction is either (i) approved by a majority of the "Disinterested Directors" (as defined in Bancorp's Certificate of Incorporation); or (ii) is at a minimum fair price (as determined in Bancorp's Certificate of Incorporation) during a specified time period. Business Combinations subject to the above described approval and fair price provisions include: mergers and consolidations with an Interested Stockholder or affiliate or associate thereof, the disposition of assets equaling or exceeding $2,000,000 in fair market value to an Interested Stockholder or affiliate or associate thereof, the issuance or transfer of securities of Bancorp or a subsidiary thereof to an Interested Stockholder or affiliate or associate thereof in exchange for consideration equal to or exceeding $2,000,000 in fair market value, or any reclassification of securities, recapitalization, merger, consolidation or other transaction that would, directly or indirectly, increase the proportionate share of the outstanding shares of any class of equity or convertible securities directly or indirectly owned by an Interested Stockholder or affiliate or associate thereof. Because the terms of the Merger Agreement were approved by the Bancorp Board (all of whom are "Disinterested Directors"), the fair price provision is not applicable in the Merger.

     While the Restated Certificate of Incorporation of UJB does not contain such a "fair price" provision, it does contain a provision providing for the issuance of Series R Preferred Stock that, together with other components of UJB's Shareholder Rights Plan (discussed under the caption "UJB--Shareholder Rights Plan") are similar to the Bancorp "fair price" provision and achieve a "fair price" objective comparable to that of the Bancorp "fair price" provision. Additionally, New Jersey corporation law requires that transactions between New Jersey corporations and interested shareholders (holders of 10% or more of the voting stock of that corporation) receive the approval of two-thirds of the voting stock of the corporation or meet certain minimum financial terms similar in objective to the financial terms of the Bancorp "fair price" provision (discussed under the caption "Comparison of Corporation Laws--Anti-Takeover Statutes").

     Shareholder Rights Plan. Bancorp has currently in effect a shareholder rights plan pursuant to which holders of shares of Bancorp Stock possess one preferred stock purchase right ("right") for each share of Bancorp Stock held. Each right entitles the holder to buy, as of the close of business on the tenth business day following certain takeover-related events ("effective time"), upon payment of $35.00 per right ("exercise price"), one-hundredth of a share of Bancorp Series A Preferred Stock. Each full share of Series A Preferred Stock is entitled to (1) a quarterly cash dividend equal to the greater of $1.00 or 100 times any dividends paid on a share of Bancorp Stock, (2) a liquidation preference equal to the greater of $100 or 100 times the payment made on a share of Bancorp Stock and (3) in the event of a merger or consolidation of Bancorp, 100 times the amount received per share of Bancorp Stock. Upon the occurrence of certain subsequently occurring events, holders of rights become entitled to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a fair market value at the time of the transaction of twice the exercise price. The Bancorp Board has the power to redeem these rights at any time, prior to the effective time. After the effective time, the Bancorp Board may also exchange all or any part of the outstanding exercisable rights for shares of Bancorp Stock (at an exchange ratio of one share of Bancorp Stock per right). For a further description of Bancorp's shareholder rights plan, see "DESCRIPTION OF BANCORP CAPITAL STOCK--Shareholder Rights Plan." The combination of prohibitive dilution of an acquiring person's share values and the power of the Bancorp Board to redeem the rights is intended to encourage potential acquiring persons to negotiate with the Bancorp Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals. UJB has also adopted a shareholder rights plan. See "UJB--Shareholder Rights Plan."

     Because the Bancorp Board has approved the terms of the Merger Agreement, the rights do not become exercisable as a result of the execution of the Merger Agreement and will not become exercisable as a result of the Merger.

     Evaluation of Offers. The Certificate of Incorporation of Bancorp further provides that the Bancorp Board, when evaluating any offer of another person to
(i) make a tender or exchange offer for any equity security of Bancorp, (ii) merge or consolidate Bancorp with another association or corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Bancorp, shall, in connection with the exercise of its judgment in determining what is the best interests of Bancorp and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on (a) Bancorp's employees and on the communities in which Bancorp operates or is located, (b) the account holders, borrowers and employees of Bancorp's subsidiaries and those communities in which the subsidiaries operate or are located, and (c) the ability of Bancorp and its subsidiaries to fulfill the objectives of applicable statutes and regulations. UJB's Restated Certificate of Incorporation does not contain a similar provision. However, New Jersey corporation law provides that a director of a New Jersey corporation, discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the action on the corporation's employees, suppliers, creditors and customers; (b) the effects of the action on the community in which the corporation operates; and (c) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. Determinations resulting in the rejection of a proposal or offer to acquire the corporation are expressly covered by this provision of New Jersey corporation law.


     New Business and Director Nominations. The Certificate of Incorporation of Bancorp also requires a shareholder who intends to nominate a candidate for election to the Bancorp Board or to raise new business at a shareholders meeting to give at least sixty days advance notice to the Secretary of Bancorp. See "UJB--Nominations to the UJB Board, Shareholder Proposals and Conduct of Meetings" for a discussion of comparable provisions in UJB's By-Laws.

     Amendment of Certificate of Incorporation and By-laws. An affirmative vote of at least two-thirds (80% with respect to the Fair Price Provision) of the outstanding voting stock is required to amend or repeal certain provisions of Bancorp's Certificate of Incorporation. A vote of two-thirds of the total votes eligible to be cast at a shareholders meeting, or a vote of two-thirds of the directors then in office, is necessary to adopt, amend or repeal any provisions of the By-laws of Bancorp.

                                      UJB

     Classified Board and Related Provisions. The Restated Certificate of Incorporation of UJB divides the UJB Board into three classes, with each class of directors serving a staggered term of the three years. Each class of directors must consist, as nearly as possible, of one third of the number of directors constituting the entire UJB Board. Presently there are four directors in Class I, five directors in Class II and four directors in Class III.

     The Restated Certificate of Incorporation of UJB further requires that resolutions increasing the number of directors be approved by 80% of, as the case may be, directors holding office or shares of capital stock of UJB entitled to vote generally in the election of directors, voting as a single class.

     The Restated Certificate of Incorporation of UJB also provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, repeal or take any action inconsistent with the classified board of directors or the requirement for an 80% affirmative vote to approve any increase in the number of directors.

     Meetings and Consents. The Restated Certificate of Incorporation of UJB requires that all actions by the shareholders of UJB be taken at a duly called annual or special meeting of UJB's shareholders or by the unanimous, but not less than unanimous, written consent of the shareholders. An additional provision in the Restated Certificate of Incorporation of UJB provides that the affirmative vote of the holders of 80% or more of the combined voting shares of UJB, voting as a single class, is required to amend, alter, repeal or take any action inconsistent with this requirement.

     Shareholder Rights Plan. UJB has in effect a shareholder rights plan pursuant to which holders of shares of UJB Stock possess one preferred stock purchase right for each share of UJB Stock held. Each preferred stock purchase right entitles the holder to buy, as of the close of business on the tenth day following the occurrence of certain takeover-related events ("effective time"), one-hundredth of a share of a new series of Preferred Stock, designated the Series R Preferred Stock, at $90 per one-hundredth share ("exercise price"), with full shares having rights per share equal to 100 times the rights of UJB Stock with respect to voting, dividends and distributions upon liquidation or merger as well as entitling the holder to an additional preferential dividend. Upon the occurrence of certain subsequently occurring events, holders of the preferred stock purchase rights become entitled to purchase either shares of the Series R Preferred Stock (if not already purchased) or a number of shares of the "acquiring person" (as defined in the rights plan) equal in market value to twice the exercise price of the preferred stock purchase right. The UJB Board has the power to redeem the preferred stock purchase rights at any time but, after the effective time, it may do so only upon the majority vote of non-management directors in connection with a business combination it has approved. For a further description of UJB's shareholder rights plan, see "DESCRIPTION OF UJB CAPITAL STOCK--Shareholder Rights Plan." The combination of prohibitive dilution of the acquiring person's share values and the power of the UJB Board to redeem the preferred stock purchase rights is intended to encourage potential acquiring persons to negotiate with the UJB Board with respect to the terms of any acquisition or business combination and, to the extent possible, discourage or defeat partial or two-tiered acquisition proposals.

     Nominations to the UJB Board, Shareholder Proposals and Conduct of Meetings. The By-Laws of UJB contain provisions that (1) empower the UJB Board to adopt rules, regulations and procedures governing meetings of UJB shareholders and empower the chairman of a meeting of UJB shareholders, subject to the rules and regulations adopted by the UJB Board, to adopt such rules, regulations and procedures and to take such acts that the chairman deems necessary, appropriate or convenient for the proper conduct of a shareholder meeting, and (2) establish rules governing nominations for director and shareholder proposals made at meetings of shareholders and empower the chairman of the meeting to disallow nominations and shareholder proposals that are not made at least 70 days in advance of the particular meeting or that otherwise fail to comply with the requirements of the By-Laws.

     Preferred Stock. The Restated Certificate of Incorporation of UJB authorizes the issuance of 4,000,000 shares of preferred stock. Currently 600,166 shares of UJB Preferred Stock, Series B are outstanding. The Restated Certificate of Incorporation of UJB and the New Jersey Business Corporation Act authorize the UJB Board to amend the Restated Certificate of Incorporation without shareholder concurrence to divide the authorized shares of preferred stock into series, to determine the designations and the number of shares of any such series, and to determine the relative voting, dividend, conversion, redemption, liquidation and other rights, preferences and limitations of the authorized shares of preferred stock.

     Comparison of Corporation Laws

     Appraisal Rights in Merger or Consolidation. Under New Jersey corporation law, unless a certificate of incorporation otherwise provides, a dissenting shareholder of a New Jersey corporation that is a party to a consolidation, or that is not the surviving corporation in a merger, or that is the surviving corporation in a merger requiring shareholder approval, has appraisal rights with respect to any shares other than (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, and (2) shares in exchange for which, pursuant to the plan of merger or consolidation, the shareholder will receive cash and/or securities that will be listed on a national securities exchange or held of record by not less than 1,000 holders. UJB's Restated Certificate of Incorporation contains nothing that provides differently. Under Delaware corporation law, shareholders of a Delaware corporation have appraisal rights in a merger or consolidation, except for certain mergers and consolidations not requiring any vote by shareholders of the corporation, with respect to any shares other than shares listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders. However, even with respect to shares so listed or held, appraisal rights exist if, pursuant to the plan of merger, the shareholder is to receive in exchange for his or her shares anything other than stock of the surviving corporation, stock of any corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders or cash in lieu of fractional shares.

     Appraisal Rights Relating to Disposition of Assets. Under New Jersey corporation law, a dissenting shareholder in a New Jersey corporation has appraisal rights in the case of any sale, lease, exchange or other disposition of substantially all of the assets of the corporation not in the usual or regular course of business as conducted by the corporation, except with respect to (1) shares listed on a national securities exchange or held of record by not less than 1,000 holders, or (2) a transaction pursuant to a plan of dissolution of the corporation that provides for the distribution of substantially all of its net assets to shareholders according to their interests within one year, where such transaction is wholly for cash and/or securities that will be listed on a national securities exchange or held of record by not less than 1,000 holders, or (3) a sale pursuant to court order. Delaware corporation law does not provide for appraisal rights in connection with dispositions of assets unless the corporation's certificate of incorporation provides otherwise. Bancorp's Certificate of Incorporation does not provide for appraisal rights in these circumstances.


     Class Voting on Merger or Consolidation. Under New Jersey corporation law, any class or series of shares shall be entitled to vote as a class if the plan of merger or consolidation contains any provision that, if contained in a proposed charter amendment, would entitle the class or series to vote as a class on the amendment. Delaware corporation law provides that any class of shares shall be entitled to vote as a class upon a proposed amendment if certain amendments are proposed which will adversely affect the rights of the shares of such class.


     Source of Dividends. Under New Jersey corporation law, dividends may not be paid if, after giving effect to the dividend, either (1) the corporation would be unable to pay its debts as they become due in the usual course of its business or (2) the corporation's total assets would be less than its total liabilities. Under Delaware corporation law, dividends may be paid out of surplus or, in the absence thereof, out or the net profits of the current and/or next preceding fiscal year, except where capital represented by stock enjoying a preference upon the distribution of assets thereby would be impaired.

     Power to Adopt, Amend or Repeal By-laws. Under New Jersey corporation law, the power to adopt, amend and repeal by-laws of a corporation is vested in the board of directors unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board of directors may be amended and repealed and new by-laws adopted by the shareholders and the shareholders may prescribe in such by-laws that the board may not amend or repeal by-laws approved by shareholders. Under Delaware corporation law, the power to adopt, amend or repeal bylaws of a corporation is vested in the corporation's shareholders, although the corporation's certificate of incorporation may also vest such power in the corporation's board of directors.

     Action by Shareholders by Written Consent in Lieu of a Meeting. Under New Jersey corporation law, except as otherwise provided in a certificate of incorporation, any action (other than the election of directors and the approval of a merger, consolidation or sale of substantially all of the assets of the corporation) required or permitted to be taken at a meeting of the corporation's shareholders, may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted (except that the election of a director and the approval of a merger, consolidation or sale of substantially all of the assets of the corporation requires unanimous written consent of all shareholders). The corporation must give all shareholders advance notice of such proposed action if the proposed action involves a merger, consolidation or sale of substantially all of the assets of a corporation. As discussed earlier, UJB's Restated Certificate of Incorporation permits action by written consent only where the consent is unanimous. Under Delaware corporation law, except as otherwise provided in a company's certificate of incorporation, any action required or permitted to be taken at the meeting of a corporation's shareholders may be taken without a meeting if a written consent, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would have been necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. As discussed earlier, Bancorp's Certificate of Incorporation only permits action by written consent in lieu of a meeting if it is unanimous.

     Removal of Directors. Under New Jersey corporation law, one or more of all directors of a corporation may be removed for cause or, unless otherwise provided in the certificate of incorporation, without cause by shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote thereon. However, unless otherwise provided in the certificate of incorporation, shareholders of a corporation whose board of directors is classified may not remove a director without cause. Under Delaware corporation law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides in the case of a corporation whose board is classified, shareholders may effect such removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he or she is a part. As discussed earlier, Bancorp's Certificate of Incorporation provides that a director may be removed from office prior to the end of his or her term only for cause and upon the vote of 80% of the shareholders entitled to vote at an election of directors.

     Special Meetings of Shareholders. Under New Jersey corporation law, holders of not less than 10% of a corporation's voting stock may apply to the New Jersey Superior Court for an order directing a special meeting of shareholders to be held. Under Delaware corporation law, special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by a company's certificate of incorporation or bylaws. Bancorp's Certificate of Incorporation provides that only the Bancorp Board may call a special meeting of shareholders.

     De Facto Merger. Under New Jersey corporation law, shareholders have the same voting and dissent and appraisal rights as if they were shareholders of a surviving corporation in a merger, if (1) voting shares outstanding or issuable after the transaction exceed by more than 40% voting shares outstanding before the transaction or (2) shares entitled to participate without limitation in distributions outstanding or issuable after the transaction exceed by more than 40% such shares outstanding before the transaction. Delaware corporation law does not contain a comparable provision.


     Shareholder Approval of Mergers and Consolidations. While shareholder approval of a merger or consolidation is generally required under both the New Jersey and the Delaware corporation laws, the New Jersey corporation law provides that approval of the shareholders of a surviving corporation in a merger is not required if (i) the plan of merger does not make an amendment of the certification of incorporation of the surviving corporation that would otherwise require shareholder approval, (ii) the shares outstanding immediately before the effectiveness of the merger are not changed by the merger, and (iii) the number of voting or participating shares outstanding after the merger, after giving effect to the merger, will not exceed by more than 40% the number of voting and participating shares, as the case may be, of the surviving corporation outstanding immediately prior to the merger. The Delaware corporation law has a similar provision but the percentage threshold is 20% rather than 40% and is with reference to common stock rather than voting or participating stock.


     Shareholders' Derivative Actions. New Jersey corporation law contains certain provisions that have the effect of discouraging derivative actions. Specifically, New Jersey law authorizes the court having jurisdiction over the action to award reasonable expenses and attorney's fees to the successful defendants in a derivative action upon a finding that the action was brought without reasonable cause. In addition, the corporation may require the plaintiff or plaintiffs to give security for the reasonable expenses, including attorneys' fees, that may be incurred by the corporation or by other named defendants for which the corporation may become legally liable if plaintiff or plaintiffs are holders of less than 5% of the outstanding shares of any class or series of such corporation (or voting trust certificates therefor) unless the shares or trust certificates so held have a market value in excess of $25,000. Delaware corporation law does not contain comparable provisions.

     Proxies. Under New Jersey corporation law, a proxy is valid for no longer than eleven months unless a longer period is specified. In addition, a proxy is revocable at will unless coupled with an interest. The death or incapacity of a shareholder does not revoke a proxy and it will continue in force until revocation by the shareholder's personal representative. Under Delaware corporation law, a proxy is not valid beyond three years from its date unless it so provides for a longer period. In addition, for a proxy to be irrevocable it must so state and be coupled with an interest in the stock itself or in the corporation generally, sufficient in law to support an irrevocable power.

     Inspection of Books and Records. Under New Jersey corporation law, a shareholder of record for at least 6 months immediately preceding his or her demand or any holder (or a person authorized on behalf of such holder) of at least 5% of the outstanding shares of any class or series shall have the right to examine for any proper purpose the corporation's books and records. Under Delaware corporation law, any shareholder upon written demand under oath stating the purpose thereof has the right during usual business hours to inspect for any proper purpose the stock ledger, list of shareholders and other books and records, and to make copies or abstracts therefrom.

     Anti-Takeover Statutes. New Jersey has adopted a type of anti-takeover statute known as a "business combination" statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board approved the transaction prior to the stockholder becoming an interested stockholder, the transaction receives the approval of two-thirds of the voting stock of the corporation or the transaction meets certain minimum financial terms. An "interested stockholder" is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five-year period has at any time owned 10% or more of the voting power. The term "business combination" is defined broadly to include, inter alia, (1) merger or consolidation of the corporation with the interested stockholder or any corporation that after such merger or consolidation would be an affiliate or associate of the interested stockholder, (2) sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation's assets or (3) issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation. The effect of the statute is to protect non-tendering post-acquisition minority shareholders from mergers in which they will be "frozen out" after the merger by prohibiting transactions in which an acquiror could favor itself at the expense of minority shareholders. The New Jersey statute does not apply to New Jersey corporations that do not have either their principal executive offices or significant business operations located in New Jersey. Delaware has adopted a business combination type of anti-takeover statute that operates in a manner similar to the New Jersey statute. Although there are numerous differences between the Delaware statute and the New Jersey statute, the most significant include the following: (i) under the Delaware statute, the moratorium imposed on a business combination with an interested stockholder is three years, as opposed to five years under the New Jersey statute; (ii) the Delaware statute defines "interested stockholder" using a 15% ownership threshold rather than the 10% threshold under the New Jersey statute; (iii) the Delaware statute permits an interested stockholder to avoid the moratorium by acquiring 85% of the corporation's voting power in the same transaction in which that stockholder becomes an interested stockholder (the New Jersey statute does not contain a comparable provision); and (iv) the Delaware statute applies to Delaware corporations regardless of the locations of their offices and business operations.

     Indemnification. Under New Jersey corporation law, a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, against his or her reasonable expenses (including counsel fees) in connection with any pending, threatened or completed proceeding by or in the right of the corporation to procure a judgment in its favor that involves such person by reason of his or her corporate agent status, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of New Jersey or the court in which such proceeding was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Superior Court of New Jersey or such other court shall deem proper. In connection with any other proceeding, a corporation may indemnify any such person against his or her reasonable expenses and liabilities in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. New Jersey corporation law requires that a corporation indemnify any such person against expenses to the extent such person has been successful on the merits or otherwise in any of the foregoing proceedings or in the defense of any claim, issue or matter therein, and provides that any such person may apply to a court for an award of indemnification by the corporation if the corporation has failed or refused to provide indemnification as provided under the statute.

     New Jersey corporation law also permits a corporation to purchase and maintain insurance on behalf of any such person against any expenses incurred in any proceeding and any liabilities asserted against such person by reason of his or her corporate agent status, whether or not the corporation would have the power to indemnify such person under the statute.

     Similarly, the Delaware corporation law provides that a corporation may indemnify any person with respect to certain pending or threatened actions (including a suit by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to derivative actions, however, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of Delaware or such other court shall deem proper.

     The Delaware corporation law permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person.


     Limitation of Director and Officer Liability. New Jersey corporation law provides that directors and members of any committee designated by the board of directors are not liable to a corporation or its shareholders if, acting in good faith, in discharging their duties they rely upon (i) the opinion of counsel for the corporation, (ii) written reports setting forth financial data concerning the corporation and prepared by an independent public accountant or certified public accountant or firm of such accountants, (iii) financial statements, books of account or reports of the corporation represented to them to be correct by the president, the officer of the corporation having charge of its books of account, or the person presiding at a meeting of the board, or (iv) written reports of committees of the board. The Delaware corporation law contains a similar provision which states that members of a board of directors or any committee designated by the board of directors are fully protected in the performance of their duties if they rely in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the members reasonably believe are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

     The New Jersey corporation law further provides that the certificate of incorporation of domestic corporations may contain provisions which limit the personal liability of directors and officers, in whole or in part, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders except for acts or omissions (i) in breach of the director's or officer's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such person of an improper personal benefit. The New Jersey corporation law provides that the duty of loyalty is breached by an act or omission known or believed by a director or officer to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest. The Delaware corporation law contains a substantially similar provision but it is restricted in scope to directors only, does not specifically define what constitutes a breach of the duty of loyalty and specifically prohibits provisions which eliminate director liability for unlawful payments of dividends and unlawful stock purchases and redemptions.


                              THE MERGER AGREEMENT


      The following discussion is a summary of the material provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference, and is qualified in its entirety by reference to that agreement.



Effective Time

     If the Merger Agreement is approved by the requisite vote of Bancorp Shareholders and the other conditions of the Merger, including receipt of all requisite regulatory approvals, are satisfied or waived, the Merger will become effective at the date and time specified in the Certificate of Merger respecting the Merger filed with the Office of the Secretary of State of the State of New Jersey ("NJ Certificate"), or, if filed later than the date of the NJ Certificate, the date of filing of the Certificate of Merger with the Office of the Secretary of the State of Delaware. It is presently contemplated that the Effective Time will occur late in the second calendar quarter or early in the third calendar quarter of 1995 due to the need to obtain regulatory approvals. The Merger Agreement may be terminated by either party if, among other things, the Effective Time does not occur on or before October 31, 1995.

Closing of the Merger

     The Merger Agreement provides that, unless otherwise agreed, the closing of the Merger ("Closing") will be held on at least five business days notice ("Closing Notice") given to Bancorp by UJB, on a date ("Closing Date") not earlier than the last to occur, but (subject to the exception described below) not later than 45 business days after the last to occur of the following: (1) the date of approval of the Merger Agreement by the Bancorp Shareholders; (2) if the transactions contemplated by the Merger Agreement are being contested in any legal proceedings, the date that all such proceedings have been brought to a conclusion favorable, in the judgment of UJB and Bancorp, to the consummation of the transactions contemplated by the Merger Agreement or such prior date as UJB and Bancorp shall elect, whether or not such proceedings have been brought to a conclusion; and (3) the date on which all governmental approvals are received and all required waiting periods have expired. Notwithstanding the foregoing, the Closing shall take place at least five business days after the deadline by which Bancorp shareholders must elect to receive Stock Consideration or Cash Consideration in the Merger. See "THE MERGER AGREEMENT--Election and Allocation Procedures."

Determination of Exchange Ratio

     In the Merger, the shares of each holder of Bancorp Stock will be converted into and represent either (1) Cash Consideration, i.e., $43.10 per share of Bancorp Stock in cash, (2) Stock Consideration, which is not yet fixed and will not be fixed until the Exchange Ratio is set on a date subsequent to the Annual Meeting, or (3) a combination of (1) and (2). The Merger Agreement provides for the Exchange Ratio to be fixed on the Determination Date--the date designated by UJB in the Closing Notice as the Determination Date, which may not be more than ten business days prior to the Closing Date. The Determination Date is the final trading day of the ten consecutive trading-day period during which the Average Price (the average of the closing prices of UJB Stock during this period) is determined.

     The Exchange Ratio will be determined as follows based on the Average
Price:

          (1) If the Average Price of a share of UJB Stock is greater than $27.9125, the Exchange Ratio will be 1.5441.

          (2) If the Average Price of a share of UJB Stock is equal to or greater than $22.8375 and equal to or less than $27.9125, the Exchange Ratio will be equal to the quotient obtained by dividing $43.10 by the Average Price.

          (3) If the Average Price of a share of UJB Stock is less than $22.8375 and greater than or equal to $20.90, the Exchange Ratio shall be 1.8872.

          (4) If the Average Price of a share of UJB Stock is less than $20.90, Bancorp has the right to terminate the Merger Agreement by sending a notice of termination ("Termination Notice") to UJB within three business days following the Determination Date, but UJB has the right to nullify such termination notice by sending to Bancorp within three business days of its receipt of the Termination Notice a notice agreeing to an Exchange Ratio equal to the quotient obtained by dividing $39.44 by the Average Price.

     The Exchange Ratio is also subject to appropriate adjustments in the event that, from the date of the Merger Agreement to the Effective Time, the outstanding shares of UJB Stock are increased or decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split or other similar changes.

Election and Allocation Procedures

     The number of shares of Bancorp Stock to be converted into the right to receive Stock Consideration pursuant to the Merger will equal, as closely as reasonably possible, the Stock Amount--an amount equal to 60% of the Outstanding Shares. The Outstanding Shares is that number of shares of Bancorp Stock outstanding at the Effective Time minus the number of shares of Bancorp Stock held at the Effective Time by UJB or a subsidiary of UJB. The number of shares of Bancorp Stock to be converted into the right to receive Cash Consideration will equal, as closely as reasonably possible, the Cash Amount--an amount equal to 40% of the Outstanding Shares, reduced by the Dissenting Shares--shares of Bancorp Stock held by Bancorp Shareholders who have filed with Bancorp a written objection to the Merger before voting on the Merger occurs at the Annual Meeting and who have not withdrawn their demands for appraisal rights. Shares of Bancorp Stock beneficially owned by UJB, if any, and shares of Bancorp Stock held in the treasury of Bancorp, if any, will be canceled and retired by virtue of the Merger.

     Prior to the Effective Time, UJB will appoint First Chicago Trust Company of New York or another entity reasonably satisfactory to Bancorp as the exchange agent ("Exchange Agent"). An election form and other appropriate and customary transmittal materials in such form as UJB and Bancorp shall mutually agree ("Election Form") will be mailed by the Exchange Agent on such date Bancorp and UJB shall mutually agree to each holder of record of Bancorp Stock as of such date as Bancorp and UJB shall mutually agree ("Election Form Record Date"). The Election Form Record Date will be after the date of the Annual Meeting but prior to the Effective Time.

     Each Election Form will permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) (1) to elect to receive only Stock Consideration with respect to such holder's Bancorp Stock (i.e., Stock Electees), (2) to elect to receive only Cash Consideration with respect to such holder's Bancorp Stock (i.e., Cash Electees) or (3) to indicate that such holder makes no election (i.e., Non-Electees). Any Bancorp Stock with respect to which the holder (or the beneficial owner, as the case may be) does not submit to the Exchange Agent an effective, properly completed Election Form on or before such time and date as UJB and Bancorp may mutually agree ("Election Deadline") will also be deemed to be shares held by a Non-Electee. The Election Deadline shall be after the date of the Annual Meeting but prior to the Effective Time. Election Forms must be accompanied by Bancorp Certificates, which will be canceled once the Merger is consummated. Until so surrendered, UJB may, at its option, refuse to pay to the holders of the Bancorp Certificates who become entitled to receive Stock Consideration for their Bancorp Stock in whole or in part at the Effective Time dividends or other distributions, if any, payable to holders of UJB Stock; provided, however, that, upon surrender and exchange of the Bancorp Certificates, there will be paid to such holders the amount, without interest, of dividends and other distributions, if any, that became payable prior thereto but that were not paid. No transfer of Bancorp Stock will be effected on the stock transfer books of Bancorp at and after the Effective Time.

     If time will not permit a Bancorp shareholder to cause his or her Bancorp Certificate(s) to reach the Exchange Agent prior to the Election Deadline, such Bancorp shareholder may nevertheless submit an Election Form if all of the following conditions are met:

          (1) the Exchange Agent receives, at or prior to the Election Deadline, a guarantee notice ("Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions on the Election Form from a member firm of a registered national securities exchange, a member firm of the NASD, or a commercial bank or trust company having an office or correspondent in the United States, each of which must be a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc., stating (a) the name of the Bancorp shareholder, (b) the number of shares of Bancorp Stock represented by the Bancorp Certificate(s) held by the Bancorp shareholder, and (c) guaranteeing the delivery to the Exchange Agent of the Bancorp Certificate(s) evidencing those shares of Bancorp Stock within forty-eight (48) hours following the date of the Notice of Guaranteed Delivery; and

          (2) the properly completed Election Form, with any signatures guaranteed as required on the Election Form, is received by the Exchange Agent by the Election Deadline.

     Cash Electees may also elect to divide their holdings of Bancorp Stock into Cash Electee Blocks--blocks of 5,000 shares of Bancorp Stock or more (with any shares not exactly divisible by the selected block amount being added to one of the blocks)--for purposes of the allocation procedures, if necessary. Cash Electees who do not make such election or who hold less than 5,000 shares of Bancorp Stock will have all of their holdings treated as a single Cash Electee Block for purposes of the allocation procedures, if necessary.

     UJB shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Bancorp Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.

     Bancorp shareholders may, and probably will, be required to elect whether they wish to receive Stock Consideration or Cash Consideration without knowing the Exchange Ratio.

     Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Bancorp Stock represented by such Election Form shall become shares held by a Non-Electee and UJB shall cause the Bancorp Certificates representing such Bancorp Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from such person. Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of UJB regarding such matters as may be referred to it by the Exchange Agent shall be binding and conclusive. Neither UJB nor the Exchange Agent is under any obligation to notify any person of any defect in an Election Form.

     Within such period after the Election Deadline as UJB and Bancorp shall mutually agree, the Exchange Agent will, if necessitated by the existence of any of the circumstances described below, allocate Stock Consideration and Cash Consideration in accordance with elections made on the Election Forms as follows:

          (1) Stock Elections Exceed Stock Amount. If, upon the conclusion of the election process, there exists an Excess Stock Amount (i.e., Stock Electees represent a number of shares of Bancorp Stock that exceeds in the aggregate the Stock Amount):

               (a) Stock Electees will receive Stock Consideration only with respect to a Pro Rata Amount of their shares. The Pro Rata Amount for each such Stock Electee will equal, as closely as reasonably possible, the aggregate number of shares of Bancorp Stock held by such Stock Electee multiplied by a fraction, the numerator of which is the Stock Amount and the denominator of which is the sum of the Stock Amount and the Excess Stock Amount; and


               (b) Cash Electees and Non-Electees will receive Cash
          Consideration.

          (2) Stock Elections Less Than Stock Amount. If, upon the conclusion of the election process, there exists a Stock Shortfall Amount (i.e., an amount by which the Stock Amount exceeds the number of shares of Bancorp Stock represented by Stock Electees):

               (a) all Stock Electees will receive Stock Consideration; and

               (b) (i) if the number of shares of Bancorp Stock represented by Non-Electees is greater than the Stock Shortfall Amount, the Exchange Agent will select by random selection a sufficient number of Non-Electees such that the number of shares of Bancorp Stock represented by such Non-Electees equals, as closely as reasonably possible, the Stock Shortfall Amount, and

                    (A) the Non-Electees so selected will receive Stock
               Consideration, and

                    (B) the remaining Non-Electees not so selected and all Cash
               Electees will receive Cash Consideration; and

                    (ii) if the number of shares of Bancorp Stock represented by Non-Electees is less than the Stock Shortfall Amount,

                    (A) all Non-Electees will receive Stock Consideration, and

                    (B) the Exchange Agent will select by random selection a
               sufficient number of Cash Electee Blocks such that the number of shares of Bancorp Stock represented by such Cash Electee Blocks, when added to the number of shares of Bancorp Stock represented by the Non-Electees, equals, as closely as reasonably possible, the Stock Shortfall Amount and (y) the holders of Cash Electee Blocks so selected will receive Stock Consideration, and (z) the remaining holders of Cash Electee Blocks not so selected will receive Cash Consideration.

          (3) Stock Elections Equal Stock Amount. If, upon the conclusion of the election process, the number of shares of Bancorp Stock represented by Stock Electees is equal, or as closely equal as reasonably possible in the judgment of the Exchange Agent, to the Stock Amount, all Stock Electees will receive Stock Consideration and all Cash Electees and Non-Electees will receive Cash Consideration.

          (4) Stock Elections and Non-Elections Equal Stock Amount. If, upon the conclusion of the election process, the number of shares of Bancorp Stock represented by Stock Electees, together with the number of shares of Bancorp Stock represented by Non-Electees, is equal, or is as closely equal as reasonably possible in the judgment of the Exchange Agent, to the Stock Amount, all Stock Electees and all Non-Electees will receive the Stock Consideration and all Cash Electees will receive Cash Consideration.

     The pro rata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as shall be mutually determined by UJB and Bancorp.

     Neither certificates for fractions of shares of UJB Stock nor scrip certificates for such fractions will be issued, and holders of Bancorp Certificates who would otherwise be entitled to receive fractions of shares of UJB Stock will have none of the rights with respect to such fractions of shares (including, without limitation, the right to receive dividends) that a holder of a full share of UJB Stock would possess in respect of such full share, and will receive in lieu thereof cash in an amount equal to such fraction multiplied by the Average Price. If more than one Bancorp Certificate is surrendered for the same Bancorp shareholder account, the number of full shares of UJB Stock for which UJB Certificates will be issued pursuant to the Merger Agreement will be computed on the basis of the aggregate number of shares of Bancorp Stock represented by the Bancorp Certificates so surrendered.


     If, upon conclusion of the allocation process described above, the aggregate Cash Consideration otherwise payable as a result of the allocation process ("Allocated Cash Consideration") (considered together with the cash that may be payable to Dissenting Shareholders) exceeds, in the opinion of Weil, Gotshal & Manges and Kirkpatrick & Lockhart ("Tax Counsel"), the aggregate Cash Consideration payable to qualify the Merger as a tax-free reorganization under
Section 368(a) of the Code ("Tax-Free Cash Consideration") (such excess being referred to herein as the "Cash Excess"), thereby rendering Tax Counsel unable to deliver at the Closing Date the opinions required as a condition to Closing (see "THE MERGER--Certain Federal Income Tax Consequences"), then:


          (1) If the number of shares of Bancorp Stock represented by Non-Electees not already receiving Stock Consideration ("Cash Non-Electees") is greater than the number of shares of Bancorp Stock represented by the Cash Excess, the Exchange Agent will select by random selection a sufficient number of Cash Non-Electees such that the number of shares of Bancorp Stock represented by such Cash Non-Electees equals, as closely as reasonably possible, but is not less than, the Cash Excess, and

               (a) the Cash Non-Electees so selected will receive Substitute Stock Consideration (as defined below), and

               (b) the Cash Non-Electees not so selected and all Cash Electees will receive Cash Consideration; and

          (2) If the number of shares of Bancorp Stock represented by Cash Non-Electees is less than the number of shares of Bancorp Stock represented by the Cash Excess,

               (a) all Cash Non-Electees will receive Substitute Stock Consideration, and

               (b) the Exchange Agent will select by random selection a sufficient number of Cash Electee Blocks such that the number of shares of Bancorp Stock represented by such Cash Electee Blocks equals, when added to the number of shares of Bancorp Stock represented by the Cash Non-Electees, as closely as reasonably possible, but is not less than, the number of shares of Bancorp Stock represented by the Cash Excess, and (i) the holders of the Cash Electee Blocks so selected will receive Substitute Stock Consideration, and (ii) the holders of Cash Electee Blocks not so selected will receive Cash Consideration.

The "Substitute Stock Consideration" is the number of shares of UJB Stock arrived at by dividing (i) the aggregate Allocated Cash Consideration that would otherwise have been payable to Cash Non-Electees and holders of Cash Electee Blocks selected to receive Substitute Stock Consideration, by (ii) the closing price of a share of UJB Stock on the NYSE - Composite Transactions Tape on the business day before the Closing Date as reported in the Wall Street Journal, or, if not reported therein, as reported in an authoritative source mutually agreeable to Bancorp and UJB. The Stock Amount and Cash Amount will be adjusted to reflect the foregoing selection process, if necessitated.

     Bancorp shareholders should not surrender their Bancorp Certificates for exchange until instructions and other materials are received from the Exchange Agent. However, Bancorp shareholders are urged to notify Bancorp's registrar and transfer agent, Midlantic Bank, N.A., now at (908) 205-4517, if their Bancorp Certificates are lost, stolen, destroyed or not properly registered, in order to begin the process of issuing replacement Bancorp Certificates.

Termination Fee


     Bancorp has agreed to pay UJB a fee of $3,500,000 in the event UJB demands such fee in writing within 90 days following a "Purchase Event." A "Purchase Event" is defined as either: (1) the acquisition by any person or group, other than UJB or a UJB subsidiary, of beneficial ownership of 25% or more of Bancorp Stock; or (2) Bancorp or any of its subsidiaries, without having received UJB's prior written consent, shall have entered into an agreement to engage in any "Acquisition Transaction" or the Bancorp Board shall have recommended that the Bancorp Shareholders approve or accept an "Acquisition Transaction" with anyone other than UJB or one of its subsidiaries. An "Acquisition Transaction" is defined for this purpose to mean (a) a merger, consolidation or any similar transaction involving Bancorp or any Bancorp subsidiary, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Bancorp or any Bancorp subsidiary, or (c) a purchase or other acquisition (including by way of merger, consolidation or share exchange) of securities representing 25% or more of the voting power of Bancorp or any Bancorp subsidiary.

     The right of UJB to receive such fee shall terminate, however, upon the earliest to occur of: (1) the time immediately prior to the Effective Time; (2) 18 months after (A) the termination of the Merger Agreement following (i) a "Preliminary Purchase Event," (ii) discussions or negotiations relating to an acquisition of Bancorp by a person other than UJB or a UJB subsidiary, or (iii) a determination by the Bancorp Board not to submit the Merger Agreement to the Bancorp Shareholders or (B) the termination of the Merger Agreement by UJB under certain provisions thereof (termination for material breach of a warranty, representation or covenant by Bancorp, failure by Kaplan to deliver its opinion by May 20, 1995 or failure to consummate the Merger by October 31, 1995); or (3) the termination of the Merger Agreement pursuant to any other section thereof prior to a Purchase Event or an event specified in clause (2)(A).

     A "Preliminary Purchase Event" is defined as any of the following events:
(1) the Bancorp Board withdraws or modifies, in a manner adverse to UJB, its approval of, or its recommendation to the Bancorp Shareholders to approve, the Merger Agreement or the Merger; (2) a "distribution date" occurs under Bancorp's shareholder rights plan (see "DESCRIPTION OF BANCORP CAPITAL STOCK--Shareholder Rights Plan"); (3) Bancorp or any of its subsidiaries, without having received UJB's prior written consent, enters into an agreement to engage in an "Acquisition Transaction," or the Bancorp Board recommends that the Bancorp Shareholders approve or accept an "Acquisition Transaction," with anyone other than UJB or one of its subsidiaries; (4) any person (other than UJB or a UJB subsidiary) acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Bancorp Stock; (5) any person (other than UJB or a UJB subsidiary) makes a bona fide proposal to Bancorp or its shareholders to engage in an "Acquisition Transaction" or files a registration statement with respect to a tender offer or exchange offer to acquire 10% or more of the outstanding Bancorp Stock; (6) after a proposal is made by a third party to Bancorp or its shareholders to engage in an "Acquisition Transaction," or such person states its intention to Bancorp to make such a proposal if the Merger Agreement terminates, Bancorp breaches any representation, covenant or obligation contained in the Merger Agreement that would entitle UJB to terminate the Merger Agreement (without regard to any cure period); or (7) the Bancorp Shareholders do not approve the Merger Agreement at the Annual Meeting or the Annual Meeting is not held or is canceled prior to the termination of the Merger Agreement after any person (other than UJB or a UJB subsidiary) shall have (a) made or disclosed an intention to make a bona fide proposal to engage in an "Acquisition Transaction," (b) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer, or (c) filed an application or given a notice under the Bank Holding Company Act of 1956 as amended (the "BHC Act"), the Bank Merger Act, or the Change in Bank Control Act of 1978 for approval to engage in an "Acquisition Transaction." For the purpose of the definition of "Preliminary Purchase Event," "Acquisition Transaction" is defined the same as it is for purposes of "Purchase Events" except 10% rather than 25% is the applicable percentage with respect to purchases and other acquisitions of voting securities of Bancorp.

Amendment


     Bancorp and UJB may jointly amend the Merger Agreement at any time; provided, however, that, after the Annual Meeting, no amendment may change the forms of consideration to be received by the Bancorp Shareholders unless such modification is submitted to a vote of the Bancorp Shareholders.

Bancorp Stock Option Plans

     Non-employee directors and certain employees of Bancorp have been granted options to purchase Bancorp Stock under the 1991 Plan, the 1988 Program or under both Option Plans. Under the terms of the 1991 Plan, non-employee directors of Bancorp on the date of the Annual Meeting who have served as a director of Bancorp for at least three years will each be granted options to purchase 500 shares of Bancorp Stock on such date (with an exercise price per share equal to the fair market value of a share of Bancorp Stock on the date of grant).


     Limited rights, exercisable only upon a "change in control" of Bancorp (as that term is defined in the Option Plans), were granted in tandem with all options granted to employees of Bancorp under the Option Plans. The Merger constitutes a such "change in control" of Bancorp. Consequently, the limited rights will become exercisable upon consummation of the Merger for a period of 60 days (if granted under 1991 Plan) or 90 days (if granted under the 1988 Program) and will entitle the holder thereof to receive in cash the difference between the "acquisition price" of the Merger (as that term is defined in the Option Plans) and the exercise price of the option underlying the limited right, multiplied by the number of shares of UJB Stock with respect to which the limited right is exercised. The "acquisition price," as determined in accordance with the Option Plans, is the greatest of (i) the highest fair market value per share of Bancorp Stock (prior to the Effective Time) in the 90-day period immediately preceding the date of exercise of the limited right divided by the Exchange Ratio, (ii) the highest fair market value per share of UJB Stock (but only at and after the Effective Time) in the 90-day period immediately preceding the date of exercise of the limited right, (iii) the Cash Consideration divided by the Exchange Ratio or (iv) the fair market value of a share of UJB Stock at the Effective Time. Limited rights and options granted in tandem are each exercisable only to the extent the other has not been exercised.

     Under the Merger Agreement, each option (and to the extent applicable a related limited right) relating to Bancorp Stock outstanding at the Effective Time will be converted into an option (and to the extent applicable a related limited right) relating to the number of shares of UJB Stock, rounded down to the nearest whole share, that would have been issued to the holder of such option if such holder had exercised the option prior to the Effective Time and exchanged the shares of Bancorp Stock purchased thereby for UJB Stock in the Merger. The exercise price per share of the converted options will be the exercise price applicable to Bancorp Stock divided by the Exchange Ratio.

     The converted options and limited rights will be subject to the same terms and conditions following such conversion as were applicable to such options and limited rights under the Option Plans, except that (i) non-employee directors will be permitted for 90 days following the Effective Time to exercise their converted options as limited rights and receive in cash the difference between the "acquisition price" of the Merger and the exercise price of the converted option, and (ii) the exercisability of options held by employees will be extended for three months following any termination of their employment with UJB, other than terminations of employment for cause.

Interests of Certain Persons in the Merger

     Directors and executive officers of Bancorp have interests in the Merger that are in addition to their interests as Bancorp shareholders. These interests are described in more detail below.

  Indemnification

     In the Merger Agreement, UJB has agreed to indemnify (for a period of six years following the Effective Time) the officers and directors of Bancorp and NJSB against any and all claims, damages, liabilities, losses, costs, charges, expenses (including reasonable costs of investigation and reasonable fees and disbursements of legal counsel, other advisors and experts, as incurred), judgments, fines, penalties and amounts paid in settlement in connection with, arising out of or relating to: (1) any threatened or pending claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including derivative claims, by any present or former Bancorp Shareholder, including any claim that is based on, arises out of, or in any way relates to
(a) the Merger, (b) this Proxy Statement-Prospectus, (c) the transactions contemplated by the Merger Agreement, (d) the person's service as a member of the Bancorp Board or the NJSB Board, or a committee of either Board, (e) the events leading up to the execution of the Merger Agreement, (f) any statement, recommendation or solicitation made in connection therewith or related thereto, and (g) any breach of duty in connection with any of the foregoing, and (2) the enforcement of the obligations of UJB to indemnify such person as provided above, in each case to the full extent permitted under applicable law, but in no event beyond the extent to which such indemnification would have been available from Bancorp had the claim been advanced on January 19, 1995. If expenses are advanced to a person by UJB under such indemnification obligation, such person must agree to repay UJB in the event it is determined that such person is not entitled to indemnification.

     In the event (following the Merger) UJB merges or consolidates into any other corporation or entity and is not the surviving corporation, or UJB transfers all or substantially all of its assets and properties to any individual, corporation or other entity, and, in connection therewith, UJB or the surviving corporation purchases directors' and officers' liability insurance for an additional period, UJB or the surviving corporation is obligated to purchase directors' and officers' liability insurance for the benefit of Bancorp's and NJSB's directors and officers for the remainder of the six year indemnification period unless such insurance is not available at premiums relatively comparable to those charged for the insurance of directors and officers of UJB or the surviving corporation.

  Management Employment Agreements and Supplemental Executive Retirement Trust

     In 1993 and 1994, Bancorp and NJSB entered into employment agreements with the following officers of Bancorp and NJSB: Beatrice D'Agostino (Chairman, President and Chief Executive Officer of Bancorp and NJSB), Robert H. Hunt, Jr. (Senior Executive Vice President and Secretary of Bancorp and NJSB), Russell G. Muter (Executive Vice President and Treasurer of Bancorp and NJSB), Daniel J. Matyola (Senior Vice President and

Corporate Counsel of NJSB), Robert J. DiTota (Senior Vice President of NJSB), John J. Vassallo (Senior Vice President of NJSB) and George S. Sirusas (Senior Vice President of NJSB). These agreements, among other things, give the executive certain rights in the event there is a change of control of Bancorp. The Merger would constitute such a change of control.

     Under her employment agreement, Mrs. D'Agostino may terminate her employment agreement if there is a change of control. In the event she so terminates her employment, she is entitled to receive a lump sum payment equal to the present value of 48 months of future base salary payments (calculated at the highest rate of base salary paid under the agreement). The employment agreements with Mr. Hunt, Mr. Muter, Mr. Vassallo and Mr. Sirusas provide for a severance payment (1) in the event the officer terminates his employment within two years following a change of control, or (2) NJSB or its successor terminates his employment within two years following a change of control (other than for cause, death or disability). The lump sum severance payment is equal to the present value of 36 months of salary payments for Mr. Hunt and Mr. Muter and 24 months of salary payments for Mr. Vassallo and Mr. Sirusas, calculated at the highest rate of base salary paid under the agreement. All post-resignation or post-termination payments to Mr. Hunt, Mr. Muter, Mr. Vassallo and Mr. Sirusas are limited so that they will not constitute "excess parachute payments" as defined by Section 280G of the Code.

     Mr. DiTota's and Mr. Matyola's employment agreements do not permit such officers to terminate their employment agreements following a change of control and receive a severance payment. However, their employment agreements do provide for certain severance payments in the event their employment agreements are breached, their employment is prematurely terminated, their salaries are reduced or NJSB's executive offices are relocated outside of Somerset, Hunterdon or Mercer counties or they are required to work anywhere other than at NJSB's principal executive offices. In such event, Mr. Matyola and Mr. DiTota are each entitled to receive a severance payment equal to 12 months of salary payments.

     Mrs. D'Agostino's employment agreement requires Bancorp and NJSB to establish a Supplemental Executive Retirement Trust ("Trust") with a third party trustee, and to fund the Trust with $97,000, and they did so in 1994. Mrs. D'Agostino's employment agreement further requires Bancorp and NJSB, in the event of a change of control of Bancorp (such as the Merger), to deposit an additional amount in the Trust. The additional amount is the amount that would then need to be contributed to the Trust so that the Trust holds, in the aggregate, sufficient funds to enable the Trust to pay an additional retirement benefit to Mrs. D'Agostino to compensate her for receiving a reduced benefit under NJSB's defined benefit pension plan if she were to retire before age 65 as a result of the change of control. Based on actuarial principles used in the defined benefit pension plan, NJSB has been informed that the additional amount would range between $125,000 and $225,000, assuming the Merger is consummated at a hypothetical effective time of the close of business on June 30, 1995. The actual amount will not be determinable until the Effective Time. The intent of this provision is to assure that the total retirement benefit that Mrs. D'Agostino would receive would not be adversely affected if a change of control were to occur prior to her normal retirement age. In the event of a termination of Mrs. D'Agostino's employment upon a change of control, the Trust becomes irrevocable and Mrs. D'Agostino (or her estate) is entitled to receive the amount then in the Trust in a lump sum. Until paid to Mrs. D'Agostino, the assets of the Trust are subject to the claims of creditors of Bancorp and NJSB.

     For further information regarding the management employment agreements and the Trust, see "PROPOSAL II--ELECTION OF DIRECTORS--Executive Compensation and Other Information--Management Employment Contracts."

  Options and Limited Rights

     Under the Merger Agreement, each option (and to the extent applicable a related limited right) relating to Bancorp Stock granted to a non-employee director or employee of Bancorp under the Option Plans and outstanding at the Effective Time will be converted into an option (and to the extent applicable a related limited right) relating to the number of shares of UJB Stock, rounded down to the nearest whole share, that would have been issued to the holder of such option if such holder had exercised the option prior to the Effective Time and exchanged the shares of Bancorp Stock purchased thereby for UJB Stock in the Merger. The exercise price per share of the converted options will be the exercise price applicable to Bancorp Stock divided by the Exchange Ratio.

     Limited rights, exercisable only upon a "change in control" of Bancorp (as defined in the Option Plans), were granted in tandem only with options granted to employees of Bancorp, including Mrs. D'Agostino and Messrs. Hunt, Muter, Matyola, DiTota, Selitto, Vassallo and Sirusas. The Merger constitutes a "change in control" of Bancorp under the Option Plans. Consequently, the limited rights held by the foregoing officers of Bancorp (and all other employees holding limited rights) will first become exercisable at the Effective Time. If granted under the 1991 Plan, the limited rights will be exercisable for a period of 60 days following the Effective Time and if granted under the 1988 Program the limited rights will be exercisable for 90 days following the Effective Time. The limited rights entitle the holder thereof to receive in cash the difference between the "acquisition price" of the Merger (as that term is defined in the Option Plans) and the exercise price of the option underlying the limited right, multiplied by the number of shares of UJB Stock with respect to which the limited right is exercised. The "acquisition price," as determined in accordance with the Option Plans, is the greatest of (i) the highest fair market value per share of Bancorp Stock (prior to the Effective Time) in the 90-day period immediately preceding the date of exercise of the limited right divided by the Exchange Ratio, (ii) the highest fair market value per share of UJB Stock (but only at and after the Effective Time) in the 90-day period immediately preceding the date of exercise of the limited right, (iii) the Cash Consideration divided by the Exchange Ratio or (iv) the fair market value of a share of UJB Stock at the Effective Time. Limited rights and options granted in tandem are each exercisable only to the extent the other has not been exercised.

     Options granted to non-employee directors of Bancorp under the Option Plans were not granted in tandem with limited rights. However, the Merger Agreement provides that, following the Effective Time, UJB will permit non-employee directors 90 days following the Effective Time to exercise their converted options as limited rights and receive in cash the difference between the "acquisition price" of the Merger and the exercise price of the converted option.

     The Merger Agreement also provides that all options (and related limited rights) granted to employees of Bancorp, including Mrs. D'Agostino and Messrs. Hunt, Muter, Matyola, DiTota, Silitto, Vassallo and Sirusas, and converted in the Merger will remain exercisable for a period of three months following a termination of employment of the option holder by UJB, other than terminations of employment effected for cause.

     For further information regarding the options and limited rights, see "THE MERGER AGREEMENT--Bancorp Stock Option Plans."


  Special Payments


     As noted above, under Mrs. D'Agostino's employment agreement, she may terminate her employment following a change of control (such as the Merger) and receive a severance payment. This severance payment is not limited by the employment agreement to an amount that would avoid having the severance payment characterized as an "excess parachute payment" as defined by Section 280G of the Code.


     Accordingly, Mrs. D'Agostino, Bancorp, and NJSB were advised that they could face potential tax liabilities as a result of the application of Sections 280G and 4999 of the Code in connection with the consummation of a transaction, such as the Merger, if Mrs. D'Agostino terminates her employment voluntarily or her employment is terminated following such transaction. In fact, if no action had been taken by Mrs. D'Agostino in 1994 to mitigate the effects of these sections (and assuming the transaction were consummated in 1995 and Mrs. D'Agostino received a severance payment), it had been estimated that Mrs. D'Agostino would pay approximately $163,000 in federal excise tax and a deduction of approximately $860,000 would not be available to NJSB for federal income tax purposes and, therefore, NJSB would be expected to pay approximately $293,000 more in federal income taxes than would otherwise be required.

     In order to avoid these potential adverse consequences, Mrs. D'Agostino exercised, on December 30, 1994, options previously granted to her under the 1988 Program and the 1991 Plan and purchased 40,000 shares of Bancorp Stock. This caused her to pay $440,000 to Bancorp in aggregate exercise price and to recognize an additional $740,000 in ordinary income in 1994.

     Bancorp and NJSB agreed to provide Mrs. D'Agostino certain assistance in connection with the exercise of such options because she was required to borrow money from a third party due to the magnitude of the aggregate exercise price payment and her income tax liability in connection with the exercise of such options. In addition, Mrs. D'Agostino may be subject to additional interest costs should the Merger not take place. In light of the potential benefits that may be received by Bancorp and NJSB in connection with Mrs. D'Agostino's option exercise if the Merger is consummated, Bancorp will assist Mrs. D'Agostino as follows: (1) Bancorp agreed to contribute $2,500 per month toward Mrs. D'Agostino's carrying costs up to a maximum of six months (or $15,000); and (2) if the Merger does not take place, Bancorp agreed to contribute $2,500 per month toward Mrs. D'Agostino's carrying costs up to a maximum of an additional ten months (or $25,000). These amounts were selected on the basis of (a) the estimated proportional benefit to Bancorp, NJSB and Mrs. D'Agostino, (b) an estimate of the length of time that it would take to conclude the Merger, (c) estimated future borrowing costs and tax rates, and (d) Bancorp's perception of the appropriate maximum amount that Bancorp and NJSB should commit to this matter. The provision of this assistance was approved by the affirmative votes of a majority of the disinterested directors of Bancorp as required by Section 144 of the Delaware General Corporation Law.

  Director Emeritus Program



     In 1992, Bancorp adopted a Director Emeritus Program ("Emeritus Program"). Directors who have served the lesser of 3 full terms or 10 years as a director of Bancorp or NJSB, excluding present or retired employees, are eligible to be appointed Directors Emeritus by the Bancorp Board. The initial term is 3 years, except a director with more than 20 years of service is appointed to an initial term of 5 years. During the term of service, a Director Emeritus receives an annual fee of between 50% and 80% of the retainer then being paid to active non-employee directors of Bancorp and NJSB, depending on the length of the Director Emeritus's active service on the Board. In the event of a transaction, such as the Merger, a Director Emeritus is entitled to immediate payment of all fees for the then remaining balance of the current term. The Boards of Directors of Bancorp and NJSB are presently identical and, as of the date of the Annual Meeting, all directors of Bancorp and NJSB (other than directors D'Agostino, Adler and Johnson) will be eligible to be appointed Directors Emeritus of Bancorp and NJSB. The current annual retainer is $12,500.



     Under the Merger Agreement, UJB has agreed to make all payments required under the Emeritus Program. In addition, UJB and Bancorp have agreed to take certain actions with respect to the Emeritus Program as follows:

          (1) The Bancorp Board will appoint all eligible Bancorp directors as Directors Emeritus of Bancorp effective at the Effective Time and, if such person submits his resignation as a Director Emeritus of Bancorp, such person will receive the full amount due to him as a Director Emeritus of Bancorp.

          (2) The Bancorp Board will appoint all eligible NJSB directors as Directors Emeritus of NJSB effective upon his completion of service as a director of NJSB and, if such person submits his resignation as a Director Emeritus of NJSB, such person will receive the full amount due to him as a Director Emeritus of NJSB upon his completion of service.

          (3) A director may be appointed as a Director Emeritus of NJSB separately, and at a different service completion date, than his appointment as a Director Emeritus of Bancorp. The amounts due such director as a Director Emeritus of NJSB and as a Director Emeritus of Bancorp will be paid separately. For this purpose, all retainer fees for service as a director of Bancorp and NJSB will be allocated 40% to service as a director of Bancorp and 60% to service as a director of NJSB.

     For further information regarding the Emeritus Program, see "PROPOSAL II--ELECTION OF DIRECTORS--Compensation and Committees of Directors."

  New Jersey Savings Bank Employee Stock Ownership and Savings Plan and Other Arrangements

     UJB has agreed that, following the Merger, it will terminate the ESOSP and cause all accrued benefits, including benefits that had not vested prior to the Merger, in the ESOSP to be distributed to participants or their beneficiaries. Following the Merger, NJSB employees will be permitted to participate in a pension plan and a savings plan maintained by UJB.


     UJB has agreed that persons employed by Bancorp or NJSB at the Effective Time shall be entitled to receive a lump sum severance payment equal to the greater of (i) their weekly salary times the number of full years of service with Bancorp or NJSB or (ii) twice their weekly salary, upon the happening of either of the following: (1) the person's employment is terminated without cause within nine months of the Effective Time or (2) within nine months of the Effective Time, (a) UJB removes the person from the position the person held at the Effective Time or his or her position is eliminated by reason of the Merger,
(b) UJB does not offer the person a comparable position within 50 road miles (for employees making $50,000 or more per year) or 25 road miles (for all other employees) of Bancorp's executive offices and (c) the person voluntarily terminates his or her employment. The estimated minimum amount payable to a full time employee would be $538. This severance policy is not applicable to Bancorp and NJSB employees who have entered into employment agreements with either Bancorp, NJSB or both Bancorp and NJSB. See "THE MERGER AGREEMENT--Covenants--UJB Covenants."


     UJB has also agreed to pay up to an aggregate of $75,000 for outplacement services for executive officers of Bancorp selected to receive the outplacement services.


Estimated Amounts Payable to Directors and Executive Officers of Bancorp

     The following table presents estimated amounts payable to directors and executive officers of Bancorp as a result of the Merger:

                                              Options and     Director
                            Employment          Limited       Emeritus     Special
   Name                     Agreement(1)       Rights(2)      Program      Payments        Total
   ----                     ------------      -----------     --------     ---------     ----------
Beatrice D'Agostino ......   $1,130,000(3)     $1,597,000                   $15,000      $2,742,000
Irving Schwartz ..........                        236,000      $50,000                      286,000
Norman A. Gathany ........                        236,000       50,000                      286,000
Joseph A. Hoffman ........                        236,000       19,000                      255,000
Louis A. Imfeld ..........                        236,000       50,000                      286,000
Theodore K. Sargent ......                        236,000       19,000                      255,000
Richard E. Schmelz .......                        236,000       50,000                      286,000
Robert H. Hunt, Jr. ......      333,000         1,441,000                                 1,774,000
Russell G. Muter .........      333,000         1,441,000                                 1,774,000
John J. Vassallo .........      210,000           698,000                                   908,000
George S. Sirusas ........      166,000           630,000                                   796,000
Robert J. DiTota .........      103,000(4)        317,000                                   420,000
Daniel J. Matyola ........       85,000(4)         44,000                                   129,000

- -----------

(1)  Assumes a discount rate of 7 percent.

(2) Assumes the value of the Bancorp Stock will be $43.10; excludes the 500 options to be granted to certain non-employee directors as of the date of the Annual Meeting.

(3) Assumes the midpoint of a range of the required contribution into the Trust.

(4)  Assumes a severance payment equal to twelve months of salary payments.

Covenants

  Bancorp Covenants

     Pursuant to the Merger Agreement, Bancorp has covenanted, among other things, that, until termination of the Merger Agreement, Bancorp will advise UJB of any material adverse change in Bancorp's business and certain other circumstances, and the business of Bancorp and its subsidiaries will be carried on diligently and substantially in the same manner as prior to the execution of the Merger Agreement. Furthermore, until termination of the Merger Agreement, without the prior written consent of UJB, Bancorp will not declare or pay any cash dividends at a quarterly rate in excess of $.20 and will refrain from taking certain other actions, including certain actions relating to changes in its capital stock, the incurrence of liabilities and the issuance of capital stock.

     Bancorp also has agreed that, until termination of the Merger Agreement, it will not directly or indirectly through any agent solicit or initiate, or encourage any unsolicited inquiry respecting, any proposal or offer for, or enter into discussions or negotiate for, or authorize or enter into any agreement or agreement in principle providing for, any business combination or takeover transaction (other than the Merger), whether as the proposed surviving, disappearing, acquiring or acquired corporation, except to the extent any such action is legally required for the discharge of the fiduciary duties of the Bancorp Board as advised in writing by such Board's outside counsel. Further, except as may be required by court order or decree or required by statute or regulation, Bancorp has also agreed, during this period, that it will not furnish or cause to be furnished any information, except information previously made public and any information customarily furnished to the public in the ordinary course of business, concerning Bancorp's business or properties to any person or entity making any inquiry or proposing a transaction described in the previous sentence other than UJB. In addition, Bancorp has agreed to notify UJB by telephone promptly upon receipt of any inquiry with respect to a proposed merger, consolidation, business combination, assets acquisition or disposition, tender offer or other takeover transaction with another person or receipt of a request for information from any governmental or regulatory authority with respect to a proposed acquisition of Bancorp or any of its subsidiaries or assets by another party, and to deliver as soon as possible by facsimile transmission to UJB a copy of any document relating thereto promptly after any such document is received by Bancorp.

  UJB Covenants

     Pursuant to the Merger Agreement, UJB has covenanted, among other things, that until termination of the Merger Agreement UJB will advise Bancorp of any material adverse change in UJB's business and certain other circumstances, and will use its best efforts to preserve its business organization intact and its relationship with customers and others having business dealings with it.

     UJB has also agreed to terminate the ESOSP and distribute all benefits thereunder and to permit NJSB employees to participate in pension and savings plans to the extent maintained by UJB. UJB has additionally agreed (i) that persons employed by Bancorp or NJSB at the Effective Time and not party to an employment agreement with either Bancorp or NJSB will be entitled to certain severance benefits and (ii) that UJB will undertake certain actions with respect to the Emeritus Program. See "THE MERGER AGREEMENT--Interests of Certain Persons in the Merger."

Regulatory Approvals


     The Merger is subject to approval by the Federal Reserve Board under the BHC Act. The BHC Act provides that the Federal Reserve Board may not approve any transaction (1) that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (2) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate. The acquisition by UJB of 5% or more of Bancorp's voting stock is subject to the same approval. The BHC Act provides that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after such approval or, if certain conditions are met, a shorter period, but in no event less than 15 calendar days after the date of approval. During such period, the Justice Department may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence legal action during the specified waiting period, it may not challenge the transaction thereafter except in an action commenced under Section 2 of the Sherman Antitrust Act. The BHC Act provides for the publication of notice and the opportunity for administrative hearings relating to the application for approval of the Merger and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could substantially delay the regulatory approval required for consummation of the Merger. Satisfactory financial condition, particularly with regard to capital adequacy, and satisfactory Community Reinvestment Act ratings are generally prerequisites to obtaining Federal Reserve Board approval to make acquisitions. All of UJB's subsidiary banks are currently rated "satisfactory" or better under the Community Reinvestment Act.

     An application respecting the Merger has been filed by UJB with, and has been accepted for processing by, the Federal Reserve Board.


     The indirect acquisition by UJB of 100% of the capital stock of NJSB by virtue of UJB's acquisition of 100% of the capital stock of, and merger with, Bancorp is subject to the approval of the New Jersey Commissioner of Banking under the New Jersey Savings Bank Holding Companies Act ("New Jersey Savings Bank Act"). In determining whether to approve the direct or indirect acquisition of shares of a capital stock savings bank, the New Jersey Commissioner of Banking is required by the New Jersey Savings Bank Act to consider:

          (1) With respect to the acquiror: the financial condition and the resources of the acquiror; the competence, character, and banking experience of the acquiror, including the acquiror's record of compliance with laws and regulations; whether the acquiror has (i) employed any device, scheme or artifice to defraud; or (ii) obtained or will obtain any money or property by means of any untrue statement of a material fact or any omission of a material fact; or (iii) engaged in any act, transaction, practice or course of business that operates or would operate as a fraud or deceit upon the capital stock savings bank, the shareholders of the capital stock savings bank, the depositors thereof, or the public at large; and
     (iv) the acquiror's plans and intentions with respect to the operation of the capital stock savings bank; and

          (2) With respect to the capital stock savings bank: (i) the financial condition and prospects of the capital stock savings bank, which shall include consideration as to the sufficiency of current or projected capital positions, as well as the level of indebtedness of the capital stock savings bank before and after the acquisition; (ii) the convenience and needs of the depositors and the communities served by the capital stock savings bank; and (iii) the effect of the proposed acquisition on the safety and soundness of the capital stock savings bank.

     The New Jersey Savings Bank Act provides that the New Jersey Commissioner of Banking may not approve any acquisition of 25% or more of the capital stock of a capital stock savings bank if approval of the application would result in a person owning more shares than permitted by the charter or bylaws of the capital stock savings bank. The Certificate of Incorporation of NJSB formerly contained such a provision, which limited ownership of its capital stock by any one person to a specified percentage. On February 6, 1995, the New Jersey Commissioner of Banking approved and filed the Certificate of Amendment submitted by NJSB deleting that provision from its Certificate of Incorporation.

     The New Jersey Savings Bank Act provides for the publication of notice and, at the discretion of the New Jersey Commissioner of Banking, for an administrative hearing relating to the application for approval. Regulations of the New Jersey Commissioner of Banking permit objecting parties to file written objections and present the objections orally at the administrative hearing, if held. Neither the New Jersey Savings Bank Act nor regulations of the New Jersey Commissioner of Banking stipulate a period within which the New Jersey Commissioner of Banking must act upon an acquiror's application.

     The acquisition by UJB of 25% or more of Bancorp's capital stock is subject to the same approval by the New Jersey Commissioner of Banking.

     Based on current precedents, the managements of UJB and Bancorp anticipate that the Merger will be approved by the New Jersey Commissioner of Banking and by the Federal Reserve Board and believe it is not subject to challenge by the Justice Department under the antitrust laws. However, there is no assurance that the New Jersey Commissioner of Banking, the Federal Reserve Board or the Justice Department will not challenge the Merger or that any approval by the New Jersey Commissioner of Banking or the Federal Reserve Board will not contain conditions unacceptable to UJB or Bancorp or both. Bancorp shareholders should be aware that regulatory approvals of the Merger may be based upon different considerations than those that would be important to such shareholders in determining whether or not to approve the Merger. Any such approvals should in no event be construed by a Bancorp shareholder as a recommendation by any regulatory agency with respect to the Merger.


     An application respecting the Merger has been filed by UJB with the New Jersey Commissioner of Banking.

Conditions to the Merger; Termination

     The obligations of both parties to consummate the Merger are subject to the satisfaction of certain net worth and other customary conditions described in the Merger Agreement. Any of such conditions may be waived by the party for whose benefit the condition was included.

     Either party may terminate the Merger Agreement if (1) the Bancorp Shareholders fail to approve the Merger Agreement by the requisite vote, (2) the number of shares of Bancorp Stock for which Bancorp has received a written objection to the Merger, at or before the Annual Meeting, exceeds 30% of the outstanding shares of Bancorp Stock, (3) the other party materially breaches a warranty, representation or covenant and such breach is not cured or capable of being cured within 30 days of the giving of written notice thereof, (4) a requisite regulatory approval is not received or (5) for any other reason the Merger has not been closed by October 31, 1995. In addition, the parties may terminate the Merger Agreement at any time by mutual agreement.

Expenses

     In the event that the Merger Agreement is terminated by either party, each party shall be mutually released and discharged from liability to the other party or to any third party hereunder, and no party shall be liable to any other party for any costs or expenses incurred in connection with the Merger Agreement, except that the expenses incurred in connection with the printing of this Proxy Statement-Prospectus and the Registration Statement and the filing fees with the Commission, the New Jersey Department of Banking and the NYSE shall be borne equally by Bancorp and UJB. Notwithstanding the foregoing, should either party terminate the Merger Agreement because the other party has materially breached a warranty, representation or covenant or because the other party has not met its conditions to Closing, then the first party shall be reimbursed by the second party for the first party's out-of-pocket expenses reasonably incurred in connection with the Merger Agreement, including counsel fees, printing fees and filing fees, but excluding any brokers', finders' or investment bankers' fees.

                              UJB FINANCIAL CORP.

Description of Business

     UJB commenced operations as a New Jersey corporation on October 1, 1970. As a bank holding company registered under the BHC Act, UJB owns two bank subsidiaries and nine active non-bank subsidiaries. At December 31, 1994, UJB had total consolidated assets of $15.4 billion on the basis of which it ranked as the third largest New Jersey bank holding company.

     The bank subsidiaries engage in a general banking business. United Jersey Bank is UJB's largest bank subsidiary, accounting for approximately 81.6% of UJB's total consolidated assets at December 31, 1994. UJB's non-bank subsidiaries engage primarily in discount brokerage, venture capital investment, commercial finance lending, lease financing, and reinsuring credit life and disability insurance policies related to consumer loans made by the bank subsidiaries.

     The bank subsidiaries operated 270 banking offices located in major trade centers and suburban areas in New Jersey and Pennsylvania as of December 31, 1994. The following table lists, as of December 31, 1994, each bank subsidiary, the location in New Jersey or Pennsylvania of its principal office, the number of its banking offices and, in thousands of dollars, its total assets and deposits.

                                Location             No. of
                              of Principal           Banking    Total        Total
                                Offices              Offices   Assets(1)   Deposits(1)
                              ------------           -------   ---------   -----------
United Jersey Bank(2)(4)...   Hackensack, NJ           197   $12,582,814   $10,442,607
First Valley Bank(3) ......   Bethlehem, PA             73     2,795,497     2,106,433

- ------------
(1) Not adjusted to exclude interbank deposits or other transactions among the subsidiaries.
(2) State bank, a member of the Federal Reserve System ("state member bank").
(3) State bank, not a member of the Federal Reserve System.
(4) Restated to reflect the merger of Palisade Savings Bank, F.S.B., on February 17, 1995.

     UJB is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which a bank subsidiary may finance or otherwise supply funds to UJB or its non-bank subsidiaries. Under federal law, no bank subsidiary may, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, UJB or its non-bank subsidiaries or take their securities as collateral for loans to any borrower. Each bank subsidiary is also subject to collateral security requirements for any loans or extensions of credit permitted by such exceptions. In addition, certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to UJB without the prior approval of the bank regulatory authorities. The Federal Reserve Act, which affects UJB's one state member bank, restricts the payment of dividends in any calendar year to the net profit of the current year combined with retained net profits of the preceding two years. Both banks, as state-chartered banks, may each declare a dividend only if, after payment thereof, its capital would be unimpaired and its remaining surplus would equal 50 percent of its capital (New Jersey) or 100 percent of its capital (Pennsylvania). At December 31, 1994, the total undistributed net assets of the subsidiary banks were $1,079,115,000 of which $199,405,000 was available under the most restrictive limitations for the payment of dividends to UJB.

Recent Developments

     UJB completed its restructuring along core lines of business by merging its three Pennsylvania-headquarted banks into a single bank, First Valley Bank, during the first quarter of 1994 and by merging its three New Jersey-headquarted banks also into a single bank, United Jersey Bank, during the third quarter of 1994.

     On July 1, 1994, UJB completed its acquisition of VSB Bancorp, Inc., a New Jersey-headquarted bank holding company, by means of a merger pursuant to which it issued 2,628,912 shares of UJB Stock and acquired approximately $379 million in assets.

     On September 19, 1994, UJB completed its acquisition of Palisade Savings Bank, F.S.B., a federally chartered stock savings bank, in a stock purchase transaction pursuant to which it acquired approximately $324 million in assets.

     On February 15, 1995, the UJB Board increased the quarterly dividend of UJB to $.29 a share from $.26 per share, for an annual rate of $1.16 per share, representing a 81.3% increase in the annual dividend rate since March 1993.

                        DESCRIPTION OF UJB CAPITAL STOCK

     UJB is presently authorized to issue 130,000,000 shares of UJB Stock, par value $1.20 per share, and 4,000,000 shares of Preferred Stock, without par value ("UJB Preferred Stock"). As of December 31, 1994, there were 55,005,307 shares of UJB Stock and 600,166 shares of UJB Preferred Stock, Series B ("Series B Preferred Stock") outstanding. Pursuant to New Jersey law, the UJB Board has authority to set the terms and conditions of the authorized but unissued UJB Preferred Stock. UJB may issue any authorized UJB Stock and UJB Preferred Stock without further shareholder vote, unless required for a particular transaction by applicable law or stock exchange rules, including rules of the NYSE, on which the UJB Stock and the Series B Preferred Stock are presently listed. The issuance of additional UJB Stock or UJB Preferred Stock, including UJB Preferred Stock that might be convertible into UJB Stock, may, among other things, affect the earnings per share applicable to existing UJB Stock and the equity and voting rights of existing holders of UJB Stock.

Common Stock

     The rights of holders of UJB Stock are subject to the preferences of holders of the Series B Preferred Stock described below and the preferences as to dividends and liquidation rights and other prior rights, if any, of any other class or series of UJB Preferred Stock that may be issued. The holders of UJB Stock are entitled to one vote for each share with respect to all matters voted upon by shareholders, including the election of directors, and are entitled to receive dividends when, as and if declared by the UJB Board out of funds of UJB legally available therefor. Shares of UJB Stock do not have cumulative voting rights; accordingly, at any annual meeting of UJB shareholders (or at any special meeting of shareholders where an election of directors is conducted) the holders of 50 percent plus 1 of the shares presented at the annual meeting (provided a quorum is present) can fill all positions on the UJB Board that are up for election at such annual meeting if they so choose and, in such event, the holders of the remaining less than 50 percent of the shares will not be able to fill any of such positions. UJB has a classified Board of Directors, under which approximately one-third of the directors are elected each year. In the event of the liquidation of UJB, holders of UJB Stock are entitled to share pro rata in the distribution of UJB's assets available for such purpose. All shares of UJB Stock are fully paid and nonassessable. No preemptive rights attach to the ownership of UJB Stock and no personal liability is imposed on the holders thereof by reason of the ownership of such shares. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for the UJB Stock. United Jersey Bank is the co-transfer agent.

Series B Preferred Stock

     The Series B Preferred Stock is entitled to cumulative dividends that are payable quarterly on February 1, May 1, August 1 and November 1 of each year. For each quarterly period, the dividend rate will be determined in advance of such period, and will be 1.5 percent less than the highest of the 3-month U.S. Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, which are average yields on certain U.S. Treasury fixed rate securities, as published by the Federal Reserve Board. However, the dividend rate for any dividend period will not be less than 6 percent per annum nor greater than 11 percent per annum. The Series B Preferred Stock is redeemable at the option of UJB, in whole or in part, on or after May 1, 1992 and prior to May 1, 1995 at a redemption price of $51.50 per share and, thereafter, at $50 per share, in each case plus accrued and unpaid dividends. Holders of Series B Preferred Stock have the right to vote as a class on certain amendments to the Restated Certificate of Incorporation of UJB that may affect the Series B Preferred Stock and to elect two directors in the event of a failure to pay full cumulative dividends for six quarters. They have no other voting rights. The Series B Preferred Stock is not convertible into shares of UJB Stock and has no preemptive rights. The Series B Preferred Stock is not subject to any sinking fund or other repurchase or retirement obligation of UJB. First Chicago Trust Company of New York is the transfer agent, dividend disbursing agent and registrar for shares of the Series B Preferred Stock.

Shareholder Rights Plan

     In August 1989, UJB adopted a shareholder rights plan ("Rights Plan"), under which preferred stock purchase rights ("Rights") attached to UJB Stock outstanding as of the close of business on August 28, 1989. Holders of shares of UJB Stock issued subsequent to that date receive the Rights with their shares. Except as indicated below, each Right entitles the registered holder to purchase from UJB one one-hundredth of a share of a new series of UJB Preferred Stock, designated the Series R Preferred Stock ("Series R Preferred Stock"). The Rights expire on August 16, 1999, and are subject to redemption and amendment in certain circumstances. The Rights trade automatically with shares of UJB Stock and become exercisable only under certain circumstances as described below.

     In general, the Rights will become exercisable upon the earlier to occur (a "Distribution Date") of the following: (1) ten days following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the UJB Stock outstanding at that time or voting securities of UJB representing 15% or more of the total voting power of UJB (such person or group becoming an "Acquiring Person") or (2) ten business days (or such later date as the UJB Board may determine) after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding UJB Stock or voting securities representing 30% or more of the total voting power of UJB.

     Generally, in the event a Distribution Date occurs by virtue of a person or group becoming an Acquiring Person (other than pursuant to an offer for all outstanding shares of UJB Stock and other voting securities that the UJB Board determines to be fair to shareholders and otherwise in the best interests of
UJB), each Right, other than Rights owned by the Acquiring Person, will thereafter entitle the holder to receive, upon exercise of the Right, Series R Preferred Stock having a value equal to two times the exercise price of the Right.

     In the event that a Distribution Date occurs (under either of the circumstances described above) and UJB is acquired in a merger or other business combination, or more than 50% of UJB's assets or earning power is sold or transferred, each Right will thereafter entitle the holder thereof to receive, upon the exercise of the Right, common stock of the acquiror having a value equal to two times the exercise price of the Right.

     The foregoing description of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the Rights Plan, which is more fully described in UJB's Registration Statement on Form 8-A filed August 28, 1989.

                            BANCORP NEW JERSEY, INC.

Description of Business

     Bancorp, a Delaware corporation, is a bank holding company formed on June 30, 1988. Bancorp's principal business activity consists of owning and operating NJSB. NJSB is a New Jersey-chartered capital stock savings bank, the accounts of which are insured by the Federal Deposit Insurance Corporation ("FDIC"). NJSB began operations in 1871 as a mutual savings bank, the "Somerville Dime Savings Bank." In 1924, it changed its name to the "Somerville Savings Bank" and in 1972 became "New Jersey Savings Bank." On August 4, 1987, NJSB converted from a mutual to a capital stock savings bank.

     NJSB's principal business consists of attracting deposits from the general public and investing these deposits, together with funds from ongoing operations, in the origination of mortgage, commercial and consumer loans. NJSB also maintains a significant portion of its funds in investment securities, primarily mortgage-backed securities, U.S. Government and agency obligations, Federal funds sold and short-term securities purchased under agreements to resell. A significant source of NJSB's income is interest and fee income from lending activities. NJSB's principal lending activity is the origination of conventional one-to-four family residential, construction and other real estate mortgage loans. NJSB also is engaged in general commercial and consumer lending activities. In addition to interest earned on loans and investments, NJSB receives fees for deposit services, loan originations, loan commitments, modifications, late payments and miscellaneous services.

     NJSB maintains automated teller machines ("ATMs") at its principal office in Somerville and at six branch offices and participates in the regional "MAC" and nationwide "PLUS" ATM networks. NJSB considers its primary market area for deposit taking to be Somerset, Hunterdon and Mercer counties, and adjacent portions of Union, Morris, Middlesex and Warren counties. While NJSB's loan market extends throughout New Jersey, it originates the majority of its loans in Somerset, Hunterdon and Mercer counties.

     At December 31, 1994, Bancorp had total consolidated assets of $480.4 million, total deposits of $420.3 million and total shareholders' equity of $50.9 million.

                      DESCRIPTION OF BANCORP CAPITAL STOCK

     Bancorp is authorized to issue 8,000,000 shares of Bancorp Stock having a par value of $.01 per share and 2,000,000 shares of Preferred Stock having a par value of $.01 per share ("Bancorp Preferred Stock"). The Bancorp Stock is not an account of an insurable type, and is not insured by the FDIC. As of the Record Date, Bancorp had 2,103,270 shares of Bancorp Stock outstanding and had no shares of Bancorp Preferred Stock outstanding.


Common Stock

     Dividends. Bancorp is subject to the requirements of Delaware law, which generally limit dividends to a corporation's surplus or, if there is no surplus, to its net profits for the current and/or immediately preceding fiscal year. The holders of Bancorp Stock are entitled to receive and share equally in such dividends as may be declared by the Bancorp Board out of funds legally available therefor.

     Voting Rights. The holders of Bancorp Stock possess exclusive voting rights. They elect the Bancorp Board and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Bancorp Board. Each holder of Bancorp Stock is entitled to one vote per share (excepted as noted below), but does not have any right to cumulate votes in the election of directors. Certain matters require at least a two-thirds (80% with respect to Bancorp's fair price provision) shareholder vote. Directors of Bancorp are elected by a plurality of votes cast; the Bancorp Board is divided into three classes, with approximately one-third of the Bancorp Board elected at each annual meeting of shareholders.

     Preemptive Rights. Holders of Bancorp Stock are not entitled to preemptive rights with respect to any shares that may be issued.

Preferred Stock

     The Bancorp Board is authorized to approve the issuance of series of Bancorp Preferred Stock without the approval of Bancorp's shareholders. The rights, qualifications, limitations and restrictions on each such series of Bancorp Preferred Stock issued may be determined by the Bancorp Board at the time of issuance and may include, among other things, redemption rights, stated or participating dividends, special voting rights and convertibility to Bancorp Stock. Bancorp Preferred Stock may rank prior to Bancorp Stock as to dividend rights, liquidation preferences, or both. Such Bancorp Preferred Stock may have voting and conversion rights that could adversely affect the voting power of the holders of the Bancorp Stock.


     The Bancorp Board has already created one series of Bancorp Preferred Stock, Series A Preferred Stock. The terms of the Series A Preferred Stock are described under "THE MERGER--Differences in Shareholders' Rights--Comparison of Certificates of Incorporation and By-Laws--Bancorp--Shareholder Rights Plan."


Shareholder Rights Plan

     In December 1990, Bancorp adopted a shareholder rights plan ("Bancorp Rights Plan"), under which preferred stock purchase rights ("Bancorp Rights") attached to Bancorp Stock outstanding as of the close of business on December 31, 1990. Holders of shares of Bancorp Stock issued subsequent to that date receive the Bancorp Rights with their shares. Except as indicated below, each Bancorp Right entitles the registered holder to purchase from Bancorp one one-hundredth of a share of a new series of Bancorp Preferred Stock, designated the Series A Preferred Stock ("Series A Preferred Stock"). The Bancorp Rights expire on December 26, 2000, and are subject to redemption and amendment in certain circumstances. The Bancorp Rights trade automatically with shares of Bancorp Stock and become exercisable only under certain circumstances as described below.

     In general, the Bancorp Rights will become exercisable upon the earlier to occur (a "Bancorp Distribution Date") of the following: (1) ten business days (or such later date as the Bancorp Board may determine) after a person or group has acquired, obtained the right to acquire, or announced a tender offer or exchange offer to acquire, beneficial ownership of 15% or more of the total voting power of Bancorp (such person or group becoming a "Bancorp Acquiring Person") or (2) ten business days (or such later date as the Bancorp Board may determine) after a person or group has acquired, or obtained the right to acquire, beneficial ownership or 10% or more of the total voting power of Bancorp and the Bancorp Board has determined that such person or group is an adverse person. Because the Bancorp Board has approved the terms of the Merger Agreement, no Bancorp Distribution Date has occurred in connection with the Merger Agreement or will occur in connection with the Merger.

     Generally, in the event a Bancorp Distribution Date occurs by virtue of a person or group becoming a Bancorp Acquiring Person (other than pursuant to an offer for all outstanding shares of Bancorp Stock and other voting securities that the Bancorp Board determines to be fair to shareholders and otherwise in the best interests of Bancorp), each Bancorp Right will thereafter entitle the holder to receive, upon exercise of the Bancorp Right, Series A Preferred Stock having a value equal to two times the exercise price of the Bancorp Right.

     In the event that a Bancorp Distribution Date occurs (under either of the circumstances described above) and Bancorp is acquired in a merger or other business combination, or more than 50% of Bancorp's assets or earning power is sold or transferred, each Bancorp Right will thereafter entitle the holder thereof to receive, upon the exercise of the Bancorp Right, common stock of the acquiror having a value equal to two times the exercise price of the Bancorp Right.

     The foregoing description of the Bancorp Rights Plan does not purport to be complete and is qualified in its entirety by reference to the terms of the Bancorp Rights Plan, which is more fully described in Bancorp's Registration Statement on Form 8-A filed January 7, 1991.

                       PROPOSAL II--ELECTION OF DIRECTORS

     The term of office of directors Gerald A. Johnson, Theodore K. Sargent and Richard E. Schmelz will expire at the Annual Meeting. The Bancorp Board unanimously has nominated Messrs. Johnson, Sargent and Schmelz for re-election as members of the Bancorp Board, each for a term expiring in 1998 or until the consummation of the Merger. There are no arrangements or understandings between Bancorp and any person pursuant to which such person has been elected as a director.

     If any nominee becomes unavailable for any reason, shares represented by proxy will be voted for the person, if any, who is designated by the Bancorp Board to replace the nominee or to fill any other vacancy on the Bancorp Board. The Bancorp Board has no reason to believe that any of the nominees will be unavailable. Each nominee has consented to be named and has indicated his or her intent to serve if elected. No nominations for directors except those made by the Bancorp Board will be voted upon at the Annual Meeting unless other nominations made by shareholders are made in writing and delivered to the Secretary of Bancorp at least 60 days prior to the date of the Annual Meeting.

     THE BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF MESSRS. JOHNSON, SARGENT AND SCHMELZ AS DIRECTORS OF BANCORP.

Information Concerning the Bancorp Board

     The Bancorp Board is classified into three classes, each of which consists of three members. The classes are elected on a staggered basis. Each director serves for a three-year term and until his or her successor is duly elected and qualified. Information concerning the members of the Bancorp Board appears below. All directors of Bancorp also serve on the Board of Directors of NJSB ("NJSB Board"). All members of the Bancorp Board have served as directors since the inception of Bancorp in 1988, except directors Adler and Johnson, who have served since 1993. Dates indicated include service as a director or manager of NJSB prior to the formation of Bancorp, where applicable. Unless otherwise stated, current positions cited in the biographical information have been held for at least the past five years.


                                                                       Director  Term
         Name                                    Position                Since   Ends
         ----                                    --------              --------  ----
Beatrice D'Agostino ...................   Chairman, President, Chief      1976   1996
                                           Executive Officer and Director

Irving Schwartz .......................   Vice Chairman and Director      1959   1996

Bernard Adler .........................   Director                        1993   1997

Dr. Norman A. Gathany .................   Director                        1973   1996

Joseph A. Hoffman .....................   Director                        1986   1997

Louis A. Imfeld .......................   Director                        1971   1997

Gerald A. Johnson (1) .................   Director                        1993   1995

Theodore K. Sargent (1) ...............   Director                        1985   1995

Richard E. Schmelz (1) ................   Director                        1973   1995

- -----------------
(1) Nominee for Director.

     Beatrice D'Agostino, 56, is Chairman of the Board of Directors, President and Chief Executive Officer of Bancorp, positions she has held since 1991. Prior to that, she was President and Chief Executive Officer since Bancorp's inception. Mrs. D'Agostino has been affiliated with NJSB since 1962, and has been its President and Chief Executive Officer since 1976 and its Chairman since 1991. Mrs. D'Agostino also is President, Chief Executive Officer and a director of New Jersey Affiliated Financial Services, Inc., NJSB's wholly owned subsidiary, and NJS Realty Corporation, High Acre Realty Corporation and NJS Advisory Services, Inc., subsidiaries of New Jersey Affiliated Financial Services, Inc. In 1994, she served as President of the Thrift Institutions Advisory Council of the Federal Reserve Board, and has been a member of the Council and of the State of New Jersey Department of Banking Advisory Board for the past three years.

     Irving Schwartz, 84, owned Schwartz Furniture, a retail furniture business in Somerville, until his retirement in 1980. He became Vice Chairman of Bancorp and NJSB in 1993; previously, he was Chairman of Bancorp from inception until 1991 and Chairman of NJSB from 1972 through 1991. He also is a director of New Jersey Affiliated Financial Services, Inc., and of its three subsidiaries, NJS Realty Corporation, High Acre Realty Corporation, and NJS Advisory Services, Inc.

     Bernard Adler, 57, is a real estate developer involved in the development, ownership and management of residential, commercial and office properties. He is a principal in Troy Hills Village, Parsippany, New Jersey, Readington Associates, JMS Associates and JMSM Limited, each located in South Plainfield, New Jersey, and B&A Construction Company.

     Dr. Norman A. Gathany, 77, an educational consultant, served as Superintendent of Schools for Hunterdon County from 1966 until 1981, when he retired from that position.

     Joseph A. Hoffman, 61, an attorney, is of counsel to the firm of Mudge, Rose, Guthrie, Alexander and Ferdon. From 1989 through 1991, he was a partner in the firm of Hannoch Weisman. Prior thereto, he was Vice President and Assistant General Counsel of AT&T, a telecommunications service and equipment company.

     Louis A. Imfeld, 72, is an attorney, presently of counsel to the firm of Mauro, Savo, Camerino & Grant. Prior thereto, Mr. Imfeld was of counsel to Ozzard Wharton and a partner in Wharton, Stewart and Davis, two predecessor firms. He also is a director of New Jersey Affiliated Financial Services, Inc., and of its three subsidiaries, NJS Realty Corporation, High Acre Realty Corporation and NJS Advisory Services, Inc.

     Gerald A. Johnson, 46, a Certified Public Accountant, is Executive Vice President and Treasurer of Somerset Medical Center, Somerville, New Jersey. Prior to joining the Medical Center in 1990, Mr. Johnson was an Executive Vice President and Director of the First National Bank of Central Jersey and Senior Vice President of Ultra Bancorporation.

     Theodore K. Sargent, 66, is President and Chief Executive Officer of the Sargent Company, a firm engaged in the design and sale of industrial filtration systems.

     Richard E. Schmelz, 69, is Vice President of Tee Vee Moneysaver, an advertising publication in Somerville. Prior to his retirement in 1972, Mr. Schmelz was President of Nolan Agency, Inc., an independent insurance agency located in Somerville. In 1989, he retired from the United States Army after over 20 years of service.

Compensation and Committees of Directors

     Each non-employee director of Bancorp receives an annual retainer of $5,000, plus $350 per Board meeting attended, $500 for attending planning conferences, and $200 per Committee meeting attended. One-half of the regular Board meeting fee is, however, paid for attending routine Board meetings held in conjunction with NJSB Board meetings. In addition, in 1994, Director Hoffman received $7,500 for services as Chairman of the Merger & Acquisition Committee (i.e., M&A Committee), Director Johnson received $6,250 for services as Vice Chairman of the M&A Committee and Directors Adler, Imfeld and Schwartz received $5,000 each for services as members of the M&A Committee. Each such person will receive the same amount in 1995 for service as a Chairman, Vice Chairman or member of the M&A Committee.

     On the date of each annual meeting of shareholders of Bancorp, each non-employee director of Bancorp who has completed three or more years of service on the Bancorp Board also receives a non-qualified option to purchase 500 shares of Bancorp Stock, the per share exercise price of which is the fair market value of Bancorp Stock on the date of grant of the option. If the Merger is not consummated, directors Adler and Johnson will also receive a non-qualified option to purchase 6,000 shares of Bancorp Stock on the third anniversary of the date he became a director of Bancorp. After he receives the option to purchase 6,000 shares, he is then also eligible to receive the annual grant of an option to purchase 500 shares. The per share exercise price of these options is also the fair market value of Bancorp Stock on the date of grant of the option.

     During 1994, the Bancorp Board held 19 meetings. No member of the Bancorp Board attended fewer than seventy-five percent (75%), in the aggregate, of the Board meetings and meetings of the committees of the Bancorp Board on which he or she served during 1994.

     During 1994, four committees of the Bancorp Board functioned. The Executive Committee, which consists of Mr. Schwartz (Chairman), Mrs. D'Agostino and Messrs. Hoffman, Imfeld and Johnson, exercises the authority of the Bancorp Board when the Bancorp Board is not in session, subject to Bancorp's bylaws and to the extent provided by law. This committee met 16 times in 1994.

     The Executive Compensation Committee, consisting of Mr. Imfeld (Chairman), Messrs. Hoffman and Schwartz and Dr. Gathany, meets as required. The committee met seven times in 1994 to review executive compensation matters.

     The Audit Committee of the Board, which consists of Mr. Hoffman (Chairman), Dr. Gathany (Vice Chairman) and Messrs. Johnson, Sargent and Schmelz, met four times in 1994 to review and discuss reports prepared by NJSB's internal audit department and to review reports of examination of Bancorp and NJSB by state and federal regulatory agencies. The committee also reviews the independent auditors' scope of audit and accepts the engagement letter.

     The M&A Committee, consisting of Mr. Hoffman (Chairman), Mrs. D'Agostino and Messrs. Adler, Imfeld, Johnson and Schwartz, meets as required. The committee met seven times during 1994 in connection with Bancorp's plans to enhance shareholder value.

     In addition, each director of Bancorp served as a director of NJSB and on one or more committees of the NJSB Board. For such service as a director of NJSB, each non-employee director receives an annual retainer of $7,500 plus $350 per Board meeting attended and $200 per committee meeting attended.

     The Bancorp Board does not have a separate Nominating Committee. Nominations for election of directors are made by the entire Bancorp Board.

     In 1992, Bancorp adopted the Emeritus Program. Directors who have served the lesser of 3 full terms or 10 years as a director of Bancorp or NJSB, excluding present or retired employees, are eligible to be appointed Directors Emeritus by the Bancorp Board. The initial term is 3 years, except a director with more than 20 years of service shall be appointed to an initial term of 5 years. Each Director Emeritus serves in an advisory capacity only, and cannot vote on any issue before the Bancorp Board or bind or act for Bancorp or NJSB in any capacity. During the term of service, a Director Emeritus receives an annual fee of between 50% and 80% of the retainer then being paid to active non-employee directors of Bancorp and NJSB, depending on the length of the Director Emeritus's active service on the Board. In the event of a merger, consolidation or sale of the assets of Bancorp, where Bancorp is not the surviving entity, a Director Emeritus is entitled to immediate payment of all fees for the then remaining balance of the current term. Each Director Emeritus must execute a Confidentiality Agreement and agree to provide advice, counsel and such other services as the Bancorp Board may reasonably request, consistent with the status of the position and a time commitment consistent with retirement. See "THE MERGER AGREEMENT--Interests of Certain Persons in the Merger" for a description of certain payments UJB has agreed to make to certain of the directors of Bancorp and NJSB under the Emeritus Program in the event the Merger is consummated.

Executive Compensation and Other Information

  Summary Compensation Table


     The following information is furnished with respect to Bancorp's chief executive officer and the four other most highly paid executive officers of Bancorp whose annual salary and bonus exceeded $100,000 in 1994 ("Named Executive Officers"). Except for director's fees and committee fees paid to Mrs. D'Agostino by Bancorp prior to 1993, all compensation was paid by NJSB.



                                                                             Long Term
                                           Annual Compensation                Compen-
                                -----------------------------------------     sation
                                                               Other       -------------
                                                               Annual         Awards       All Other
     Name and Principal                                        Compen-     -------------    Compen-
         Position               Year   Salary($)    Bonus($) sation($)(1)  Options(#)(2)   sation($)
     ------------------         ----   ---------    -------- ------------  -------------   ---------
Beatrice D'Agostino .........   1994   244,765            0      --                0      16,784(3)(4)
 Chairman, President and        1993   226,600       15,000      --                0      17,782(3)
 Chief Executive Officer        1992   216,925(5)         0      --           15,000      68,538(3)(6)

Robert H. Hunt, Jr ..........   1994   122,602            0      --                0      10,530(3)
 Senior Executive Vice          1993   114,000        6,000      --                0       9,872(3)
 President and Secretary        1992   108,575            0      --            7,500       9,290(3)

Russell G. Muter ............   1994   123,969            0      --                0      10,530(3)
 Executive Vice President       1993   114,000        6,000      --                0       9,872(3)
 and Treasurer                  1992   108,575            0      --            7,500       9,290(3)

Robert J. DiTota ............   1994   112,814            0     4,200(7)           0       8,928(3)
 Senior Vice President          1993    98,650        5,000     4,200(7)           0       6,964(3)
 of NJSB                        1992    93,975            0     4,200(7)       3,750       6,537(3)

Daniel J. Matyola ...........   1994   111,399(8)         0      --                0       7,504(3)
 Senior Vice President and      1993    81,060        5,000      --                0       6,041(3)
 Corporate Counsel of NJSB      1992    76,100            0      --            1,500       5,022(3)

- -----------------

(1) The aggregate amount of perquisites and other personal benefits, securities or property, not properly characterized as salary or bonus, did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the total annual salary and bonus reported in the table for that executive officer.
(2) The exercise price of all options is the fair market value of the underlying Bancorp Stock on the date of grant.
(3) Includes amounts contributed by NJSB to the officer's accounts in the ESOSP for each named executive officer.
(4) Includes $2,692 accrued with respect to the Supplemental Executive Retirement Trust.
(5) Includes $24,925 in retainers and Board and Committee fees paid by Bancorp and NJSB for services as a director.


                                       56



(6) Includes $53,228 accrued with respect to the Executive Supplemental Agreement, dated June 25, 1987 ("SERP"). The SERP was terminated by the Employment Agreement dated as of January 1, 1993, which is described under "Management Employment Contracts." The amounts accrued pursuant to the SERP have been paid over into the Supplemental Executive Retirement Trust, which was established in connection with the new employment agreement.
(7) Represents cash allowance for use of automobile.
(8) Includes $25,000 in supplemental compensation for the handling of certain confidential matters for the Bancorp Board. Mr. Matyola will receive an additional $25,000 in supplemental compensation during the first four months of 1995.


  Grants of Stock Options and Stock Appreciation Rights During Last Fiscal Year


     There were no individual grants of stock options or stock appreciation rights made in the fiscal year ended December 31, 1994 to any of the Named Executive Officers.


  Aggregated Exercises of Stock Options and Stock Appreciation Rights During Last Fiscal Year and Values of Outstanding Stock Options and Stock Appreciation Rights at Year End


     The following Named Executive Officers exercised the following options during the fiscal year ended December 31, 1994. The following table sets forth the value of all unexercised stock options, and associated limited rights, held by each Named Executive Officer. All options described in the following table were granted in tandem with an equal number of limited rights, which are stock appreciation rights that may be exercised only in the event of a change of control. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans." None of these officers has been granted stock appreciation rights other than the limited rights granted in tandem with their options.



                                                                   Value of
                                                 Number of       Unexercised
                                                Unexercised      In-the-Money
                                                Options/SARs     Options/SARs
                          Shares               at 12/31/94(#)   at 12/31/94($)
                         Acquired     Value    -------------   ----------------
                        on Exercise Realized    Exercisable/     Exercisable/
         Name               (#)        ($)     Unexercisable   Unexercisable(1)
         ----           ----------- --------   -------------   ----------------
Beatrice D'Agostino...    40,000     740,000   45,000/5,000   $836,875/80,000
Robert H. Hunt, Jr....         0           0   42,500/2,500    788,906/40,000
Russell G. Muter .....         0           0   42,500/2,500    788,906/40,000
Robert J. DiTota .....         0           0    8,625/1,250    162,703/20,000
Daniel J. Matyola ....         0           0      1,000/500      16,000/8,000

- ------------
(1) Based on the closing sales price of Bancorp Stock of $29.50 at December 31, 1994, as reported by NASDAQ.

  Pension Plan Table

     NJSB maintains and funds a tax-qualified defined-benefit pension plan for its employees. The pension plan is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the regulations of the Treasury Department and the Department of Labor thereunder. All full-time salaried employees age 21 or older who have completed as least one year of service with NJSB are eligible to participate in the pension plan. The plan is managed by Retirement System Group Inc.

                   Amount of Annual Retirement Benefit(1)
                         with Credited Service of:
Final Average    -----------------------------------------
Annual Salary    15 years    20 years   25 years  30 years
- -------------    --------    --------   --------  --------
$100,000......   $ 25,001   $ 33,334   $ 41,668   $ 50,001
 125,000......     31,251     41,668     52,084     62,501
 150,000......     37,501     50,001     62,501     75,002
 175,000......     43,751     58,335     77,918     87,502
 200,000......     50,001     66,668     83,335    100,002
 235,840......     58,961     78,615     98,269    117,922

- ------------
(1) The maximum recognizable compensation under the pension plan in the plan year ended September 30, 1994 was $235,840, and the maximum recognizable compensation under the pension plan in the plan year ending

     September 30, 1995 is $150,000, subject to future adjustments by the Secretary of the Treasury based on cost of living factors. Benefits accrued as of September 30, 1994 are protected under the Code. The maximum annual benefit payable under the pension plan for the plan year ending September 30, 1995 is $120,000. The amounts shown above assume that the maximum recognizable compensation is increased by law over the remaining working lives of the executive officers not presently eligible for retirement. Benefits shown in the table do not reflect the Social Security offset.

     The above table presents benefits under the pension plan assuming retirement during 1994 at various levels of compensation and years of credited service. At December 31, 1994, Beatrice D'Agostino, Robert H. Hunt, Jr., Russell
G. Muter, Robert J. DiTota and Daniel J. Matyola have 32 years, 11 months; 25 years, 3 months; 17 years, 2 months; 5 years, 5 months; and 3 years, 8 months of credited service, respectively.

     The pension plan provides for a normal retirement benefit at age 65 equal to (i) one and two-thirds percent of the employee's average annual earnings, multiplied by the number of years of service, not to exceed 30 years, reduced by
(ii) one and two-thirds percent of the primary Social Security benefit to which the employee is entitled, multiplied by the number of years of service, not to exceed 30 years. "Average Annual Earnings" is defined as average annual base compensation (excluding overtime, bonus or any other special payments) during the 36 consecutive calendar months (or such lesser number of months during which the employee has been employed by NJSB) of highest earnings during the final 120 calendar months of employment (or such lesser number of months of employment). For purposes of the pension plan, the annual compensation for each of the named executive officers is as set forth in the salary column of the Summary Compensation Table.

     The pension plan also provides for an early retirement benefit at age 55 if the employee has completed 20 or more years of service with NJSB. The early retirement benefit is calculated in the same manner as the normal retirement benefit except that the primary Social Security benefit is calculated on the assumption that the employee's rate of basic compensation in effect on the date of retirement is continued without change until age 65. Certain minimum normal retirement benefits and early retirement benefits are provided for in the pension plan. The pension plan further provides for a disability retirement benefit in the event of disability of an employee prior to age 65. The disability retirement benefit is calculated in the same manner as an early retirement benefit commencing from the date of disability retirement. Participants become fully vested in their accrued benefit upon completion of 5 years of service. In the absence of final regulations, the plan was tested for nondiscrimination under the proposed IRS regulations, and the nondiscrimination requirements were satisfied. The plan will continue to be monitored for nondiscrimination as required.

  Compensation Committee Interlocks and Insider Participation

     During 1994, the members of the Executive Compensation Committee of the Board were Louis A. Imfeld (Chairman), Norman A. Gathany, Joseph A. Hoffman and Irving Schwartz. No member of the Committee was an officer or employee of Bancorp or any of its subsidiaries during 1994. Mr. Imfeld is of counsel to Mauro, Savo, Camarino & Grant and was of counsel to Ozzard Wharton, law firms retained by Bancorp and NJSB during 1994. Bancorp and NJSB have currently retained Mauro, Savo, Camarino & Grant. Mr. Schwartz served as President of NJSB on two occasions prior to the inception of Bancorp, during brief vacancies in the presidency of NJSB, as part of his duties as the then Chairman of the NJSB Board and without any compensation beyond the normal Board fees and Committee fees.

     NJSB made loans to one director (who is not a member of the Executive Compensation Committee) and one executive officer prior to the time such persons became affiliated with NJSB and Bancorp. Each of these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not and did not involve more than the normal risk of collectibility or present other unfavorable features.

  Report of the Executive Compensation Committee on Executive Compensation

     During 1994, the Executive Compensation Committee of the Bancorp Board ("Committee") had primary responsibility, subject to overall review and approval by the full Board, for determining executive compensation policies and practices and for generally relating the compensation policies of Bancorp to its success. The Committee is comprised of four non-employee directors.

     Executive Compensation Philosophy. The general philosophy of the Committee is to align total compensation opportunities with Bancorp's and the executive's performance and to select performance measures that closely relate compensation to long-term shareholder return, while at the same time providing competitive levels of compensation opportunity in order to attract and retain qualified executive personnel for Bancorp and NJSB. This philosophy is reflected in Bancorp's executive compensation approach, which provides a major portion of total compensation opportunity in three pay-for-performance programs: (1) merit salary increases, (2) an annual bonus, and (3) long-term equity incentives. Bancorp also provides other employee benefits comparable to those provided by similar institutions.

     Implementation. In order to promote the desired pay-for-performance relationship, the Committee reviews:

          (1) the salary, annual bonus and long-term incentive compensation levels of Bancorp's executive officers;

          (2) the levels of similar types of compensation received by executives who hold comparable positions in a group of publicly-traded savings institutions of similar asset size in the mid-Atlantic region ("Comparison Group");

          (3) the year-over-year financial performance of Bancorp, as measured by the following key financial performance indicators: return on average equity, return on average assets, net income growth, and earnings per share growth; and

          (4) the financial performance of Bancorp relative to the Comparison Group and the NASDAQ Bank Index, measured with respect to total return to shareholders.

     The Committee based its decisions regarding the setting of 1994 salary, bonus and long-term incentive award levels on the following three factors:

          (1) actual compensation received by executives holding comparable positions in the Comparison Group;

          (2) Bancorp's overall performance, measured by the key financial factors described above; and

          (3) each individual executive officer's performance.

     KPMG Peat Marwick LLP assists the Committee with this competitive market analysis, and also advises the Committee on executive compensation program design and implementation. The composition of the Comparison Group, which may be adjusted based on industry developments, is recommended by KPMG Peat Marwick
LLP and approved by the Committee. The NASDAQ Bank Index used in the Stock Performance Graph represents a national group of commercial banks and savings institutions or their holding companies, and includes those institutions in the Comparison Group.

     In general, the decisions of the Committee for 1994 regarding adjustments to the combination of (1) established base salary and (2) the three pay-for-performance programs reflected competitive market trends as well as Bancorp's overall financial performance.

     Base Salary and Merit Salary Increases. The Committee approved a 4% increase in base salary for the Chief Executive Officer and increases of less than 4.5% for the other executive officers. Annual performance appraisals are conducted for each executive, with emphasis given to the executive's contribution to the success of Bancorp. Salary increases are based on individual performance and are specific to each executive. The Chief Executive Officer's employment contract requires a salary increase at least equal to the percent increase in the Consumer Price Index ("CPI"). From December 1992 to December 1993, the increase in the CPI was 2.7%. The Committee determined that, given overall Bancorp performance, individual performance and market trends, a 4% salary increase for the Chief Executive Officer was appropriate. Therefore, the contract provision requiring a minimum base salary increase was not a significant factor in setting her 1994 salary increase.

     Annual Incentive Compensation. For fiscal year 1994, the Committee adopted a formula-based annual incentive plan for executive officers and other eligible employees. Funding of the annual incentive awards is linked directly to financial goals approved by the Committee and the Bancorp Board at the beginning of the fiscal year. The performance measures used to determine actual incentive payments were return on average assets and return on average equity. The policy of the Committee requires that corporate earnings be sufficient to fund all other essential expenditures, including shareholder dividends, prior to the payment of annual incentive awards for executives. In fiscal year 1994, the plan's performance goals were either met or exceeded. However, the change in asset and liability management strategies and the rapid rise in interest rates did have an effect on Bancorp's earnings capabilities. Payment of executive bonuses would have reduced corporate earnings to slightly below projected performance goal levels. Therefore, no bonuses were awarded under the annual incentive plan to either the Chief Executive Officer or the other executive officers. One named executive officer did, however, receive supplemental compensation outside of the annual incentive plan for the handling of certain confidential matters for the Bancorp Board.

     Long-Term Incentive Compensation. The awarding of options to purchase Bancorp Stock is considered annually by the Committee. The purpose of these awards is to link executive compensation more directly to long-term shareholder returns. Options were last granted in 1992. Those options vest over a period of three years to reinforce the long-term performance aspect of these awards. All options have been granted at exercise prices equal to the fair market value of the stock on the dates of grant. The Committee decided that additional options should not be granted in 1994.

     Deductibility of Compensation Paid in Excess of $1 Million. Section 162(m) of the Code limits the ability of a public company, such as Bancorp, to deduct, in 1994 and subsequent years, compensation paid to an executive officer who is named in its "Summary Compensation Table" in excess of $1 million per year unless certain conditions are met. The requirements vary depending on the type of compensation paid. Under the transition rules as enumerated in the Treasury regulations under Section 162(m) regarding stock option plans approved by shareholders prior to December 20, 1993 in accordance with Commission Rule 16b-3(b), compensation paid pursuant to the 1991 Plan and the 1988 Program meets the requirements of the Internal Revenue Service ("IRS") for deductibility. In the event the Merger is not consummated, Bancorp will take steps so that compensation paid under the 1991 Plan and the 1988 Program continues to comply with the IRS' requirements for deductibility under Section 162(m).

                        EXECUTIVE COMPENSATION COMMITTEE

                           Louis A. Imfeld, Chairman
                               Norman A. Gathany
                               Joseph A. Hoffman
                                Irving Schwartz

  Stock Performance Graph

     Provided below is a line graph comparing (1) the yearly percentage change in cumulative total shareholder return on Bancorp Stock with (2) the yearly cumulative total shareholder return on the stocks comprising the NASDAQ Composite Index for U.S. Companies and (3) the yearly cumulative total shareholder return on the stocks comprising the NASDAQ Bank Index. Each of the cumulative total returns was computed assuming the reinvestment of dividends at the frequency with which dividends were actually paid during the applicable years, assuming an initial investment of $100 on December 31, 1989. Bancorp's cumulative return was computed assuming the reinvestment of dividends as of the end of the calendar quarter. Both the NASDAQ Composite Index and the NASDAQ Bank Index contain companies of various sizes in all geographic regions of the United States.


                      December 31, 1989-December 31, 1994






                         --GRAPHICAL REPRESENTATIONS--






                           12/31/89  12/31/90 12/31/91  12/31/92  12/31/93  12/31/94
                           --------  -------- --------  --------  --------  --------
Bancorp Stock ...........  $ 100.00  $ 77.62  $ 110.48  $ 155.33  $ 233.33  $ 341.81
NASDAQ Composite Index...    100.00    84.92    136.26    158.58    180.93    176.92
NASDAQ Bank Index .......    100.00    73.23    120.17    174.87    199.33    198.69


  Management Employment Contracts

     Bancorp and NJSB entered into an employment contract, effective January 1, 1993, with Beatrice D'Agostino, Chairman, President and Chief Executive Officer, which superseded Mrs. D'Agostino's prior Employment Agreement and SERP, both dated June 25, 1987. Also effective January 1, 1993, NJSB entered into employment contracts with four other executive officers, including Robert H. Hunt, Jr., Senior Executive Vice President and Russell G. Muter, Executive Vice President, which superseded the contracts with these four officers dated July 2, 1987. Effective April 29, 1994, NJSB entered into employment agreements with Robert J. DiTota and Daniel J. Matyola. All of the new contracts were designed to ensure the continued service of these executive officers.

     The new contract with Mrs. D'Agostino has a term of 36 months, which is automatically extended each year thereafter for an additional year, unless terminated as described below. The contract provides for a minimum base salary of $226,600 and for annual increases in an amount not less than the percentage increase in the cost of living for the preceding twelve month period, as measured by the Consumer Price Index. The contracts with Messrs. Hunt and Muter have terms of 24 months, and the contracts with Messrs. Matyola and DiTota have terms of 12 months. Each contract (other than those with Messrs. DiTota and Matyola) is automatically extended each year thereafter for an additional year, at a minimum base salary of $114,000 for Mr. Hunt and Mr. Muter, unless terminated as described below. Mr. DiTota's and Mr. Matyola's agreements do not renew automatically. Mr. DiTota's base salary is $102,690 and Mr. Matyola's base salary is $84,450. The contracts require Bancorp and NJSB to permit the officers to continue to participate in all employee benefit programs for which they are eligible pursuant to the terms of those programs. Mrs. D'Agostino's contract requires Bancorp and NJSB to provide her with the use of an automobile and to reimburse her for all initiation fees and dues associated with membership in any professional, social, civic or service clubs approved by the Bancorp and NJSB Boards.

     The new contracts are terminable at the option of the employing parties or the officer: (1) except under Mr. DiTota's and Mr. Matyola's contracts, upon one year's notice that the contract will terminate at the end of the remaining term of the contract; and (2) in the event of the disability of the officer, which disability continues for a period of 12 consecutive calendar months, provided that the officer shall not have resumed his or her duties during the 30-day notice period for such termination. In the latter event, Mrs. D'Agostino's contract provides that she will receive a disability benefit equal to 60% of her base salary at the time of disability, reduced by any amounts paid to her under any other disability program, other than Social Security, maintained by the employers.

     Mrs. D'Agostino may terminate her employment if she is reassigned by Bancorp or NJSB, or any successor company, to a position of lesser rank or status, or required to relocate outside of Somerset, Hunterdon, and Mercer counties. She also may terminate employment if her base salary is reduced, if Bancorp or NJSB breaches the contract, or if there is a "change of control," as defined below. In the event she so terminates her employment, she is entitled to receive a lump sum payment equal to the present value of 36 months (48 months following a change of control) of future base salary payments (calculated at the highest rate of base salary paid under the agreement). The contracts with Mr. Hunt and Mr. Muter provide for a severance payment in the event (i) the officer terminates his employment within two years following a "change of control," (ii) NJSB terminates his employment within two years following a change of control,
(iii) the officer terminates his employment because of NJSB's material breach of the contract, (iv) the officer's salary is reduced (other than pursuant to an across-the-board reduction affecting all executives) or (v) the officer is required to relocate outside of Somerset, Hunterdon and Mercer counties. The lump sum severance payment is equal to the present value of 24 months of salary payments for Mr. Hunt and Mr. Muter (36 months for Mr. Hunt and Mr. Muter in the event of a termination described in clauses (i) or (ii) above), calculated at the highest rate of base salary paid under the contract. All post-resignation or post-termination payments to Mr. Hunt or Mr. Muter are limited so that they will not constitute "excess parachute payments" as defined by Section 280G of the Code.

     Under the contracts, a "change of control" is deemed to have occurred, if at any time during the period of employment of the executive, directly or indirectly or in one or more series of transactions: (1) any person or group (other than the ESOSP and other than Bancorp with respect to NJSB) has acquired:
(a) more than 20% of the outstanding common stock of NJSB or Bancorp, or equivalent in voting power of any class or classes of outstanding securities of NJSB or Bancorp ordinarily entitled to vote in elections of directors; (b) irrevocable proxies representing more than 20% of any class of voting stock of NJSB or Bancorp; (c) any combination of voting stock and irrevocable proxies representing more than 20% of any class of voting stock of NJSB or Bancorp; or
(d) the ability to control in any manner the election of a majority of the directors of NJSB or Bancorp; (2) any merger or consolidation of NJSB or Bancorp into or with another entity has occurred in which NJSB or Bancorp is not the surviving entity; (3) any transfer or sale of substantially all the assets of NJSB or Bancorp has occurred; (4) any election has occurred of persons to the Bancorp Board that causes a majority of the Bancorp Board to consist of persons other than (i) persons who were members of the Bancorp Board on January 1, 1993, and/or (ii) persons who were nominated for election as members of such Board by the Bancorp Board (or a committee of such Board) at a time when the majority of such Board (or of such committee) consisted of persons who were members of the Bancorp Board on January 1, 1993; provided, however, that any persons nominated for election by the Bancorp Board (or a committee of such Board) a majority of whom are persons described in clauses (i) and/or (ii), or of persons who were themselves nominated by such Board (or a committee of such Board), shall for this purpose be deemed to have been nominated by a Board composed of persons described in clause (i); or (5) a determination has been made by the FDIC, the Commission or any similar federal or state agency having regulatory control over NJSB or Bancorp that a change of control, as defined in banking or securities laws and regulations then applicable to NJSB or Bancorp, has occurred. Notwithstanding the foregoing, a "change of control" does not include any of the above-described events that are related to or occur in connection with the appointment of a receiver or conservator for NJSB or Bancorp, provision of assistance under Section 13(c) of the Federal Deposit Insurance Act, the approval of a supervisory merger, or a determination that NJSB is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, insolvent or in an unsafe or unsound condition to transact business. For purposes of this definition, the terms "person" and "group" have the meanings given to such terms in Section 13(d) and 14(d) of the Exchange Act.

     Messrs. DiTota and Matyola may each terminate his employment in the event
(i) NJSB materially breaches the contract, (ii) his salary is reduced (other than pursuant to an across-the-board reduction affecting all executives) or
(iii) NJSB's principal executive offices are relocated outside of Somerset, Hunterdon and Mercer counties or he is required to work anywhere other than at NJSB's principal executive offices. In such event, Messrs. DiTota and Matyola are each entitled to receive a severance payment equal to 12 months of salary payments.

     The contracts entitle Bancorp and NJSB to terminate the officer's employment at any time for "just cause," as defined therein, in which case the contract provides for no termination benefits. Each of Mr. DiTota's and Mr. Matyola's contracts also entitles NJSB to terminate him for poor performance, in which case the contract provides for no termination benefits. The contracts provide that, upon retirement or the termination of the officer's employment for just cause or, under Mrs. D'Agostino's contract, disability or voluntary termination (other than following a change of control), the officer may not be employed by, control, manage or otherwise participate in the business of a "significant competitor," as defined therein, for two years (one year for Mr. Hunt, Mr. Muter, Mr. Matyola and Mr. DiTota). If the officer (other than Mr. DiTota or Mr. Matyola) violates this provision, Bancorp and NJSB have the right to enjoin the former officer's employment by the significant competitor for a period of two years (one year for Mr. Hunt and Mr. Muter) after such termination. Such non-compete provisions no longer apply in the event of a change of control of Bancorp or NJSB.

     The agreement with Mrs. D'Agostino provides that Bancorp and NJSB will establish a Supplemental Executive Retirement Trust ("Trust") with an unaffiliated third party trustee for the benefit of Mrs. D'Agostino and will deposit $97,000 into the Trust (which amount had been accrued by Bancorp prior to 1993 in connection with the SERP). This amount is invested by the trustee. Mrs. D'Agostino's employment agreement also provides that, in the event of a change of control (which is defined by reference to her employment contract), Bancorp and NJSB must contribute to the Trust an amount that, together with all other assets held by the Trust, is sufficient to pay an additional retirement benefit to Mrs. D'Agostino equal to the reduction in her retirement benefit under NJSB's defined benefit pension plan caused by her retirement before age 65 as a result of the change of control. The intent of this provision is to assure that the total retirement benefit that Mrs. D'Agostino would receive would not be adversely affected if a change of control were to occur prior to her normal retirement age. Bancorp and NJSB may, but are not required to, deposit additional amounts in the Trust other than in the event of a change of control. The Trust was established in 1993.

     In the event of Mrs. D'Agostino's death, retirement or termination of employment upon a change of control, the Trust will become irrevocable and Mrs. D'Agostino (or her estate) will be entitled to receive the amount then in the Trust in a lump sum. Prior to such time, Bancorp and NJSB will only be able to revoke the Trust in the event her employment is terminated for "just cause." Until paid to Mrs. D'Agostino, the assets of the Trust will be subject to the claims of creditors of Bancorp and NJSB.

     Mrs. D'Agostino, Mr. Hunt, Mr. Muter, Mr. DiTota and Mr. Matyola have also, from time to time, been granted options under the 1988 Program and the 1991 Plan in tandem with limited rights that are only exercisable in the event of a change in control. Upon exercise of a limited right granted under the 1991 Plan, the optionee would receive cash equal to (1) the difference between the exercise price per share and the greater of (a) the highest fair market value per share during the immediately preceding 90 days or (b) the highest price paid by the acquiror in the change in control transaction, multiplied by (2) the number of shares with respect to which the option is exercised. Upon exercise of a limited right granted under the 1988 Program, the optionee would receive the foregoing amount in cash, in Bancorp Stock, or in a combination of cash and stock, as determined by the committee administering such program. The options granted under the 1991 Plan to these officers also provide that, if certain events occur within one year following a change of control, their options become immediately exercisable. See "THE MERGER AGREEMENT--Bancorp Stock Option Plans."

                  PROPOSAL III--RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT CERTIFIED ACCOUNTANTS

     The third proposal proposes the ratification of the appointment of KPMG Peat Marwick LLP as independent certified accountants for Bancorp for the year ending December 31, 1995. If the Merger is consummated prior to December 31, 1995, however, KPMG Peat Marwick LLP will not audit the financial statements of Bancorp for the year ending December 31, 1995.


     KPMG Peat Marwick LLP served as Bancorp's auditors for the year 1994, and a representative of the firm will attend the Annual Meeting. The representative will have the opportunity to make a statement if the representative so desires. The representative will also be available to answer any appropriate questions.


     THE BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT CERTIFIED ACCOUNTANTS.


     OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING


     The Bancorp Board knows of no business that will be presented for consideration at the Annual Meeting, other than that stated in the Notice of Annual Meeting of Shareholders and this Proxy Statement--Prospectus. Should any other matter properly come before the Annual Meeting or any adjournments thereof, it is intended that proxies will be voted on such matters in accordance with the judgment of the person or persons exercising the proxies, acting by a plurality of those present. Although the Annual Meeting may be adjourned, proxies voting against the Merger Agreement may not be used by the proxyholders to vote in favor of the adjournment pursuant to such proxyholders' discretionary voting authority.


               ADVANCE NOTICE OF CERTAIN MATTERS TO BE CONDUCTED
                 AT AN ANNUAL MEETING AND SHAREHOLDER PROPOSALS

     The Bylaws of Bancorp provide an advance notice procedure for certain business, or nominations to the Bancorp Board, to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting or to propose a nominee to the Bancorp Board, the shareholder must give written notice to the Secretary of Bancorp not less than 60 days before the time fixed for such meeting.


     To be eligible for inclusion in Bancorp's proxy material relating to the next annual meeting of shareholders in the event the Merger is not consummated, a shareholder must set forth such proposal in writing and file it with the Secretary of Bancorp on or before December 30, 1995. The Bancorp Board will review any shareholder proposals that are filed as required and will determine whether any proposal meets applicable criteria for inclusion in its 1996 proxy solicitation materials or consideration at Bancorp's 1996 annual meeting.


                                 LEGAL MATTERS


     The legality of the UJB Stock offered hereby will be passed upon for UJB by Richard F. Ober, Jr., Esq., Executive Vice President, General Counsel and Secretary of UJB. Mr. Ober owns 22,145 shares of UJB Stock and options to purchase 69,374 shares of UJB Stock at a weighted average exercise price of $19.15. Certain federal tax matters will be passed upon for UJB by Weil, Gotshal & Manges, New York, New York (a partnership including professional corporations), and for Bancorp by Kirkpatrick & Lockhart, Washington, D.C.

                                    EXPERTS


     The consolidated financial statements of UJB Financial Corp. and subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in UJB's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The report of KPMG Peat Marwick LLP with respect to UJB Financial Corp. and subsidiaries for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments and postemployment benefits in 1994 and to a change in the method of accounting for income taxes in 1993.


     The consolidated financial statements of Bancorp New Jersey, Inc. and subsidiary as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994, included in Bancorp's Annual Report on Form 10-K, incorporated by reference herein and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The report of KPMG Peat Marwick LLP with respect to Bancorp New Jersey, Inc. and subsidiary for the year ended December 31, 1994 refers to a change in the method of accounting for certain investments in debt and equity securities in 1994 and to a change in the method of accounting for income taxes in 1993.

                                        By Order of the Board of Directors

                                        ROBERT H. HUNT, JR.
                                      -----------------------
                                        Robert H. Hunt, Jr.
                                             Secretary


April 28, 1995


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX B


                                                                  April 26, 1995


Board of Directors
Bancorp New Jersey, Inc.
10 West High Street
Somerville, New Jersey 08876

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock ("BNJ Stock"), par value $0.01 per share, of Bancorp New Jersey, Inc. ("BNJ") of the merger consideration ("Merger Consideration") to be received for the issued and outstanding shares of BNJ Stock pursuant to the Agreement and Plan of Merger (the "Agreement"), dated January 19, 1995, between UJB Financial Corp. ("UJB") and BNJ providing for the merger of BNJ into UJB (the "Merger").

     Pursuant to the Agreement, the Merger Consideration will consist of the right to receive the number of shares of UJB common stock ("UJB Common Stock") equal to the exchange ratio (the "Exchange Ratio") determined as set forth below or cash equal to $43.10 for each share of BNJ Stock, subject to certain adjustments set forth in the Agreement. For purposes of the Agreement, the Exchange Ratio shall be determined as follows: (i) if the Average Price (as defined in the Agreement) of a share of UJB Common Stock is greater than $27.9125, the Exchange Ratio shall be 1.5441; (ii) if the Average Price of a share of UJB Common Stock is equal to or greater than $22.8375 and equal to or less than $27.9125, the Exchange Ratio shall be equal to the quotient obtained by dividing $43.10 by the Average Price; and, (iii) if the Average Price of a share of UJB Common Stock is less than $22.8375, the Exchange Ratio shall be 1.8872; provided, however, that if the Average Price of a share of UJB Common Stock is less than $20.90, BNJ may terminate the Agreement unless UJB agrees that the Exchange Ratio shall be equal to the quotient obtained by dividing $39.44 by the Average Price. Except as otherwise provided in the Agreement, the number of shares of BNJ Stock to be converted into rights to receive UJB Common Stock pursuant to the Merger shall equal, as closely as reasonably possible, 60 percent of the number of outstanding shares of BNJ Stock minus the number of shares of BNJ Stock purchased by UJB or any subsidiary of UJB on or after the date of the Agreement.

     Each issued and outstanding option to purchase shares of BNJ Stock (a "BNJ Option") will be converted into an option to purchase UJB Common Stock, adjusted appropriately to reflect the Exchange Ratio (subject to adjustment as provided in the Agreement) and otherwise on the same terms and conditions as provided in the respective BNJ stock option plans, or will be cancelled for a cash payment.

     Kaplan Associates, Inc. ("KAI") is a financial advisory and consulting firm that specializes in the commercial banking, thrift and mortgage banking industries. As part of our financial advisory and consulting services, we are regularly engaged in the independent valuation of securities in connection with initial public offerings, private placements, merger and acquisition transactions and recapitalizations. KAI is familiar with BNJ, having acted as its financial advisor in connection with, and having participated in, the negotiations leading to the Agreement.

     In arriving at the opinion set forth below, we have, among other things:

          1. Reviewed BNJ's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and BNJ's Forms 10-Q and related unaudited financial information for the first three quarters of 1993 and 1994;

          2. Reviewed UJB's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993 and UJB's Forms 10-Q and related unaudited financial information for the first three quarters of 1993 and 1994;

          3. Conducted discussions with members of senior management of BNJ and UJB concerning their respective financial conditions, businesses, assets, financial forecasts and prospects;

          5. Reviewed the historical common stock price performance of BNJ and UJB on a daily, weekly and monthly basis;

          6. Reviewed the historical common stock trading volume of BNJ and UJB;

          7. Compared the results of operations of BNJ and UJB with those of certain companies that we deemed relevant;

          8. Analyzed the relative contribution of BNJ to certain financial attributes of UJB, including, among other things, its assets, liabilities, equity and forecasted net income;

          9. Reviewed the Agreement and compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other transactions that we deemed to be relevant;


          10. Reviewed and evaluated other solicitations of interest in BNJ; and


          11. Reviewed such other financial studies and analyses, performed such other investigations and took into account such other matters as we deemed necessary.

     In rendering this opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness, in all material respects, of the financial and other information and the representations provided to us by BNJ and UJB. We have also relied upon the management of BNJ as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed that such forecasts, including without limitation, projections regarding underperforming and nonperforming assets, net charge-offs and the adequacy of reserves, reflect the best currently available estimates and judgments of BNJ's management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of BNJ.

     In addition, we have not made an independent evaluation or appraisal of the assets of BNJ or UJB or any of its subsidiaries, nor have we been furnished with any such evaluations or appraisals. We have also assumed that there has been no material change in BNJ's or UJB's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us by BNJ and UJB, respectively. We have relied on advice of counsel to BNJ as to all legal matters with respect to BNJ, BNJ's Board of Directors, the Merger and the Agreement. This opinion is necessarily based upon economic, market, monetary and other conditions as they exist and can be evaluated at this time.

     As compensation for the financial advisory services provided to BNJ in connection with the Merger, including providing this opinion, BNJ agreed to pay KAI the professional fees and reimburse the expenses set forth in the engagement letter dated August 24, 1994 between BNJ and KAI. This opinion is furnished pursuant to such engagement letter.

     Based upon and subject to the foregoing, and based upon such other matters as we considered relevant, we are of the opinion that, as of January 19, 1995 and the date hereof, the Merger Consideration to be paid by UJB pursuant to the terms of the Agreement is fair to the shareholders of BNJ from a financial point of view.



                                               Sincerely,



                                              KAPLAN ASSOCIATES, INC.

                                                                      APPENDIX C


              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


     ss 262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.


     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX D

                  UJB FINANCIAL FIRST QUARTER EARNINGS UP 40%

     Princeton, New Jersey, April 19, 1995 . . . UJB Financial Corp. (NYSE: UJB) today reported a 40.0 percent increase in first quarter net income. Net income for the quarter was $40.0 million, or $.72 per share, compared to $28.6 million, or $.51 per share, in the same quarter last year.

     First quarter return on assets was 1.07 percent compared to .81 percent last year, and return on common equity was 14.62 percent versus 11.27 percent in the prior year. The efficiency ratio, excluding other real estate expenses, was
61.5 percent, compared to 62.5 percent in the first quarter of 1994.

     T. Joseph Semrod, chairman and chief executive officer said, "Our first quarter results, when compared to the prior year, can be attributed to loan growth, and demonstrate continued progress in key financial performance ratios in a challenging economy."

     Total loans at March 31, 1995 were $9.7 billion, up 9.7 percent from last year. Commercial loans at $4.6 billion rose 4.9 percent compared to last year. Mortgage loans at $2.9 billion were up 16.9 percent compared to March 31, 1994. The purchase acquisition of Palisade Savings Bank in September 1994 contributed $157 million of the mortgage growth. Instalment loans at $2.3 billion rose 11.5 percent over the same period a year ago. Total loans were relatively flat compared to year-end 1994, with modest growth in mortgage and instalment loans, partially offset by a decline in commercial loans.

     "Although we experienced a first quarter slowdown in loan growth, especially in commercial loans, the quarter's net interest margin benefited from an improved asset mix and favorable spreads between loan yields and deposit costs," Mr. Semrod said.

     Net interest income rose 10.7 percent to $160.9 million for the quarter ended March 31, 1995, compared to $145.3 million for the same period last year. Net interest margin was 4.80 percent for the first quarter of 1995, compared to
4.61 percent last year, and up from 4.63 percent in the prior quarter.

     For the first quarter of 1995, non-interest income increased 3.9 percent to $45.8 million compared to last year. Service and loan fee income rose $1.0 million, primarily in merchant bank card processing. Investment securities gains amounted to $2.2 million for the first quarter of 1995, compared to $1.3 million for the same period in 1994. Non-interest income also rose 2.8 percent from $44.6 million in the fourth quarter of 1994.

     Non-interest expenses in the first quarter were $129.7 million, up 4.6 percent over a year ago. This increase reflected higher salaries and benefits. In addition, operating costs of Palisade Savings Bank were reflected in the first quarter of 1995. Non-interest expenses rose 2.3 percent from $126.8 million in the fourth quarter of 1994.

     The allowance for loan losses at March 31, 1995 was $205.8 million, or 2.12 percent of loans, compared to $241.5 million, or 2.72 percent, last year, and $214.2 million, or 2.22 percent, at December 31, 1994. The provision for loan losses for the first quarter was $15.0 million, down from $18.5 million for the same period a year ago, and $28.5 million in the fourth quarter of 1994. An additional provision of $10.0 million was recorded in the fourth quarter in conjunction with anticipated bulk sale transactions.

     Net charge offs were $23.4 million for the quarter ended March 31, 1995, compared to $21.2 million the previous year, or .98 percent of average loans in each of those periods. This compared to net charge offs of $15.1 million, or .62 percent,in the fourth quarter of 1994, excluding write downs on transfers to assets held for accelerated disposition for the bulk sales.

     Non-performing loans at March 31, 1995 were $169.7 million, a decline of
29.8 percent from the level of a year ago. First quarter non-performing loans as a percent of total loans were 1.74 percent, down from 2.73 percent in the same period last year. Non-performing loans at December 31, 1994 were $167.6 million, or 1.74 percent of total loans. The increase during the first quarter was attributable to the adoption, effective January 1, 1995, of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, which required in-substance foreclosures to be reclassified as non-performing loans. This resulted in a transfer of $6.4 million to non-performing loans from other real estate owned (OREO). OREO, net of a $12.4 million reserve, amounted to $29.1 million at March 31, 1995, a decline of 59.3 percent from $71.5 million a year ago, and was $31.4 million at year-end 1994.

     The reduction in non-performing loans and OREO compared to March 31, 1994 reflected ongoing workout efforts, as well as the year-end 1994 transfer of certain accruing and non-accruing loans and OREO totaling $90.9 million to assets held for accelerated disposition. This balance declined to $31.8 million at March 31, 1995, reflecting bulk sales during the quarter.

     Total deposits of $12.4 billion increased 5.5 percent over the prior year, with demand deposits increasing 5.9 percent to $3.0 billion. Total retail time deposits were $9.0 billion, a 3.3 percent increase compared to a year ago.

     At March 31, 1995, Tier I and total capital were 9.59 percent and 12.40 percent, respectively, and the leverage ratio was 7.30 percent.

     UJB Financial is among the nation's largest bank holding companies with $15.2 billion in assets and 266 community offices of United Jersey Bank in New Jersey and First Valley Bank in eastern Pennsylvania. Its major lines of business include commercial banking, retail banking, mortgage banking and investment management. These lines of business provide a full array of financial services to individuals, businesses, not-for-profit organizations, government entities and other financial institutions.

                                EARNINGS SUMMARY



                                                                        For the Quarter Ended March 31,
                                                                        -------------------------------
                                                                            1995             1994
                                                                        ------------     ------------
Income before cumulative effect of a change in
   accounting principle ............................................     $39,987,000      $30,291,000
Cumulative effect of a change in accounting principle ..............              --       (1,731,000)(1)
                                                                         -----------      -----------
Net income .........................................................     $39,987,000      $28,560,000
                                                                         ===========      ===========

Per Share:

 Income before cumulative effect of a change in
   accounting principle ............................................            $.72             $.54
 Cumulative effect of a change in accounting principle .............              --             (.03)(1)
                                                                         -----------      -----------
   Net Income ......................................................            &.72             $.51
                                                                         ===========      ===========
Average common shares outstanding ..................................      55,139,000       54,401,000
Book value per common share ........................................          $19.97           $18.65

- ----------------

(1) Effective January 1994, the Company adopted SFAS 112, "Employers' Accounting for Postemployment Benefits."

                                      D-3

                              UJB FINANCIAL CORP.

                              FINANCIAL HIGHLIGHTS

                 (dollars in thousands, except per share data)

                                                                                  At March 31,
                                                                          --------------------------
                                                                              1995            1994(1)     % Change
                                                                          -----------     -----------     --------
Assets .........................................................        $15,242,442     $14,518,409        5.0
Loans:
 Commercial ....................................................          4,603,444       4,386,916        4.9
 Mortgage ......................................................          2,871,491       2,456,815       16.9
 Instalment ....................................................          2,250,771       2,019,106       11.5
                                                                        -----------     -----------
  Total loans ..................................................          9,725,706       8,862,837        9.7
Allowance for loan losses ......................................            205,757         241,469      (14.8)
Deposits:
 Demand ........................................................          2,954,035       2,788,291        5.9
 Savings and time ..............................................          8,969,874       8,684,091        3.3
 Commercial CDs $100,000 and over ..............................            434,370         244,943       77.3
                                                                        -----------     -----------
  Total deposits ...............................................         12,358,279      11,717,325        5.5
Long-term debt .................................................            204,646         208,846       (2.0)
Shareholders' equity ...........................................          1,133,304       1,046,262        8.3
Non-performing loans ...........................................            169,675         241,643      (29.8)
Other real estate owned, net ...................................             29,115          71,479      (59.3)


For the quarter ended March 31 (Note 2)
- ---------------------------------------
Net income:
  Dollars ......................................................            $39,987         $28,560       40.0
  Per share ....................................................               0.72            0.51       41.2
Net income to:
  Average assets ...............................................               1.07%           0.81%
  Average common equity ........................................              14.62           11.27
  Average total equity .........................................              14.40           11.12
Efficiency ratio (excludes OREO expenses) ......................               61.5            62.5

Selected Ratios
- ---------------
  Book value per common share ..................................             $19.97          $18.65
  Common stock dividend payout .................................              40.28%          41.18%
  Common equity to total assets ................................               7.24            7.00
  Total equity to total assets .................................               7.44            7.21
  Tier 1 capital to average assets (leverage) ..................               7.30            7.20
  Tier 1 capital to risk-adjusted assets .......................               9.59            9.44
  Total capital to risk-adjusted assets ........................              12.40           12.39
  Allowance to period-end loans ................................               2.12            2.72
  Net charge offs to average loans .............................               0.98            0.98
  Non-performing loans to period-end loans .....................               1.74            2.73


          See accompanying notes to consolidated financial statements.

                              UJB FINANCIAL CORP.

                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                                   March 31,
                                                                          ---------------------------     Percent
                                                                             1995            1994(1)       Change
                                                                          -----------     -----------     --------
Assets
  Cash and due from banks ..........................................      $   921,926     $   692,904
  Federal funds sold and securities purchased under agreements
   to resell .......................................................            3,650           1,300
                                                                           -----------     -----------
        Total cash and cash equivalents ............................          925,576         694,204
  Interest bearing deposits with banks .............................           11,996          37,107
  Trading account securities .......................................           17,954          30,628
  Investment securities available for sale .........................          229,796       1,001,108
  Investment securities:
    U.S. Government and Federal agencies ...........................         1,903,871       1,686,563
    States and political subdivisions ..............................           317,561         298,460
    Other securities ...............................................         1,700,005       1,549,454
                                                                           -----------     -----------
        Total investment securities ................................         3,921,437       3,534,477       10.9
  Loans (net of unearned discount):
    Commercial .....................................................         4,603,444       4,386,916        4.9
    Mortgage .......................................................         2,871,491       2,456,815       16.9
    Instalment .....................................................         2,250,771       2,019,106       11.5
                                                                           -----------     -----------
        Total loans ................................................         9,725,706       8,862,837        9.7
    Less: Allowance for loan losses ................................           205,757         241,469
                                                                           -----------     -----------
        Net loans ..................................................         9,519,949       8,621,368
  Premises and equipment ...........................................           165,804         169,444
  Assets held for accelerated disposition ..........................            31,795             --
  Accrued interest receivable ......................................            88,234          78,188
  Other real estate owned, net .....................................            29,115          71,479      (59.3)
  Due from customers on acceptances ................................            20,664          16,021
  Other assets .....................................................           280,122         264,385
                                                                           -----------     -----------
        Total Assets ...............................................       $15,242,442     $14,518,409        5.0
                                                                           ===========     ===========


Liabilities and Shareholders' Equity
  Deposits:
    Non-interest bearing demand deposits ...........................       $ 2,954,035     $ 2,788,291        5.9
    Interest bearing deposits:
      Savings and time deposits ....................................         8,969,874       8,684,091
      Commercial certificates of deposit $100,000 and over .........           434,370         244,943
                                                                           -----------     -----------
        Total deposits .............................................        12,358,279      11,717,325        5.5
  Commercial paper .................................................            46,951          51,509
  Other borrowed funds .............................................         1,220,644       1,261,139
  Long-term debt ...................................................           204,646         208,846
  Accrued interest payable .........................................            46,649          27,642
  Bank acceptances outstanding .....................................            20,664          16,021
  Accrued expenses and other liabilities ...........................           211,305         189,665
                                                                           -----------     -----------
        Total liabilities ..........................................        14,109,138      13,472,147
  Shareholders' equity:
    Preferred stock without par value:
      Series B: Authorized and outstanding 600,166 in 1995 and
        1994, adjustable-rate cumulative, $50 stated value .........            30,008          30,008
    Common stock par value $1.20:
      Authorized 130,000,000 shares; issued and outstanding
        55,257,127 in 1995 and 54,502,893 in 1994 ..................            66,309          65,403
   Surplus .........................................................           416,098         403,147
   Retained earnings ...............................................           627,560         544,202
   Net unrealized (loss) gain on investment securities, net of tax .            (6,671)          3,502
                                                                           -----------     -----------
        Total shareholders' equity .................................         1,133,304       1,046,262        8.3
                                                                           -----------     -----------
        Total Liabilities and Shareholders' Equity .................       $15,242,442     $14,518,409
                                                                           ===========     ===========




          See accompanying notes to consolidated financial statements.

                              UJB FINANCIAL CORP.

                        CONSOLIDATED STATEMENT OF INCOME
                 (dollars in thousands, except per share data)


                                                                              Three Months Ended
                                                                                    March 31,
                                                                           -------------------------      Percent
                                                                            1995            1994(1)        Change
                                                                            --------        --------       -------
Interest Income
  Interest and fees on loans ......................................         $202,901        $158,991
  Interest on taxable investment securities .......................           55,190          40,590
  Interest on tax-exempt investment securities ....................            5,374           5,441
  Interest on investment securities available for sale ............            3,432          13,656
  Interest on Federal funds sold and securities purchased
    under agreements to resell ....................................              136             202
  Interest on trading account securities ..........................              255             257
  Interest on deposits with banks .................................              229             157
                                                                            --------        --------
    Total interest income .........................................          267,517         219,294
Interest Expense
  Interest on savings and time deposits ...........................           73,814          56,440
  Interest on commercial certificates of deposit
    $100,000 and over .............................................            6,387           1,872
  Interest on borrowed funds ......................................           26,425          15,679
                                                                            --------        --------
    Total interest expense ........................................          106,626          73,991
                                                                            --------        --------
    Net interest income ...........................................          160,891         145,303       10.7
  Provision for loan losses .......................................           15,000          18,500      (18.9)
                                                                            --------        --------
    Net interest income after provision for loan losses ...........          145,891         126,803       15.1
Non-Interest Income
  Service charges on deposit accounts .............................           15,944          15,967
  Service and loan fee income .....................................           10,092           9,114
  Trust income ....................................................            5,532           5,807
  Trading account gains ...........................................              279              79
  Other ...........................................................           11,746          11,836
                                                                            --------        --------
    Total non-interest operating income ...........................           43,593          42,803        1.8
  Investment securities gains .....................................            2,192           1,275
                                                                            --------        --------
    Total non-interest income .....................................           45,785          44,078        3.9
Non-Interest Expenses
  Salaries ........................................................           48,547          44,397
  Pension and other employee benefits .............................           15,883          13,937
  Occupancy, net ..................................................           13,350          13,862
  Furniture and equipment .........................................           12,453          11,787
  FDIC assessment .................................................            6,839           6,915
  Other real estate owned expenses ................................            1,702           4,073
  Advertising and public relations ................................            2,911           2,761
  Other ...........................................................           28,014          26,251
                                                                            --------        --------
    Total non-interest expenses ...................................          129,699         123,983        4.6
                                                                            --------        --------
Income before income taxes ........................................           61,977          46,898
Federal and state income taxes ....................................           21,990          16,607
                                                                            --------        --------
Income before cumulative effect of a change in
  accounting principle ............................................           39,987          30,291       32.0
Cumulative effect of a change in accounting
  principle (Note 2) ..............................................              --           (1,731)
                                                                            --------        --------
Net Income ........................................................         $ 39,987        $ 28,560       40.0
                                                                            ========        ========
Net Income Per Common Share:
  Income before cumulative effect of a change
    in accounting principle .......................................         $   0.72        $   0.54       33.3
  Cumulative effect of a change in accounting
    principle (Note 2) ............................................              --            (0.03)
                                                                            --------        --------
Net Income ........................................................         $   0.72        $   0.51       41.2
                                                                            ========        ========
Average Common Share Outstanding (in thousands) ...................           55,139          54,401
                                                                            ========        ========



          See accompanying notes to consolidated financial statements.

                              UJB FINANCIAL CORP.

                 SUMMARY OF QUARTERLY CONSOLIDATED EARNINGS(1)
                 (dollars in thousands, except per share data)


                                                1995        1994        1993        1992        1991       1990
                                                ----        ----        ----        ----        ----       ----
FIRST QUARTER
  Net Income (Notes 2 and 3) .......          $39,987     $ 28,560     $21,304     $10,115     $ 2,304     $25,295
  Per Share ........................             0.72         0.51        0.39        0.20        0.04        0.53

SECOND QUARTER
  Net Income .......................                        28,696      23,444      11,025       4,485       6,490
  Per Share ........................                          0.52        0.43        0.22        0.08        0.12

THIRD QUARTER
  Net Income (Loss) ................                        38,571      13,010(4)   17,067       8,356     (21,601)
  Per Share ........................                          0.70        0.23        0.33        0.16       (0.47)

FOURTH QUARTER
  Net Income (Loss) ................                        34,323      24,660      18,581       9,107     (21,600)
  Per Share ........................                          0.62        0.45        0.34        0.18       (0.47)

FULL YEAR
  Net Income (Loss) ................          $39,987     $130,150     $82,418     $56,788     $24,252    ($11,416)
  Per Share ........................             0.72         2.35        1.50        1.09        0.46       (0.29)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Prior period information has been restated to reflect the effect of the July 1, 1994 merger of VSB Bancorp, Inc. into UJB Financial Corp. This transaction was accounted for on the pooling-of-interests method. On September 16, 1994, Palisade Savings Bank, FSB was acquired by UJB Financial Corp. The Palisade transaction was accounted for on the purchase method.

(2) Effective January 1994, the company adopted Statement of Financial Standards (SFAS) No. 112, Employers' Accounting for Postemployment Benefits. The cumulative effect of the accounting change had a negative effect on net income of $1.7 million or $.03 per share in the first quarter.

(3) Effective January 1993, the company adopted SFAS NO. 109, Accounting for Income Taxes. The cumulative effect of the accounting change had a favorable impact on net income of $3.8 million or $.07 per share in the first quarter.

(4) Third quarter of 1993 includes a restructuring charge of $21.5 million, $12.7 million after tax, or $.24 per share.

                                                                     APPENDIX E

                        BANCORP NEW JERSEY, INC. REPORTS
                          INCREASED QUARTERLY EARNINGS

     Somerville, N.J., April 20, 1995 . . . Beatrice D'Agostino, Chairman, President and Chief Executive Officer of Bancorp New Jersey, Inc. (OTC, NASDAQ:
BCNJ) announced consolidated financial results for the quarter ended March 31, 1995.

     Net income for the 1995 first quarter rose more than 20 percent to $1,111,000, or 48 cents per share, compared with $924,000, or 42 cents per share, for the first quarter of 1994.

     In announcing the results, D'Agostino highlighted the growth in stockholders' equity to $51.8 million, with a rise in book value per share to $24.62 at March 31, 1995 from $23.28 at March 31, 1994. Bancorp's consolidated assets were $508.0 million as of March 31, 1995, compared with $472.6 million a year ago.

     Bancorp continued to improve its non-performing assets position since year end 1994. "At March 31, 1995, non-performing assets were $6,966,000, or 1.37 percent of total assets. This reflects a 6.4 percent reduction in non-performing assets since December 1994," stated D'Agostino. "Additionally, the allowance for loan losses was $4,689,500, or 79 percent of non-performing loans."

     At March 31, 1995, the total risk-based capital ratio was 22.67 percent, with the leverage capital ratio at 10.64 percent. These ratios, both well in excess of regulatory requirements, have steadily increased since the end of 1991, highlighting the Bank's increasing financial strength.

     On January 19, 1995, Bancorp New Jersey, Inc. and UJB Financial Corp. announced that they entered into a definitive merger agreement under which UJB Financial will acquire Bancorp for a combination of cash and stock. The transaction is expected to close in the third quarter of 1995 and is subject to approval by Bancorp's shareholders and regulatory authorities and the market price of UJB Financial stock at the time the exchange ratio is determined.

     Bancorp New Jersey, Inc., headquartered in Somerville, New Jersey, is the parent company of the 123-year old New Jersey Savings Bank, with twelve retail banking offices in Somerset, Hunterdon and Mercer counties. New Jersey Savings Bank is a member of the Federal Deposit Insurance Corporation (FDIC).



                            BANCORP NEW JERSEY, INC.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS

                 (dollars in thousands, except per share data)

                                  (unaudited)

                                                                                             Percent
Three months ended March 31,                                      1995          1994          Change
- ----------------------------                                   --------       -------         ------
Net income ..........................................           $ 1,111       $   924          20.2%
Net income per share ................................              0.48          0.42          14.3

At March 31,
- -----------
Assets ..............................................          $507,950      $472,591           7.5

Deposits ............................................           453,666       422,678           7.3
Loans ...............................................           295,601       255,762          15.6
Stockholders' equity ................................            51,786        48,023           7.8
Book value per share ................................             24.62         23.28           5.8


Financial Ratios
At or for the quarter ended March 31,
- -------------------------------------
Return on average equity (annualized) ...............              8.69%         7.70%
Return on average assets (annualized) ...............              0.92          0.79
Capital to assets ...................................             10.20         10.16
Leverage capital to assets ..........................             10.64         10.10
Tier I risk-weighted capital to assets ..............             21.41         21.27
Total risk-weighted capital to assets ...............             22.67         22.53
Net yield on average interest-earnings
  assets (annualized) ...............................              3.90          3.99
Allowance for loan losses as a percentage
  of total loans ....................................              1.59          1.68

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     With respect to the indemnification of directors and officers, Section 5 of
Article IX of the By-Laws of UJB provides:

     "Section 5. Indemnification. Each person who was or is a party and each person who is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative, by reason of the fact that such person is, or was, a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, agent, or employee of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, shall be indemnified and reimbursed by the Corporation for liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including reasonable costs, disbursements and counsel fees) to the fullest extent permitted by the laws of the State of New Jersey as in effect at the time of such indemnification. The foregoing right of indemnification shall inure to the benefit of the heirs, executors, and administrators of each such person, shall not be exclusive of any other rights or indemnification to which any director, officer, employee or other person may be entitled in any capacity as a matter of law or under any by-law, agreement, vote of shareholders or directors, insurance policy, or otherwise; and shall continue as to each such person who has ceased to be a director, officer or employee.

     This By-Law shall be implemented and construed to provide any director, officer, employee, or other person described above who is found to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation the maximum indemnification, advancement of expenses, and reimbursement for liabilities and expenses allowed by law, provided, however, that advancement of counsel fees will be made only when the Board of Directors determines that arrangements for counsel are satisfactory to the Board."

     Such provision is consistent with Section 14A:3-5 of the Business Corporation Act of the State of New Jersey, the state of UJB's incorporation, which permits the indemnification of officers and directors, under certain circumstances and subject to specified limitations, against liability which any officer or director may incur in such capacity.

     UJB carries officers' and directors' liability insurance policies which provide coverage against judgments, settlements and legal costs incurred because of actual or asserted acts or omissions of such officers and directors of UJB arising out of their duties as such, subject to certain exceptions, including, but not limited to, damages based upon illegal personal profits or adjudicated dishonesty of the person seeking indemnification. The policies provide coverage of $35,000,000 in the aggregate.

 Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits

     This Registration Statement includes the following exhibits:

Exhibit No.                     Description
- -----------                     -----------


  **2 Agreement and Plan of Merger dated January 19, 1995, between UJB and Bancorp. (Included without exhibits as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement; with exhibits A, B and C incorporated by reference to Exhibit (10)Q. to the Current Report on Form 8-K of UJB, dated January 19, 1995).

  **3(a)  Restated Certificate of Incorporation of UJB, as restated
          July 1, 1988, as amended through May 19, 1994 (incorporated by reference to Exhibit (3)A.(i) on Form 10-Q for the quarter ended September 30, 1994).

  ** (b) By-Laws of UJB as amended through October 19, 1994 (incorporated by reference to Exhibit (3)B.(i) on Form 10-Q for the quarter ended September 30, 1994).


     5 Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.

     8(a) Opinion of Weil, Gotshal & Manges, regarding tax matters.

Exhibit No.                     Description
- -----------                     -----------



     (b)  Opinion of Kirkpatrick & Lockhart, regarding tax matters.


 **13 Quarterly Report on Form 10-Q of Bancorp for the quarter ended September 30, 1994.


   23(a)  Consent of KPMG Peat Marwick LLP (UJB).

     (b)  Consent of KPMG Peat Marwick LLP (Bancorp).

     (c) Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as Exhibit 5 to this Registration Statement.

     (d)  Consent of Weil, Gotshal & Manges--included in its opinion filed as
          Exhibit 8(a) to this Registration Statement.

     (e)  Consent of Kirkpatrick & Lockhart--included in its opinion filed as
          Exhibit 8(b) to this Registration Statement.


 **24     Power of Attorney.

   99(a)  Form of Proxy.


     (b) Opinion of Kaplan Associates, Inc.(Included as Appendix B to the Proxy Statement-Prospectus included in this Registration Statement).

     (c)  Consent of Kaplan Associates, Inc.

     (d) Press Release of UJB dated April 19, 1995 relating to UJB financial results for the quarter ended March 31, 1995 (Included as Appendix D to the Proxy Statement--Prospectus included in this Registration Statement).

     (e) Press Release of Bancorp dated April 20, 1995 relating to Bancorp financial results for the quarter ended March 31, 1995 (Included as Appendix E to the Proxy Statement-Prospectus included in this Registration Statement).


- ----------

**  Previously filed.



      (b) Financial Statement Schedules.

     All financial statement schedules either are not required or are included in the notes to the financial statements incorporated by reference herein.

Item 22. Undertakings.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of West Windsor, and the State of New Jersey on the 26th day of April, 1995.



                                UJB FINANCIAL CORP.



                            By:        *
                                ----------------------------------------------
                                T. Joseph Semrod,
                                Chairman of the Board of Directors and President




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 26th day of April, 1995 by the following persons in the capacities indicated.



                 Signatures                            Titles
                 ----------                            ------

                    *                 Chairman of the Board of Directors and
    -------------------------------     President (Chief Executive Officer)
             T. Joseph Semrod


                    *                 Senior Executive Vice President-Finance
    -------------------------------        (Principal Financial Officer)
             John R. Haggerty


                    *               Executive Vice President and Comptroller
    -------------------------------       (Principal Accounting Officer)
             William J. Healy


                    *                                 Director
    -------------------------------
             Robert L. Boyle


                    *                                 Director
    -------------------------------
             John G. Collins


                    *                                 Director
    -------------------------------
             T.J. Dermot Dunphy


                    *                                 Director
    -------------------------------
             Anne Evans Estabrook


                    *                                 Director
    -------------------------------
             Elinor J. Ferdon


                    *                                 Director
    -------------------------------
             Fred G. Harvey

                 Signatures                            Titles
                 ----------                            ------

                    *                                  Director
    --------------------------------
             John R. Howell


                    *                                 Director
    --------------------------------
             Francis J. Mertz


                    *                                 Director
    --------------------------------
             George L. Miles, Jr.


                    *                                 Director
    --------------------------------
             Henry S. Patterson II


                    *                                 Director
    --------------------------------
             Raymond Silverstein


                    *                                 Director
    --------------------------------
             Joseph M. Tabak

* RICHARD F. OBER, JR., by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons, filed with the Securities and Exchange Commission.


       /S/  RICHARD F. OBER, JR.
    --------------------------------
            Richard F. Ober, Jr.

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)


1. Page 61 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on Bancorp Stock against the cumulative total return of NASDAQ Composite Index and the NASDAQ Bank Index for the period of five years commencing December 31, 1989 and ending December 31, 1994, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                                 EXHIBIT INDEX

Exhibit No.                          Description
- -----------                          -----------

  **2 Agreement and Plan of Merger dated January 19, 1995, between UJB and Bancorp. (Included without exhibits as Appendix A to the Proxy Statement-Prospectus included in this Registration Statement; with exhibits A, B and C incorporated by reference to Exhibit (10)Q. to the Current Report on Form 8-K of UJB, dated January 19, 1995).

  **3(a)  Restated Certificate of Incorporation of UJB, as restated
          July 1, 1988, as amended through May 19, 1994 (incorporated by reference to Exhibit (3)A.(i) on Form 10-Q for the quarter ended September 30, 1994).

   **(b) By-Laws of UJB as amended through October 19, 1994 (incorporated by reference to Exhibit (3)B.(i) on Form 10-Q for the quarter ended September 30, 1994).

    5 Opinion of Richard F. Ober, Jr., Esq. regarding legality of securities being issued.

    8(a)  Opinion of Weil, Gotshal & Manges, regarding tax matters.

     (b)  Opinion of Kirkpatrick & Lockhart, regarding tax matters.

 **13 Quarterly Report on Form 10-Q of Bancorp for the quarter ended September 30, 1994.


   23(a)  Consent of KPMG Peat Marwick LLP (UJB).

     (b)  Consent of KPMG Peat Marwick LLP (Bancorp).

     (c) Consent of Richard F. Ober, Jr., Esq.--included in his opinion filed as Exhibit 5 to this Registration Statement.

     (d)  Consent of Weil, Gotshal & Manges--included in its opinion filed as
          Exhibit 8(a) to this Registration Statement.

     (e)  Consent of Kirkpatrick & Lockhart--included in its opinion filed as
          Exhibit 8(b) to this Registration Statement.


 **24     Power of Attorney.

   99(a)  Form of Proxy.

     (b) Opinion of Kaplan Associates, Inc. (Included as Appendix B to the Proxy Statement-Prospectus included in this Registration Statement).

     (c)  Consent of Kaplan Associates, Inc.

     (d) Press Release of UJB dated April 19, 1995 relating to UJB financial results for the quarter ended March 31, 1995 (Included as Appendix D to the Proxy Statement-Prospectus included in this Registration Statement).

     (e) Press Release of Bancorp dated April 20, 1995 relating to Bancorp financial results for the quarter ended March 31, 1995 (Included as Appendix E to the Proxy Statement-Prospectus included in this Registration Statement).


- --------------
**  Previously filed.